     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2001


                                                      REGISTRATION NO. 333-63202

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE WILLIAMS COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 4922                                73-0569878
     (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION NUMBER)                  IDENTIFICATION NO.)

                            ------------------------

                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 573-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           WILLIAM G. VON GLAHN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                           TELEPHONE: (918) 573-2000
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:


          MORRIS J. KRAMER, ESQ.                   EUGENE A. LANG, JR., ESQ.                     THOMAS A. COLE, ESQ.
        RICHARD J. GROSSMAN, ESQ.                BARRETT RESOURCES CORPORATION                    PAUL L. CHOI, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP             TOWER 3, SUITE 1000                      MICHAEL A. GORDON, ESQ.
            FOUR TIMES SQUARE                         1515 ARAPAHOE STREET                    SIDLEY AUSTIN BROWN & WOOD
            NEW YORK, NY 10036                       DENVER, COLORADO 80202                         BANK ONE PLAZA
        TELEPHONE: (212) 735-3000                  TELEPHONE: (303) 572-3900                   10 SOUTH DEARBORN STREET
                                                                                               CHICAGO, ILLINOIS 60603
                                                                                              TELEPHONE: (312) 853-7000


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all the conditions to the proposed merger of a subsidiary of the Registrant with Barrett Resources Corporation have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                            ------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                  AMOUNT TO          OFFERING PRICE         AGGREGATE           REGISTRATION
       SECURITIES TO BE REGISTERED(1)           BE REGISTERED(1)       PER UNIT(2)       OFFERING PRICE(2)          FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $1.00 per share.....       31,612,690             $63.07           $1,128,360,142          $282,090
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement registers 31,612,690 shares of common stock, par value $1.00 per share, of The Williams Companies, Inc. (including the associated preferred stock purchase rights). The number of shares to be registered is based upon an approximate maximum of 17,890,600 shares of common stock, par value $0.01 per share, of Barrett Resources Corporation (including the associated preferred stock purchase rights), including shares of Barrett Resources common stock issuable upon exercise of Barrett Resources employee stock options and other equity awards, or otherwise expected to be issued on or before the closing date of the merger, multiplied by the exchange ratio of 1.767 shares of Williams common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) of the Securities Act of 1933, as amended. The registration fee of $282,090 was computed pursuant to Rules 457(c) and 457(f) under the Securities Act based on $63.07, the average of the high and low sales prices per share of Barrett Resources common stock on June 14, 2001 on the New York Stock Exchange.


(3) Calculated by multiplying 0.00025 by the proposed maximum aggregate offering price.


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY CHANGE. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.


         PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED JUNE 28, 2001


[BARRETT LETTERHEAD]


                                                                    July 2, 2001


Dear Fellow Barrett Resources Stockholder:


     You are cordially invited to attend the Special Meeting of Stockholders of Barrett Resources Corporation scheduled for Thursday, August 2, 2001, at the Westin Hotel -- Tabor Center, 1672 Lawrence Street, Denver, Colorado at 9:00 a.m. Denver time.


     At the special meeting, you will be asked to approve our merger with a subsidiary of The Williams Companies, Inc. pursuant to our merger agreement with Williams dated as of May 7, 2001. The company resulting from the merger will be a wholly owned subsidiary of Williams. If the merger agreement is approved and the merger becomes effective, each outstanding share of Barrett Resources common stock you own (including the associated preferred stock purchase rights) will be converted into 1.767 shares of Williams common stock (including the associated preferred stock purchase rights). Williams common stock trades principally on the New York Stock Exchange under the symbol "WMB."

     In order to complete the merger, we need the approval of the Barrett Resources stockholders. This requires the affirmative vote of holders of a majority of the outstanding shares of Barrett Resources common stock. A subsidiary of Williams currently owns 16,730,502 shares of Barrett Resources common stock, or approximately 50% of the voting power of the outstanding shares. These shares were acquired in a tender offer that a subsidiary of Williams completed on June 11, 2001 under the terms of the merger agreement. Williams and its subsidiary agreed in the merger agreement to vote these shares in favor of the merger. As a result of Williams' beneficial ownership of approximately 50% of the outstanding shares of Barrett Resources common stock, Williams effectively has the voting power to approve and adopt the merger agreement and the merger.

     Your board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Barrett Resources stockholders and has unanimously approved the merger agreement and the merger. Your board of directors unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.


     The accompanying notice and proxy statement/prospectus explain the matters to be acted upon at the special meeting. This document is also a prospectus for the Williams common stock that will be issued if the merger is completed. You should read these materials carefully. PLEASE PAY PARTICULAR ATTENTION TO THE DISCUSSION OF "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF RISKS RELATED TO THE MERGER AND THE WILLIAMS COMMON STOCK YOU WOULD RECEIVE IN THE MERGER. If you have any questions prior to the special meeting or need further assistance, please call Innisfree M&A Incorporated, the information agent for the merger, at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).


     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF BARRETT RESOURCES COMMON STOCK MUST APPROVE THE MERGER PROPOSAL. FAILURE TO VOTE IS EQUIVALENT TO A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD FILL OUT, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE-PAID ENVELOPE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING AND VOTED IN ACCORDANCE WITH YOUR WISHES.

                                      Sincerely,

                                      /s/ Peter A. Dea

                                      Peter A. Dea

                                      Chairman of the Board and Chief Executive
                                      Officer


     This document "incorporates by reference" important business and financial information that is not included in this document. Incorporation by reference means that by referring you to information contained in other documents filed by Barrett Resources or Williams with the Securities and Exchange Commission that information is deemed to be disclosed in this proxy statement/prospectus. You may obtain this information without charge from Barrett Resources or Williams by written or oral request as described under "Where You Can Find More Information" on page 78. TO OBTAIN TIMELY DELIVERY OF THE INFORMATION, PLEASE MAKE YOUR REQUEST NO LATER THAN JULY 20, 2001.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.


     The date of this document is July 2, 2001 and it is first being mailed to Barrett Resources stockholders on or about July 3, 2001.

1515 Arapahoe Street - Tower 3, Suite 1000 - Denver, Colorado 80202 - phone
303.572.3900 - fax 303.629.8255

                         BARRETT RESOURCES CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON AUGUST 2, 2001


To the Holders of Common Stock of Barrett Resources Corporation:


     A Special Meeting of Stockholders of Barrett Resources Corporation will be held at the Westin Hotel -- Tabor Center, 1672 Lawrence Street, Denver, Colorado on Thursday, August 2, 2001, commencing at 9:00 a.m. Denver time, for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 7, 2001, among Barrett Resources Corporation, The Williams Companies, Inc. and Resources Acquisition Corp., a wholly owned subsidiary of Williams, and the merger provided for therein; and

          2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     Upon completion of the merger, the Barrett Resources board of directors will be reconstituted as described in the accompanying proxy statement/prospectus.


     Only stockholders of record at the close of business on July 2, 2001 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. A list of record holders will be available for examination by any Barrett Resources stockholder for any purpose related to the special meeting at the offices of Barrett Resources in Denver, Colorado during normal business hours for a period of ten days prior to the date of the special meeting.


     Your board of directors unanimously recommends that stockholders vote FOR approval and adoption of the merger agreement and the merger.

     Holders of a majority of the outstanding shares of Barrett Resources common stock must approve the merger proposal. Failure to vote is equivalent to a vote against the merger proposal. Whether or not you plan to attend the special meeting, you are urged to fill out, date and sign the enclosed proxy and return it promptly so that your vote can be recorded. If you are present at the special meeting and desire to do so, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ EUGENE A. LANG, JR.
                                          Eugene A. Lang, Jr.
                                          Executive Vice President - General
                                          Counsel and Secretary


Dated: July 2, 2001


YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................  iii
Summary.....................................................    1
Selected Historical Financial Information of Barrett
  Resources.................................................    5
Selected Historical Financial Information of Williams.......    6
Comparative per Share and Dividend Data (unaudited).........    7
Selected Pro Forma Combined Financial Data of Williams and
  Barrett Resources (unaudited).............................    9
Comparative Market Price Data...............................   10
Risk Factors................................................   11
  Risk Factors Relating to the Merger.......................   11
  Risk Factors Relating to Williams.........................   12
  Forward-Looking Statements in this Document May Prove
     Inaccurate.............................................   15
The Special Meeting of Barrett Resources Stockholders.......   16
  Date, Time, Place and Purpose.............................   16
  The Record Date for Voting................................   16
  Quorum....................................................   16
  Required Vote.............................................   16
  Voting and Revocation of Proxies..........................   16
  Solicitation of Proxies and Expenses......................   17
  Other Matters.............................................   17
The Merger..................................................   18
  Background of the Merger..................................   18
  Recommendation of the Barrett Resources Board.............   22
  Reasons for the Merger....................................   23
  Opinions of Barrett Resources' Financial Advisors.........   25
  Interests of Directors and Executive Officers of Barrett
     Resources in the Merger................................   39
  Effects of Inability to Complete the Merger...............   41
  Regulatory Filings and Approvals..........................   42
  Barrett Resources By-laws.................................   42
  Barrett Resources Rights Agreement........................   42
  Accounting Treatment......................................   43
  No Appraisal Rights.......................................   44
  Restrictions on Sales of Williams Common Stock by
     Affiliates of Barrett Resources........................   44
  Stock Exchange Listings...................................   44
Certain Projections.........................................   44
The Merger Agreement........................................   48
  The Tender Offer..........................................   48
  The Merger................................................   48
  Consideration to be Received in the Merger................   48
  Effective Time of the Merger..............................   49
  Exchange Procedures.......................................   49
  Barrett Resources Stock Options...........................   50
  Certificate of Incorporation and By-laws of the Surviving
     Corporation............................................   50
  Management of Barrett Resources after the Tender Offer and
     before the Merger......................................   51
  Representations and Warranties............................   51
  Covenants Relating to Conduct of Business.................   52
  Other Covenants...........................................   54

                                                              PAGE
                                                              ----
  Employee Benefits.........................................   55
  Indemnification and Insurance.............................   55
  No Solicitation; Acquisition Proposals....................   55
  Recommendation of the Barrett Resources Board.............   56
  Conditions to the Merger..................................   56
  Termination of the Merger Agreement.......................   57
  Fees and Expenses.........................................   57
  Amendments; Extension; Waiver.............................   57
Material United States Federal Income Tax Consequences......   58
Information About Barrett Resources.........................   61
Stockholders of Barrett Resources...........................   62
Information About The Williams Companies....................   64
Description of Williams Common Stock........................   65
  Dividends.................................................   65
  Voting Rights.............................................   65
  Rights upon Liquidation...................................   66
  Rights Agreement..........................................   66
Comparison of Stockholder Rights............................   68
Legal Matters...............................................   77
Experts.....................................................   77
Other Matters...............................................   77
Stockholder Proposals.......................................   77
Where You Can Find More Information.........................   78
Annex A -- Agreement and Plan of Merger.....................  A-1
Annex B -- Fairness Opinion of Goldman, Sachs & Co. ........  B-1
Annex C -- Fairness Opinion of Petrie Parkman & Co.,
  Inc. .....................................................  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote to approve and adopt the merger agreement entered into by Barrett Resources Corporation, The Williams Companies, Inc. and Resources Acquisition Corp., a wholly owned subsidiary of Williams. Barrett Resources and Williams have agreed to a merger in which Barrett Resources will merge with Resources Acquisition. The surviving company resulting from the merger will continue as a wholly owned subsidiary of Williams. The merger is the second step of a two-step transaction in which Williams will acquire all of the outstanding shares of Barrett Resources common stock. On June 11, 2001, Resources Acquisition completed the first step of the transaction by purchasing 16,730,502 shares of Barrett Resources common stock, or approximately 50% of the outstanding shares, in a tender offer.

Q: WHAT WOULD I RECEIVE IN THE MERGER?

A: As a result of the merger, each outstanding share of Barrett Resources common stock, including the associated preferred stock purchase rights, would be converted into 1.767 shares of Williams common stock, including the associated preferred stock purchase rights.

Q: DOES THE BARRETT RESOURCES BOARD SUPPORT THE MERGER?


A: Yes. The Barrett Resources board has unanimously determined that the merger is advisable and fair to, and in the best interests of, Barrett Resources stockholders and recommends that Barrett Resources stockholders vote for approval and adoption of the merger agreement and the merger.


Q: WHY IS THE BARRETT RESOURCES BOARD PROPOSING THE MERGER?

A: Your Barrett Resources board believes the combination of Williams and Barrett
   Resources is in the best interests of Barrett Resources stockholders and provides an opportunity for you to receive stock in Williams, a leading diversified energy company with strong financial resources and long-term prospects for future growth and earnings.

Q: WHEN AND WHERE IS THE SPECIAL MEETING OF STOCKHOLDERS?


A: The special meeting will take place at the Westin Hotel -- Tabor Center, 1672
   Lawrence Street, Denver, Colorado on Thursday, August 2, 2001, commencing at 9:00 a.m. Denver time.


Q: WHO CAN VOTE AT THE BARRETT RESOURCES SPECIAL MEETING OF STOCKHOLDERS?


A: You can vote at the special meeting if you owned shares of Barrett Resources common stock at the close of business on Monday, July 2, 2001. As of the
   close of business on that day,                shares of Barrett Resources
   common stock were outstanding.


Q: WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE
MERGER?

A: Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of Barrett Resources common stock outstanding on the record date. Stockholders will have one vote for each share of Barrett Resources common stock owned by them.

Q: DOES THE MERGER REQUIRE THE APPROVAL OF WILLIAMS STOCKHOLDERS?

A: No. The merger does not require the approval of Williams stockholders.

Q: HAVE ANY STOCKHOLDERS OF BARRETT RESOURCES AGREED TO VOTE IN FAVOR OF THE MERGER?


A: Yes. In the merger agreement, Williams agreed to vote the shares of Barrett
   Resources common stock purchased in the tender offer in favor of the merger agreement and the merger. Williams, through Resources Acquisition, its wholly owned subsidiary, purchased in the tender offer 16,730,502 shares of Barrett Resources common stock which is approximately 50% of the shares of Barrett Resources common stock outstanding on July 2, 2001. As a result of Williams' beneficial ownership of 16,730,502 shares of Barrett Resources common stock, Williams effectively has the voting power to approve and adopt the merger agreement and the merger.

Q: WHAT IS THE VALUE OF THE SHARES OF WILLIAMS COMMON STOCK I WOULD RECEIVE IN THE MERGER?


A: Based on the closing market price of Williams common stock on Friday, May 4,
   2001, the last full trading day before the date when the two companies publicly announced the merger agreement, each share of Barrett Resources common stock would be exchanged for shares of Williams common stock with a value equal to $73.63 per share. Based on the closing market price of Williams common stock on June 29, 2001, the most recent date for which we were able to obtain market price information before the printing of this document, each share of Barrett Resources common stock would be exchanged for
   shares of Williams common stock with a value equal to $     per share.


Q: WILL THE NUMBER OF SHARES OF WILLIAMS COMMON STOCK I AM ENTITLED TO RECEIVE
   IN THE MERGER BE ADJUSTED AS THE MARKET VALUE OF WILLIAMS COMMON STOCK
   CHANGES?

A: No. The number of shares of Williams common stock to be issued for each share of Barrett Resources common stock is fixed at 1.767 and will not be adjusted for changes in the market value of these shares. As a result, the market value of the shares you receive in the merger will not be known at the time you vote on the merger and will increase or decrease with the market price of shares of Williams common stock.

Q: WILL I RECEIVE DIVIDENDS ON MY WILLIAMS SHARES AFTER THE MERGER?

A: Williams currently pays quarterly cash dividends of $.15 per share on its common stock and expects to continue this policy after the merger. However, future dividends will depend on Williams' results of operations, financial condition, cash requirements, future prospects and other factors.

Q: WHERE DO SHARES OF WILLIAMS COMMON STOCK TRADE?

A: Williams common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange under the symbol "WMB."

Q: WILL BARRETT RESOURCES SHARES CONTINUE TO BE TRADED ON THE NEW YORK STOCK
   EXCHANGE AFTER THE MERGER IS COMPLETED?

A: No. If the merger is completed, Barrett Resources shares will no longer be listed for trading on the New York Stock Exchange.

Q: WHEN WILL THE MERGER BE COMPLETED?

A: We expect to complete the merger shortly following the special meeting.
   Because the merger is subject to the approval of Barrett Resources stockholders, as well as the satisfaction of other conditions, we cannot predict the exact timing of completion.

Q: WILL I RECEIVE FRACTIONAL SHARES OF WILLIAMS COMMON STOCK IN CONNECTION WITH
   THE MERGER?

A: No. If you otherwise would be entitled to a fractional share of Williams common stock, you will instead receive cash in an amount equal to the value of the fractional share.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out, date and sign your proxy card. Then, please mail your signed proxy card in the enclosed, postage-prepaid return envelope as soon as possible so that your shares may be represented at the Barrett Resources special meeting.

Q: WHAT HAPPENS IF I DO NOT VOTE?

A: Because the affirmative vote of the holders of a majority of the shares of Barrett Resources common stock outstanding on the record date is required to approve and adopt the merger agreement and the merger, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the merger proposal. However, as described above, Williams effectively has the voting power to approve and adopt the merger agreement and the merger.

Q: MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person, instead of signing and returning your proxy card.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, BANK OR OTHER FIDUCIARY,
   HOW CAN I VOTE MY SHARES?

A: You should instruct your broker, bank or other fiduciary how to vote your shares, following the procedure provided by that person. Your broker, bank or other fiduciary will not be able to vote your shares without instructions from you.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can change your vote in one of three ways:

        - send a written notice stating that you would like to revoke your proxy;

        - complete and submit a new proxy card dated after your initial proxy card; or

        - attend the special meeting and vote in person.

  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of Barrett Resources common stock for shares of Williams common stock. You will also receive a cash payment for any fractional shares.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: No. Barrett Resources stockholders are not entitled to appraisal rights in connection with the merger.

Q: WHO CAN ANSWER ANY QUESTIONS I MAY HAVE?


A: If you would like additional copies, without charge, of this document or if you have questions about the merger, including questions about the procedures for voting your shares, you should contact Innisfree M&A Incorporated, the information agent for the merger, at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

                                    SUMMARY

     This summary highlights selected information described in greater detail elsewhere in this document. It does not contain all of the information that may be important to you. To understand the merger fully and for a complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 78. We encourage you to read carefully the merger agreement, which is attached as Annex A to this document, because it is the legal document that governs the merger.

THE COMPANIES (PAGES 61-67)

THE WILLIAMS COMPANIES, INC.
One Williams Center
Tulsa, Oklahoma 74172
(918) 573-2000

     The Williams Companies, Inc. is a leading company in the energy sector. Williams and its subsidiaries are principally dedicated to energy-related activities, including transportation and storage of natural gas and related activities; exploration and production of oil and natural gas; natural gas gathering, processing and treating activities; natural gas liquids; transportation of petroleum products and related terminal services; light hydrocarbon/olefin transportation; ethylene production; production and marketing of ethanol and bio-products; refining of petroleum products; retail marketing; and marketing and trading of energy and energy related commodities.

BARRETT RESOURCES CORPORATION
1515 Arapahoe Street
Tower 3, Suite 1000
Denver, Colorado 80202
(303) 572-3900

     Barrett Resources Corporation is an independent oil and natural gas exploration and production company that is also involved in natural gas gathering, marketing and trading activities. Barrett Resources' core areas of activity are in the Rocky Mountain Region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana.

THE SPECIAL MEETING OF BARRETT RESOURCES STOCKHOLDERS (PAGES 16-17)

  Date, Time, Place and Purpose (page 16)


     The special meeting of Barrett Resources stockholders will be held at the Westin Hotel-Tabor Center, 1672 Lawrence Street, Denver, Colorado, at 9:00 a.m. Denver time on Thursday, August 2, 2001. At the Barrett Resources special meeting, Barrett Resources stockholders will be asked to approve and adopt the merger agreement and the merger.


  The Record Date for Voting (page 16)


     Only holders of record of shares of Barrett Resources common stock at the close of business on July 2, 2001 are entitled to notice of, and to vote at, the special meeting. Each share will be entitled to one vote. At the close of
business on that day, there were           shares outstanding.


  Quorum (page 16)

     The presence, in person or by proxy, of the holders of a majority of the shares of Barrett Resources common stock entitled to vote is necessary to constitute a quorum.

  Required Vote (page 16)

     The merger proposal must be approved by the affirmative vote of holders of a majority of the outstanding shares of Barrett Resources common stock.


     As of the record date, directors and executive officers of Barrett Resources beneficially owned 1,681,146 shares (or approximately 5%) of Barrett Resources common stock (excluding shares held by Williams which may be attributed to the four representatives of Williams on the Barrett Resources board).


     As of the record date, Williams and its subsidiaries beneficially owned 16,730,502 shares (or approximately 50%) of Barrett Resources common stock. These shares were acquired in a tender offer that was completed on June 11, 2001 under the merger agreement. Williams has agreed to vote these shares in favor of approval of the merger proposal. Williams effectively has sufficient voting power to constitute a quorum at the special meeting and to approve the merger proposal.

  Voting and Revocation of Proxies (pages 16-17)

     All properly executed proxies that are received prior to the Barrett Resources special meeting and not revoked will be voted in the manner specified in the proxy. If you properly execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted FOR approval of the merger proposal.

     If you have given a proxy, you may still revoke it at any time before it is voted by:

     - sending a written notice to Barrett Resources stating that you would like to revoke your proxy;

     - completing and submitting a new proxy card dated after your initial proxy card; or

     - attending the special meeting and voting in person.

     If your shares are held in an account at a brokerage firm or bank, you must instruct the brokerage firm or bank how to vote your shares. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

THE MERGER (PAGES 18-44)

     The merger agreement provides that Barrett Resources will merge with a direct or indirect wholly owned subsidiary of Williams. The company resulting from the merger will be a direct or indirect wholly owned subsidiary of Williams.

 Background and Reasons for the Merger (pages 18-25)

     For a description of the events leading to the approval and recommendation of the merger by the Barrett Resources board of directors, you should refer to "The Merger -- Background of the Merger" and "-- Reasons for the Merger."

  What You Will Receive in the Merger
  (page 48)

     In the merger, for each share of Barrett Resources common stock you own, you will receive 1.767 shares of Williams common stock. No adjustment will be made to the number of shares of Williams common stock you receive for each share of Barrett Resources common stock in the merger as a result of any increase or decrease in the market price of these shares.
     Williams will not issue fractional shares in the merger. You will receive a cash payment for the value of the remaining fraction of a share of Williams common stock to which you would otherwise be entitled.

     No interest will be paid with respect to either the cash paid in lieu of fractional shares of Williams common stock or any dividends or distributions declared or paid on the shares of Williams common stock issued in the merger.

 Recommendation of the Barrett Resources Board of Directors (pages 22-23)

     The Barrett Resources board has unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Barrett Resources stockholders and has unanimously approved the merger agreement and the merger. The Barrett Resources board unanimously recommends that Barrett Resources stockholders vote FOR adoption and approval of the merger agreement and the merger.

 Opinions of Financial Advisors (pages 25-39)

     In connection with the tender offer and the merger, the Barrett Resources board received the opinions dated May 7, 2001 of its financial advisors, Goldman, Sachs & Co. and Petrie Parkman & Co., Inc., that, as of that date and based upon and subject to the various assumptions and qualifications described in the opinions, the consideration to be received by the Barrett Resources stockholders in the tender offer and the merger, taken together as a unitary transaction, was fair from a financial point of view to the Barrett Resources stockholders. You are urged to read the full text of these opinions, which are attached as Annexes B and C to this document.

 Interests of Certain Persons in the Merger (pages 39-41)

     The directors (excluding the four director representatives of Williams) and executive officers of Barrett Resources have interests in the merger that are different from, and/or are in addition to, the interests of Barrett Resources stockholders. These interests include the receipt of severance and other benefits, the honoring by Williams of existing Bar-rett Resources benefit plans and agreements and the right to continued indemnification and insurance coverage by Williams for a period of time after the merger.

 No Solicitation; Acquisition Proposals
  (pages 55-56)

     Barrett Resources has agreed that it will not, directly or indirectly through its representatives:

     - solicit or knowingly facilitate the submission of any alternative acquisition proposal for Barrett Resources;

     - enter into any agreement with respect to any alternative acquisition proposal;

     - have any discussions or negotiations with, or provide any confidential information to, any person relating to any alternative acquisition proposal; or

     - enter into any letter of intent or agreement relating to any alternative acquisition proposal.

     Under the merger agreement, an alternative acquisition proposal is any proposal or offer which relates to a merger or other business combination involving Barrett Resources or any issuance or acquisition of, or offer to purchase, 20% or more of the outstanding shares of Barrett Resources common stock, or of a substantial portion of the business or assets of Barrett Resources outside the ordinary course of business.

     Barrett Resources must notify Williams of any alternative acquisition proposal within 24 hours of receiving such a proposal and must keep Williams informed of the status of any acquisition proposal.

  Conditions to the Merger (page 56)

     The obligations of each of Williams and Barrett Resources to complete the merger are subject to the satisfaction of the following conditions:

     - approval of the merger proposal by Barrett Resources stockholders;

     - the absence of any injunction or legal restraint blocking the merger; and

     - the approval for listing on the New York Stock Exchange of the shares of Williams common stock to be issued in the merger.

  Regulatory Approvals (page 42)
     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we could not complete the merger until we furnished certain information and documentary material for review by the Federal Trade Commission and the Antitrust Division of the Department of Justice and we satisfied the required waiting period. Williams and Barrett Resources filed a Hart-Scott-Rodino Premerger Notification and Report Form on May 16 and May 18, 2001, respectively. The Federal Trade Commission granted early termination of the waiting period for the merger under the Hart-Scott-Rodino Act on May 30, 2001.

 Termination of the Merger Agreement
  (page 57)

     Williams and Barrett Resources can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company can terminate the merger agreement if:

     - any condition contained in the merger agreement becomes incapable of being satisfied; or

     - a law or court order permanently prohibits the merger.

     Barrett Resources can also terminate the merger agreement if Williams (or its subsidiary) materially breaches its representations, warranties or covenants under the merger agreement after notice and an opportunity to cure the breach within 10 days of the notice.

     Williams can also terminate the merger agreement if Barrett Resources materially breaches its representations, warranties or covenants under the merger agreement after notice and an opportunity to cure the breach within 10 days of the notice.

  Fees and Expenses (page 57)

     Whether or not the merger is completed, Barrett Resources and Williams will pay their own fees and expenses, except that Williams will reimburse Barrett Resources for its reasonable out-of-pocket expenses up to $15 million if the merger agreement is terminated by Barrett Resources as a result of material breach by Williams of a representation, warranty or covenant contained in the merger agreement that cannot be cured within 10 days of written notice of that breach.

MATERIAL TAX CONSEQUENCES (PAGES 58-60)

     In general, if you did not sell any of your Barrett Resources shares to Resources Acquisition Corp., the subsidiary of Williams that made the tender offer, and you exchange all of your shares of Barrett Resources common stock for Williams common stock in the merger of Barrett Resources with and into Resources Acquisition Corp. (the "forward merger"), you will not recognize any gain or loss on the exchange except with respect to any cash you receive in lieu of a fractional share of Williams common stock. If you sold some of your shares to Williams in the tender offer and exchange the rest of your shares for Williams common stock in the forward merger, you will recognize gain (but not loss) equal to the lesser of (1) the amount of cash you received in the tender offer and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash you received in the tender offer and the fair market value of the Williams common stock you receive in the forward merger over (b) the tax basis of your Barrett Resources shares.

     If certain conditions relating to the U.S. federal income tax treatment of the tender offer and the forward merger are not met, then a direct or indirect wholly owned subsidiary of Williams may, at Williams' reasonable discretion, be merged with and into Barrett Resources (the "reverse merger"). In this case, instead of the tax consequences described in the preceding paragraph, you will recognize all of your gain or loss on the disposition of your shares in the tender offer and/or the reverse merger.

     We encourage you to consult your own tax advisor about the effect the merger will have on you. See "Material United States Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE MERGER (PAGE 43)

     Williams will account for the merger using the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Purchase accounting requires that the purchase price and costs of the acquisition be allocated to all of the assets acquired and liabilities assumed, based on their relative fair values.

STOCK EXCHANGE LISTINGS (PAGE 44)

     Barrett Resources common stock currently is registered under the Securities Exchange Act of 1934 and is listed for trading on the New York Stock Exchange. If the merger is completed, Barrett Resources common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

     Williams common stock trades on the New York Stock Exchange and the Pacific Exchange and will continue to do so following the merger.

NO APPRAISAL RIGHTS (PAGE 44)

     Barrett Resources stockholders are not entitled to appraisal rights in connection with the merger.

COMPARISON OF STOCKHOLDER RIGHTS (PAGES 68-76)

     The rights of stockholders of both companies are governed by Delaware law. However, there are differences in the rights of Barrett Resources stockholders and the rights of Williams stockholders as a result of the provisions of the certificate of incorporation, by-laws and other corporate documents of each company. See "Comparison of Stockholder Rights."

         SELECTED HISTORICAL FINANCIAL INFORMATION OF BARRETT RESOURCES


     The following table sets forth selected consolidated financial information of Barrett Resources as of and for each of the periods indicated. This information is only a summary and you should read it together with the historical financial statements and related notes contained in the annual report and other information that Barrett Resources has filed with the SEC and incorporated by reference in this document. See "Where You Can Find More Information" on pages 78-80.


                                             THREE MONTHS
                                            ENDED MARCH 31,                YEARS ENDED DECEMBER 31,
                                           -----------------   -------------------------------------------------
                                            2001      2000       2000       1999      1998      1997      1996
                                           -------   -------   --------   --------   -------   -------   -------
                                              (UNAUDITED)
STATEMENT OF INCOME DATA
  (IN MILLIONS, EXCEPT PER SHARE
  AMOUNTS):
Revenues, including trading activities,
  net....................................  $ 168.4   $  69.4   $  287.6   $  233.8   $ 226.7   $ 215.8   $ 157.8
Income (loss) from continuing
  operations.............................     57.0       7.8       27.7       20.8     (93.7)     29.3      29.5
Diluted earnings (loss) per share:
  Income (loss) from continuing
     operations..........................     1.67       .24        .83        .64     (2.95)      .92      1.02
  Weighted-average number of shares used
     in computation......................     34.2      32.9       33.3       32.8      31.8      31.9      28.8
Cash dividends per common share..........       --        --         --         --        --        --        --

                                                         AS OF                   AS OF DECEMBER 31,
                                                       MARCH 31,    --------------------------------------------
                                                         2001         2000      1999     1998     1997     1996
                                                      -----------   --------   ------   ------   ------   ------
                                                      (UNAUDITED)
BALANCE SHEET DATA (IN MILLIONS):
Total assets........................................   $1,162.8     $1,253.8   $884.3   $838.9   $872.7   $576.9
Long-term debt......................................      295.0        406.3    355.3    334.1    266.4     70.0
Stockholders' equity................................      400.5        415.8    363.6    333.3    412.4    377.7

             SELECTED HISTORICAL FINANCIAL INFORMATION OF WILLIAMS


     The following table sets forth selected consolidated financial information of Williams as of and for each of the periods indicated. As a result of the March 30, 2001 approval of its tax-free spinoff of Williams Communications Group, Inc., Williams filed a current report on Form 8-K with the SEC on May 22, 2001 restating its financial statements and related notes for the three years ended December 31, 2000 to reflect Williams Communications Group as discontinued operations. The following information is only a summary and you should read it together with the historical financial statements and related notes contained in
Exhibit 99(b) of Williams' current report on Form 8-K filed with the SEC on May 22, 2001, Williams' quarterly report on Form 10-Q for the quarter ended March 31, 2001 and other information that Williams has filed with the SEC and incorporated by reference in this document. See "Where You Can Find More Information" on pages 78-80.


                                           THREE MONTHS
                                          ENDED MARCH 31,                   YEARS ENDED DECEMBER 31,
                                        -------------------   ----------------------------------------------------
                                          2001       2000       2000       1999       1998       1997       1996
                                        --------   --------   --------   --------   --------   --------   --------
                                            (UNAUDITED)
STATEMENT OF INCOME DATA (IN MILLIONS,
  EXCEPT PER SHARE AMOUNTS):
Revenues..............................  $3,088.0   $1,899.3   $9,586.2   $6,603.0   $5,667.5   $6,810.7   $6,140.7
Income from continuing operations.....     378.3      138.9      965.4      354.9      249.1      441.2      503.3
Loss from discontinued operations.....    (179.1)     (39.2)    (441.1)    (198.7)    (122.0)     (10.7)     (30.7)
Extraordinary gain (loss).............        --         --         --       65.2       (4.8)     (79.1)        --
Diluted earnings (loss) per share:
  Income from continuing operations...       .78        .31       2.15        .79        .56       1.02       1.16
  Loss from discontinued operations...      (.37)      (.09)      (.98)      (.44)      (.28)      (.03)      (.07)
  Extraordinary gain (loss)...........        --         --         --        .15       (.01)      (.18)        --
  Weighted-average number of shares
     used in computation..............     483.3      448.1      449.3      446.9      431.8      430.2      432.0
Cash dividends per common share.......       .15        .15        .60        .60        .60        .54        .47

                                              AS OF                         AS OF DECEMBER 31,
                                            MARCH 31,    ---------------------------------------------------------
                                              2001         2000        1999        1998        1997        1996
                                           -----------   ---------   ---------   ---------   ---------   ---------
                                           (UNAUDITED)
BALANCE SHEET DATA (IN MILLIONS):
Total assets.............................   $36,492.6    $34,915.6   $21,781.1   $17,969.0   $15,845.8   $14,443.2
Long-term debt...........................     6,851.7      6,830.5     7,240.2     6,363.1     5,255.8     4,983.6
Williams obligated mandatorily redeemable
  preferred securities of Trust..........       193.6        189.9       175.5          --          --          --
Stockholders' equity.....................     7,065.1      5,892.0     5,585.2     4,257.4     4,237.8     4,036.9

                    COMPARATIVE PER SHARE AND DIVIDEND DATA
                                  (UNAUDITED)


     The table below contains selected historical and pro forma per share data for Williams and selected historical and pro forma equivalent per share data for Barrett Resources. The preliminary data set forth below give effect to the merger using the purchase method of accounting, and you should read the data set forth below together with the selected historical audited and unaudited financial data and the historical audited and unaudited financial statements and related notes contained in the annual reports and other information Williams and Barrett Resources have filed with the SEC and incorporated by reference into this document. The unaudited pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the operating results that actually would have been realized had Williams and Barrett Resources been a single entity during the periods presented. As a result of the April 2001 spinoff of Williams Communications Group, Inc., the historical and pro forma financial information of Williams presented below reflects Williams Communications Group as discontinued operations. See "Where You Can Find More Information" on pages 78-80.


                                                                  AS OF
                                                              MARCH 31, 2001          AS OF
                                                                OR FOR THE      DECEMBER 31, 2000
                                                               THREE MONTHS      OR FOR THE YEAR
                                                                THEN ENDED         THEN ENDED
                                                              --------------    -----------------
WILLIAMS COMMON STOCK:
Historical per Common Share:
  Income from continuing operations:
     Basic..................................................      $  .79             $ 2.17
     Diluted................................................         .78               2.15
  Cash dividends............................................         .15                .60
  Book value at period end..................................       14.59              13.26
Pro Forma Combined per Williams Common Share:
  Income from continuing operations:
     Basic..................................................         .81               1.90
     Diluted................................................         .80               1.88
  Cash dividends............................................         .14                .56
  Book value at period end..................................       16.16              15.04
BARRETT RESOURCES COMMON STOCK:
Historical per Common Share:
  Income from continuing operations:
     Basic..................................................        1.70                .84
     Diluted................................................        1.67                .83
  Cash dividends............................................          --                 --
  Book value at period end..................................       11.97              12.45
Pro Forma Combined per Equivalent Barrett Common Share(1):
  Income from continuing operations:
     Basic..................................................        1.43               3.36
     Diluted................................................        1.41               3.32
  Cash dividends............................................         .25                .99
  Book value at period end..................................       28.55              26.58

---------------
(1) Equivalent pro forma per share amounts for the Barrett Resources common shares were calculated by multiplying the corresponding pro forma combined per share amount for Williams by the 1.767 exchange ratio.

DIVIDEND DATA

     Williams currently pays quarterly cash dividends on its common stock and expects to continue this policy after the merger. Williams has declared a quarterly dividend of $.15 per share of common stock during the last three years. However, future dividends will depend on Williams' results of operations, financial condition, cash requirements, future prospects and other factors.

     Barrett Resources has never declared or paid cash dividends on its common stock.

                 SELECTED PRO FORMA COMBINED FINANCIAL DATA OF
                         WILLIAMS AND BARRETT RESOURCES
                                  (UNAUDITED)

     The table below contains selected unaudited pro forma combined financial information for Williams and Barrett Resources on a preliminary purchase accounting basis (to be finalized upon the completion of the merger) to illustrate the estimated effects of the merger for balance sheet and income statement purposes. The unaudited combined income statement data is prepared for the three months ended March 31, 2001, and for the year ended December 31, 2000, and illustrates the effects of the merger as if it had occurred at the beginning of the respective periods. The unaudited pro forma combined balance sheet data is prepared as of March 31, 2001, and illustrates the effects of the merger as if it had occurred on that date.

     We have provided this unaudited pro forma combined financial data for informational purposes only. This data is not necessarily indicative of the operating results or financial position that would have been achieved had the merger been effective at the date or during the periods presented or the operating results that may be obtained in the future.

                                                              AT MARCH 31, 2001
                                                                 OR FOR THE        AT DECEMBER 31,
                                                                THREE MONTHS       2000 OR FOR THE
                                                                 THEN ENDED        YEAR THEN ENDED
                                                              -----------------    ---------------
INCOME STATEMENT DATA (IN MILLIONS):
Total revenues..............................................      $ 3,256.4           $9,873.8
Income from continuing operations...........................          412.4              901.1

PER SHARE DATA:
Income from continuing operations:
  Basic.....................................................            .81               1.90
  Diluted...................................................            .80               1.88
Cash dividends..............................................            .14                .56
Book value at period end....................................          16.16              15.04

BALANCE SHEET DATA (IN MILLIONS):
Total assets................................................       40,537.7
Long-term debt..............................................        8,409.3
Stockholders' equity........................................        8,300.7

                         COMPARATIVE MARKET PRICE DATA


     Williams common stock and Barrett Resources common stock are both traded principally on the New York Stock Exchange (the "NYSE") under the symbols "WMB" and "BRR," respectively. This table sets forth, for the periods indicated, the range of high and low per share sales prices for Williams common stock and Barrett Resources common stock as reported on the NYSE.



                                                              WILLIAMS        BARRETT RESOURCES
                                                            COMMON STOCK         COMMON STOCK
                                                          ----------------    ------------------
                                                           LOW       HIGH       LOW       HIGH
                                                          ------    ------    -------    -------
Fiscal Year 1998
  First quarter.........................................  $26.25    $34.88    $24.06     $34.94
  Second quarter........................................   28.81     35.75     31.06      39.37
  Third quarter.........................................   20.00     36.94     18.87      38.00
  Fourth quarter........................................   24.88     31.88     16.69      28.94
Fiscal Year 1999
  First quarter.........................................   29.50     40.50     15.44      28.00
  Second quarter........................................   39.00     53.13     24.31      39.81
  Third quarter.........................................   35.81     45.25     32.25      41.25
  Fourth quarter........................................   28.06     36.69     23.06      37.31
Fiscal Year 2000
  First quarter.........................................   30.31     48.69     19.19      34.31
  Second quarter........................................   35.50     44.50     27.31      41.63
  Third quarter.........................................   39.98     47.63     26.69      39.19
  Fourth quarter........................................   31.81     44.06     35.63      59.81
Fiscal Year 2001
  First quarter.........................................   32.63     46.44     42.75      63.00
  Second quarter (through June 29, 2001)................  [    ]    [    ]    [    ]     [    ]



     The following table sets forth the closing sales price of Williams common stock and Barrett Resources common stock, as reported on the NYSE, and the estimated equivalent pro forma price of Barrett Resources common stock on May 4, 2001, the last full trading day before the public announcement of the execution of the merger agreement, and on June 29, 2001, the most recent date for which we were able to obtain market price data before the printing of this document. The equivalent pro forma price of Barrett Resources common stock is also presented below for each date. The equivalent pro forma price for each date was determined by multiplying the per share price of Williams common stock on that date by the exchange ratio of 1.767. This amount represents the consideration that Barrett Resources stockholders would receive for each share of Barrett Resources common stock they own if the merger were completed on that date. There can be no assurance what the market price of the Williams common stock will be on the merger date. You should obtain current market quotations for the Williams common stock and Barrett Resources common stock.



                                                                           BARRETT      BARRETT
                                                              WILLIAMS    RESOURCES    RESOURCES
                                                               COMMON      COMMON      EQUIVALENT
                                                               STOCK        STOCK      PRO FORMA
                                                              --------    ---------    ----------
Closing Price on May 4, 2001................................   $41.67      $67.30        $73.63
Closing Price on June 29, 2001..............................   [    ]      [    ]        [    ]

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISK FACTORS RELATING TO THE MERGER

  The market value of the shares of Williams common stock that Barrett Resources stockholders would receive in the merger will vary.

     The exchange ratio of 1.767 shares of Williams common stock per share of Barrett Resources common stock you would receive in the merger is a fixed ratio that will not be adjusted as a result of any increase or decrease in the market price of either shares of Williams common stock or Barrett Resources common stock. As a result of the fixed ratio, the market value of the shares of Williams common stock you would receive per Barrett Resources share will vary as the market price of the Williams common stock fluctuates. The market price of shares of Williams common stock at the time you receive them following the completion of the merger may be higher or lower than the price of these shares on the date of the merger agreement, this document, the special meeting to be held to vote on the merger proposal or the completion of the merger. Various factors may affect the market price of shares of Williams common stock, including:

     - changes in the business, operations or prospects of Barrett Resources or Williams;

     - market assessments of the benefits of the merger and of the likelihood that the merger will be completed; and

     - general market, industry and economic conditions.

     To a large extent, these factors are beyond the control of Williams and Barrett Resources.

 Williams and Barrett Resources may not be able to successfully integrate their operations and may not realize anticipated benefits of the merger.

     The merger involves integration of two large companies that previously have operated independently. As a result, the merger will present challenges to management, including the integration of the operations, systems, technologies and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management's attention, operational interruptions and the loss of key employees, customers or suppliers. The difficulties Williams management encounters in the transition and integration processes could have an adverse effect on the revenues, levels of expenses and operating results of the combined company. As a result, the anticipated benefits of the merger may not be realized.

 Failure to complete the merger could negatively affect Barrett Resources' share price and future business and operations.

     If the merger is not completed for any reason, Barrett Resources may be subject to a number of material risks, including the following:

     - the price of shares of Barrett Resources common stock may decline to the extent that the current market price of the shares reflects a market assumption that the merger will be completed; and

     - material costs related to the merger, such as financial advisor, legal and accounting fees, must be paid even if the merger is not completed.


     Further, if the merger is not completed, Williams will control the 16,730,502 shares purchased by its subsidiary in the tender offer. Under the merger agreement, Williams is entitled to representation on the Barrett Resources board in the same proportion as the number of shares then beneficially owned by it bears to the total number of shares outstanding, rounded up to the nearest whole number. Upon the completion of the tender offer, pursuant to the terms of the merger agreement, three of the incumbent Barrett Resources directors resigned, the size of the board was expanded to eight and four designees of Williams were appointed as directors (joining the four remaining incumbent directors on the Barrett Resources board). As a result of its ownership of such shares and its representation on the Barrett Resources board, Williams may be able to influence and potentially control decisions of the Barrett Resources board.

 Under the merger agreement, Barrett Resources may not solicit or negotiate any alternative acquisition proposals.

     Because the tender offer has been completed, under the merger agreement the Barrett Resources board does not have the right under any circumstances to negotiate an alternative acquisition proposal, withdraw or adversely modify its recommendation of the merger as a result of the receipt of an alternative acquisition proposal or terminate the agreement in connection with an alternative acquisition proposal.

 No assurance can be given that the Internal Revenue Service would not challenge the treatment of the "forward merger" as a "reorganization," and if the merger is effected as a "reverse merger," the reverse merger will be a fully taxable transaction for you.

     If the merger is effected as a "forward merger" of Barrett Resources with and into Williams' subsidiary that purchased shares in the tender offer, no assurance can be given that the Internal Revenue Service (the "IRS") would not challenge the treatment of the forward merger as a "reorganization" for U.S. federal income tax purposes. Moreover, if certain conditions relating to the U.S. federal income tax treatment of the tender offer and the proposed forward merger are not met, then a direct or indirect wholly owned subsidiary of Williams may, at Williams' reasonable discretion, be merged with and into Barrett Resources in a "reverse merger." If the IRS successfully challenged the treatment of the forward merger as a "reorganization" or if the merger were effected as a reverse merger, you would recognize all of your gain or loss on the disposition of your shares in the tender offer and/or the merger. We encourage you to consult your own tax advisor about the effect the merger will have on you. See "Material United States Federal Income Tax Consequences."

RISK FACTORS RELATING TO WILLIAMS


  Power pricing regulations in California and the Western United States may adversely affect Williams' profitability.


     The prices that Williams currently charges for electric power in California markets have been challenged in various proceedings, including before the Federal Energy Regulatory Commission, or the "FERC." In December 2000, the FERC issued an order which provided that, for the period between October 2, 2000 and December 31, 2002, it may order refunds from Williams and other similarly situated companies if the FERC finds that the wholesale markets in California are unable to produce competitive, just and reasonable prices, or that market power or other individual seller conduct is exercised to produce an unjust and unreasonable rate. Beginning on March 9, 2001, the FERC issued a series of orders directing Williams and other similarly situated companies to provide refunds for any prices charged in excess of FERC established proxy prices in January, February, March and April 2001 or to provide justification for the prices charged during those months. According to the FERC, Williams' total potential refund liability for January through April 2001 is approximately $30 million. Williams has filed justification for its prices with the FERC and calculated its refund liability under the methodology used by the FERC to compute refund amounts at approximately $11 million. However, in its FERC filings, Williams continues its objections to refunds in any amount. No assurances can be given that the FERC will not seek refunds of additional amounts.


     In an order issued June 19, 2001, the FERC ordered all sellers and buyers in wholesale power markets administered by the California Independent System Operator, as well as representatives of the State of California, to participate in a settlement conference before a FERC administrative law judge. Among other purposes, the settlement discussions are aimed at resolving sellers' claims for unpaid invoices, and buyers' claims for refunds of alleged overcharges, for past periods. The settlement discussions began on June 25, 2001, and are currently scheduled to continue for not more than 15 days. If a settlement is not reached, the claims will be resolved by the FERC after receiving a recommendation from the administrative law judge overseeing the discussions. At this time, Williams does not believe that this proceeding will result in a material adverse effect on its results of operations or its financial condition. However, there can be no assurance that this proceeding will not have such an adverse effect.

     Certain entities have also asked the FERC to revoke Williams' authority to sell power from California-based generating units at market-based rates, to limit Williams to cost-based rates for future sales from such units, and to order refunds of excessive rates, with interest, back to May 1, 2000, and possibly earlier. Although Williams believes these requests are ill-founded and will be rejected by the FERC, there can be no assurance of such action.



     In an order issued June 19, 2001, the FERC has implemented a price mitigation and market monitoring plan for wholesale power sales by all suppliers of electricity, including Williams, in spot markets for a region that includes California and ten other western states (the "Western Systems Coordinating Council," or "WSCC"). In general, the plan, which will be in effect from June 20, 2001 through September 30, 2002, establishes a market clearing price for spot sales in all hours of the day that is based on the bid of the highest-cost gas-fired California generating unit that is needed to serve the California Independent System Operator's load. When generation operating reserves fall below 7% in California (a "reserve deficiency period"), absent cost based justification for a higher price, the maximum price that Williams may charge for wholesale spot sales in the WSCC is the market clearing price. When generation operating reserves rise to 7% or above in California, absent cost based justification for a higher price, Williams' maximum price will be limited to 85% of the highest hourly price that was in effect during the most recent reserve deficiency period. At this time, Williams does not believe that this price mitigation plan will result in a material adverse effect on its results of operations or its financial condition. However, there can be no assurance that this plan will not have such an adverse impact.


  Credit exposure in California may adversely affect Williams' profitability.

     Through a long-term contractual relationship with affiliates of AES Corp., Williams has marketing rights to nearly 4,000 megawatts of generation capacity in the Los Angeles basin. Williams sells much of this capacity on a forward basis through contracts with various counterparties. The remainder of its available capacity is sold in the spot and short-term markets primarily through the California Independent System Operator. In the past year, tight supply and increased demand has resulted in higher wholesale power prices to California utilities. At the same time, two of the three major utilities have been operating under a retail rate freeze. As a result, there has been significant underrecovery of costs by the utilities, one of which, Pacific Gas & Electric, has filed for bankruptcy protection. In addition, Southern California Edison has engaged in talks with the State of California regarding various arrangements that could prevent its bankruptcy. At this time, Williams does not believe that its credit exposure to the California utilities would result in a material adverse effect on its results of operations or financial condition. However, there can be no assurance that Williams' credit exposure will not have such an adverse impact.

 Class action lawsuits and federal and state initiatives, investigations and proceedings relating to Williams' activities in California may adversely affect Williams' profitability.


     A number of federal and state initiatives addressing the issues of the California electric power industry are ongoing and may result in restructuring of various markets in California and elsewhere. Allegations have also been made that the wholesale price increase resulted from the exercise of market power and collusion of the power generators and sellers, including Williams. These allegations have resulted in multiple state and federal investigations as well as the filing of class action lawsuits in which Williams is a named defendant. In May 2001, the Department of Justice commenced an antitrust investigation relating to an agreement between a subsidiary of Williams and AES Southland alleging that the agreement limits the expansion of electric generating capacity at or near the AES Southland plants that are subject to a long-term tolling agreement between Williams and AES. In connection with that investigation, the Department of Justice issued a Civil Investigative Demand to Williams requesting answers to certain interrogatories and the production of documents. Williams is cooperating with the investigation. Most of these initiatives, investigations and proceedings are in their preliminary stages and their likely outcome cannot be predicted. There can be no assurance that these initiatives, investigations and proceedings will not have a material adverse effect on Williams' results of operations or financial condition, nor can there be any assurance that additional initiatives, investigations or proceedings will not arise with respect to Williams' activities in the electric power industry.

 The success of Williams' oil and gas exploration and production businesses is dependent on factors which cannot be predicted with certainty.

     Actual oil and gas reserves will likely vary from Williams' current estimates of proved reserves of oil and gas, and those variances may be material. The process of estimating oil, gas and coal reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir or deposit. As a result, these estimates are inherently imprecise. See "Certain Projections." The performance of Williams' oil and gas exploration and production businesses is also dependent upon a number of other factors, most of which Williams cannot control, including:

     - fluctuations in crude oil and natural gas prices;

     - the results of future drilling activity;

     - risks incident to operations of oil and natural gas wells; and

     - future drilling, production and development costs, including drilling rig rates.

Each of these factors may negatively impact Williams' future profitability.

 Williams' business will be impacted by the level of activity in the oil and gas industry, which is significantly affected by volatile oil and gas prices.

     Williams' business is impacted by the level of activity in oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors (both domestic and international) significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

     - worldwide demand for oil and gas;

     - the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and prices;

     - the level of production in non-OPEC countries; and

     - the policies of various governments regarding exploration and development of their oil and gas reserves.

 Williams' operations are subject to operational hazards, uninsured risks and environmental risks.

     Williams' exploration, production, transportation, gathering, refining and processing operations are subject to the inherent risks normally associated with those operations, including explosions, spills and leaks, pollution, release of toxic substances, fires and other hazards, each of which could result in damage to or destruction of Williams' facilities or damage to persons and property. If any of these events were to occur, Williams could suffer substantial losses. Although Williams maintains insurance against these types of risks to the extent and in amounts that it believes are reasonable, its financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

     Williams' current and former operations also involve management of regulated materials and are subject to various environmental laws and regulations. Certain of Williams' subsidiaries have been identified as potentially responsible parties at hazardous materials disposal sites under the federal environmental laws and have incurred, or are alleged to have incurred, various other hazardous materials removal and remediation obligations under environmental laws. It is not possible for Williams to estimate reliably the amount and timing of future expenditures related to environmental matters.

 Williams may be subject to liabilities pertaining to its spun-off telecommunications business unit.

     In April 2001, Williams spun off Williams Communications Group, Inc., its telecommunications unit, which was subject to certain lawsuits and settlement negotiations, including claims for damages, indemnification for royalties and other contractual claims by third parties. Further, the unit was subject to a purported class action brought on behalf of all landowners on whose property the plaintiffs have alleged that Williams' former telecommunications unit installed fiber-optic cable without the permission of the landowner. Another potential purported class action may challenge the unit's railroad or pipeline rights of way. Williams cannot be certain that this purported class action and other purported class actions against its former telecommunica-tions unit, if successfully brought against Williams, will not have a significant adverse impact on Williams' business. However, in connection with the spinoff, the telecommunications unit agreed to indemnify Williams for all liabilities arising out of Williams Communications' businesses, operations or assets, which should reduce the ultimate impact on Williams.

     In addition, Williams is providing indirect credit support for $1.4 billion of Williams Communications' structured notes through a commitment to issue Williams equity in the event of a Williams Communications default, or to the extent Williams Communications' refinancing or remarketing of certain structured notes prior to March 2004 produces proceeds of less than $1.4 billion. The ability of Williams Communications to make payments on the notes is dependent on its ability to raise additional capital and its subsidiaries' ability to dividend cash to Williams Communications. Williams Communications, however, is obligated to reimburse Williams for any payment Williams may be required to make in connection with these notes.

  Williams depends on payments from its subsidiaries.

     Williams is a holding company and conducts substantially all of its operations through subsidiaries, which will include Barrett Resources if the merger is completed. Williams performs management, legal, financial, tax, consulting, administrative, and other services for its subsidiaries. Williams' principal sources of cash are from external financings, dividends and advances from its subsidiaries, investments, payments by subsidiaries for services rendered and interest payments from subsidiaries on cash advances. The amount of dividends available to Williams from subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of some of its subsidiaries' borrowing arrangements limit the transfer of funds to Williams. In addition, the ability of Williams' subsidiaries to make any payments to Williams will depend on the subsidiaries' earnings, business and tax considerations and legal restrictions.

FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT MAY PROVE INACCURATE

     This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Williams and Barrett Resources each make forward-looking statements in this document and in other documents filed with the Securities and Exchange Commission to which this document refers. These statements may include statements regarding the period following completion of the merger. For each of these forward-looking statements, Williams and Barrett Resources claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and similar words and terms identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include risks related to the businesses of Williams and Barrett Resources, as well as the factors relating to the merger discussed under "Risk Factors." Statements in this document that contemplate the completion of the merger are subject to risks that the conditions to the merger will not be satisfied, or that the merger agreement will be terminated, and that, as a result, the merger will not be completed.

     Stockholders should not place undue reliance on the forward-looking statements, which speak only as of the date of this document or the date of the document incorporated by reference in this document. Neither Williams nor Barrett Resources is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements.

     For additional information about risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, please see the annual report on Form 10-K that Williams has filed with the SEC for its fiscal year ended December 31, 2000 and the annual report on Form 10-K that Barrett Resources has filed with the SEC for its fiscal year ended December 31, 2000, each of which is incorporated by reference in this document.

     The cautionary statements set forth above also apply to all subsequent forward-looking statements attributable to Williams or Barrett Resources or any person acting on their behalf relating to the matters described in this document.

             THE SPECIAL MEETING OF BARRETT RESOURCES STOCKHOLDERS

DATE, TIME, PLACE AND PURPOSE


     The special meeting of Barrett Resources stockholders will be held on Thursday, August 2, 2001, at the Westin Hotel - Tabor Center, 1672 Lawrence Street, Denver, Colorado commencing at 9:00 a.m. Denver time. Barrett Resources is sending this proxy statement/prospectus to you in connection with the solicitation of proxies by the Barrett Resources board of directors for use at the Barrett Resources special meeting and any adjournments or postponements of the special meeting. The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the merger agreement and the merger, and to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.


THE RECORD DATE FOR VOTING


     Only holders of record of Barrett Resources common stock at the close of business on the record date, July 2, 2001, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there
were                holders of record of Barrett Resources common stock and
               shares of Barrett Resources common stock issued and outstanding. Each share of Barrett Resources common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.


QUORUM

     The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Barrett Resources common stock entitled to vote is necessary to constitute a quorum. If a quorum is not present, a majority in interest of the stockholders present, in person or by proxy, is entitled to adjourn the meeting.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Barrett Resources common stock is required to approve and adopt the merger agreement and the merger.

     As of the record date of the special meeting, Williams and its subsidiaries owned 16,730,502 of the outstanding shares of Barrett Resources common stock, which comprised approximately 50% of the shares entitled to vote. As a result of Williams' beneficial ownership of Barrett Resources shares, Williams effectively has the voting power to approve and adopt the merger agreement and the merger. Williams has agreed to vote all shares of Barrett Resources common stock owned by it or its affiliates in favor of the merger proposal.

VOTING AND REVOCATION OF PROXIES

     All shares of Barrett Resources common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in the manner specified in those proxies. If no voting instructions are indicated on a properly executed proxy card, the shares will be voted FOR approval of the merger proposal. You are urged to mark the box on the proxy card to indicate how to vote your shares.

     If you return an executed proxy card but mark the "ABSTAIN" box regarding the merger proposal, the Barrett Resources common stock represented by your proxy will be considered present at the special meeting for purposes of determining a quorum. However, an abstention will have the same effect as a vote against the merger proposal.

     If your shares are held in an account at a brokerage firm or bank, you must instruct such firm or bank how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote at the special meeting, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will have the same effect as a vote against the merger proposal. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. In addition, failures to respond and broker non-votes will have the same effect as a vote against the merger proposal.

     A stockholder may revoke his or her proxy at any time before it is voted by:

     - notifying in writing the Corporate Secretary of Barrett Resources Corporation at 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202;

     - submitting a subsequently dated proxy; or

     - appearing in person and voting at the special meeting.

SOLICITATION OF PROXIES AND EXPENSES


     In addition to solicitation by mail, the directors, officers, employees and agents of Barrett Resources may solicit proxies from Barrett Resources stockholders by personal interview, telephone, telegram or otherwise. Barrett Resources will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Barrett Resources common stock for the forwarding of solicitation materials to the beneficial owners of Barrett Resources common stock. Barrett Resources will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Innisfree M&A Incorporated will also assist in the solicitation of proxies from Barrett Resources stockholders. In connection with its solicitation of proxies from Barrett Resources stockholders, as well as certain services that it provided to Barrett Resources in connection with the Shell tender offer, Innisfree will be paid a fee of approximately $325,000 plus reasonable out-of-pocket expenses. For a discussion of the Shell tender offer, see "The Merger -- Background of the Merger."


OTHER MATTERS

     No matters other than those mentioned above are expected to be brought before the special meeting. If, however, other matters are presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

                                   THE MERGER

BACKGROUND OF THE MERGER

     As a part of ongoing business development activities, for several months prior to mid-March 2001, a strategic team within Williams evaluated several natural gas exploration and production companies as possible acquisition candidates to complement Williams' other business activities. Barrett Resources was one of the potential acquisition candidates identified in that process.

     On March 1, 2001, Shell Oil Company delivered an unsolicited letter to Barrett Resources proposing to acquire Barrett Resources for $55.00 per share in cash. In the letter, Shell indicated that if Barrett Resources was unwilling to engage in negotiations with Shell by the end of business on March 5, 2001, Shell was prepared to commence an unsolicited tender offer for the shares. At a special meeting held on March 3, 2001, the Barrett Resources board met to consider the Shell proposal. On March 5, Barrett Resources delivered a letter to Shell informing Shell that the Shell proposal would be considered at the regularly scheduled meetings of Barrett Resources' board on March 7 and 8, 2001.

     Prior to the commencement of the Barrett Resources board meeting on March 7, 2001, Shell issued a press release publicly disclosing the Shell proposal to acquire Barrett Resources for $55.00 per share in cash. On the same date, Shell filed suit against Barrett Resources in Delaware Chancery Court seeking an order that certain provisions of Barrett Resources' by-laws were invalid.

     At meetings held on March 3, 7 and 8, 2001, the Barrett Resources board carefully considered Barrett Resources' business, financial condition and prospects, the terms and conditions of the Shell proposal and other matters, including discussions with and presentations by its financial and legal advisors. On March 8, 2001, the Barrett Resources board decided to reject the Shell proposal. However, in light of the Shell proposal and the Barrett Resources board's assessment of the relevant industry conditions and the feasibility of remaining independent, the Barrett Resources board also determined to take all necessary steps to maximize stockholder value. In that regard, the Barrett Resources board authorized the management of Barrett Resources, assisted by Barrett Resources' financial advisors, to pursue strategic alternatives, including seeking proposals from a number of qualified parties.

     Following the March 8, 2001 board meeting, Barrett Resources immediately began a process for seeking business combination proposals from qualified parties and began organizing a "data room" of confidential, nonpublic information about Barrett Resources, its business and future prospects to assist parties in conducting due diligence reviews. The company's financial advisors, Goldman, Sachs & Co. and Petrie Parkman & Co., Inc., contacted approximately 45 parties worldwide on behalf of Barrett Resources, including Shell and Williams, to gauge their interest in participating in Barrett Resources' process. In addition to the invitation extended by Barrett Resources' financial advisors, Mr. C. Robert Buford, a director of Barrett Resources and an acquaintance of Mr. Keith Bailey, the Chairman, President and Chief Executive Officer of Williams, contacted Mr. Bailey to invite Williams to enter into Barrett Resources' process.

     Of the parties contacted, 12 entered into confidentiality agreements with Barrett Resources and were invited to review the confidential information about Barrett Resources in the data room. In addition to the nondisclosure obligations set forth in the confidentiality agreements, each such agreement contained "standstill" restrictions that lapsed on May 11, 2001. Of the 12 parties that executed confidentiality agreements, nine visited the data room from March 20 through April 20, 2001. Shell declined Barrett Resources' invitation to sign the confidentiality agreement and visit the data room.

     On March 12, 2001, Shell and SRM Acquisition Company, a wholly owned subsidiary of Shell, commenced a cash tender offer for all outstanding Barrett Resources shares at $55.00 per share. Also on March 12, 2001, Shell filed with the SEC preliminary consent solicitation materials, pursuant to which Shell stated it would seek written consents from Barrett Resources stockholders to remove all of Barrett Resources' directors without cause and replace them with three nominees selected by Shell. On that same date, Shell amended its complaint against Barrett Resources in Delaware Chancery Court and commenced litigation against Barrett Resources in the United States District Court for the District of Delaware.

     Several other suits were filed against Barrett Resources and the Barrett Resources board in the Delaware Chancery Court on behalf of purported classes of Barrett Resources stockholders. Although containing slightly different allegations, all of the complaints allege that the Barrett Resources board violated its fiduciary duties to stockholders. The various actions ask the Court to order the Barrett Resources board to evaluate Barrett Resources' net worth, to inform itself about the Shell tender offer and to conduct an auction for Barrett Resources. Some of the complaints also challenge the Barrett Resources rights agreement and the two recently-repealed provisions of the Barrett Resources by-laws that were also challenged in Shell's suit in the Delaware Chancery Court. In addition to the injunctions, the actions request payment of alleged damages and plaintiffs' attorneys' fees. In addition, two suits were filed against Barrett Resources in the District Court for the City and County of Denver, Colorado on behalf of purported classes of Barrett Resources stockholders, alleging that the Barrett Resources board would violate its fiduciary duties to Barrett Resources stockholders if it were to allow Barrett Resources to complete the Shell tender offer. The suits ask the Court to enjoin the Barrett Resources board from agreeing to the Shell tender offer and to require the Barrett Resources board to implement a fair process in order to sell Barrett Resources in a way that would maximize value for Barrett Resources stockholders.


     Over the next two weeks, the Barrett Resources board held a number of special meetings to, among other matters, evaluate the Shell offer, review the status of Barrett Resources' solicitation of proposals from other parties and provide direction to Barrett Resources management and advisors. On March 14, 2001, at one of these meetings, the Barrett Resources board amended Barrett Resources' by-laws to delete the two provisions that were the subject of the Shell Delaware Chancery Court complaint.


     Commencing in mid-March 2001 and continuing through May 2, 2001, Williams and its representatives visited Barrett Resources' data room and conducted a due diligence review of the business and financial condition of Barrett Resources. Mr. Bailey and other representatives of Williams held several discussions with representatives of Barrett Resources (including Mr. Buford) about Williams' interest in Barrett Resources and Barrett Resources' strategic fit with Williams. Similar reviews and discussions were taking place during this period with other parties which had signed confidentiality agreements.

     On March 22, 2001, the Barrett Resources board held a special meeting at which it again reviewed the Shell tender offer and its terms and conditions with Barrett Resources' financial and legal advisors. Goldman Sachs and Petrie Parkman each rendered an opinion that, as of the date of such opinion, the Shell tender offer price was inadequate to Barrett Resources stockholders (other than Shell and its affiliates). Based upon a number of factors, including such opinions of Goldman Sachs and Petrie Parkman, Barrett Resources' current business (including its exploration and production activities and reserves), financial performance and future prospects, and the Barrett Resources board's belief that its previously initiated process of seeking strategic alternatives was reasonably likely to yield a superior transaction, the Barrett Resources board unanimously concluded that the Shell tender offer was inadequate and recommended that Barrett Resources stockholders not tender their shares pursuant to the Shell tender offer.

     On April 9, 2001, following a formal request by Shell, the Barrett Resources board established a record date of April 19, 2001 for the Shell consent solicitation.

     On or about April 11, 2001, Barrett Resources sent to each party who signed a confidentiality agreement and visited the data room a detailed instruction letter for submitting binding proposals to acquire or merge with Barrett Resources and two forms of merger agreements (one for cash proposals and one for stock proposals). The letter indicated that each party's proposal was due on May 2, 2001 along with any comments and revisions that each party may require to the relevant form of merger agreement.


     Throughout the month of April 2001, the Barrett Resources board held numerous meetings with Barrett Resources management and financial and legal advisors to remain informed about the Shell tender offer and the status of Barrett Resources' process for soliciting other proposals and to provide direction to Barrett Resources management and advisors.

     On April 24, 2001, Barrett Resources reported that based on, among other things, recent regulatory developments and ongoing drilling activities, Barrett Resources' total proved oil and gas reserves were 2.1 trillion cubic feet of gas equivalents as of April 30, 2001, an increase of 53.0% from December 31, 2000.

     On April 26, 2001, Shell announced that it was increasing the price offered in the Shell tender offer from $55.00 to $60.00 per share and extending the deadline for tendering shares to May 9, 2001. On April 30, 2001, the Barrett Resources board held a special meeting to review the revised Shell tender offer with Barrett Resources' financial and legal advisors. At this meeting, the Barrett Resources board again carefully considered Barrett Resources' business, financial condition and prospects, the terms and conditions of the revised Shell tender offer and other matters, including the progress of Barrett Resources' process for seeking other business combination proposals and the fact that Goldman Sachs and Petrie Parkman each rendered an opinion that, as of the date of such opinion, the revised Shell tender offer price was inadequate to Barrett Resources stockholders (other than Shell and its affiliates). After further analysis and discussions, the Barrett Resources board unanimously rejected the revised Shell tender offer, concluding that it was inadequate and not in the best interests of Barrett Resources stockholders. The Barrett Resources board recommended that stockholders not tender their shares pursuant to the revised Shell tender offer.

     On April 30, 2001, in response to Shell's request that Barrett Resources consider the revised Shell tender offer on an equal basis with any other offers, Barrett Resources delivered to Shell a letter which again urged Shell to participate in the process by submitting its "best and final" offer by 12:00 noon, on Wednesday, May 2, 2001, the deadline which Barrett Resources had established for other interested parties participating in the process. Barrett Resources also furnished Shell's financial advisors with the two forms of merger agreement it had furnished to other potential bidders and advised Shell of the "ground rules" which were also applicable to other parties. The company publicly disclosed this invitation to Shell as well as the May 2, 2001 deadline.

     On May 1, 2001, the Williams board of directors, together with Williams' financial advisors, held a telephonic meeting for the purpose of considering the authorization of an acquisition proposal for Barrett Resources. At the beginning of the telephonic meeting, outside individuals were mistakenly connected by a conference call vendor. Before this error was discovered, officers of Williams stated that the board meeting had been called to consider Williams' potential proposal to acquire Barrett Resources. As a result of this unintentional, inadvertent disclosure, Williams filed a Form 8-K disclosing this event on May 1, 2001.

     On May 2, 2001, three parties (Williams, Company A and Company B) delivered proposals to acquire all of the outstanding shares of Barrett Resources common stock. Williams submitted a proposal at a price equivalent to $71.00 per share that provided for the purchase of one-half of the shares pursuant to a cash tender offer followed by a merger in which each remaining share would be exchanged for shares of Williams common stock at a fixed exchange ratio to be determined based on the average closing prices of Williams common stock for the ten consecutive days preceding the execution of a merger agreement. In its offer letter, Williams stated that, in the alternative, it would be willing to complete the transaction entirely in stock. Williams' proposal also included its right to receive a termination fee equal to approximately 3.0% of Barrett Resources' equity value and an unspecified limit on the amount of expenses that would be reimbursed upon certain termination events. Company A submitted an all-cash offer but at a lower dollar value than the Williams proposal. Company B's proposal included a slightly higher dollar value than the Williams proposal and allowed for the transaction to be structured as all-cash or as a combination of cash and stock, at Barrett Resources' option. However, Company B proposed a significantly higher termination fee and an unlimited reimbursement of expenses upon certain termination events. In addition to these proposals, a fourth party submitted a bid for only a portion of Barrett Resources' assets.


     Shell announced, on May 2, 2001, that it would maintain the revised Shell tender offer price at $60.00 per share and that it was prepared to negotiate all terms of its proposal, including price. Shell also announced that it was submitting a merger agreement to Barrett Resources' financial advisors and that such merger agreement did not include a "breakup fee." On that same day, Shell delivered to Barrett Resources comments to the cash form of merger agreement and a letter to Barrett Resources, stating that it would not submit another bid at that time other than its announced tender offer price of $60.00 per share, which was significantly lower than the other proposals received. Shell's letter also stated that its tender offer was not to be construed as its "best and final" offer and that Shell was willing to discuss the terms of an acquisition, including price, at any time with Barrett Resources.

     At a special meeting held on the afternoon of May 2, 2001, the Barrett Resources board, along with its financial and legal advisors, reviewed each of the proposals Barrett Resources had received. The Barrett Resources board met on the evening of May 3, 2001, and again on the morning of May 4, 2001, to continue its review of each of the offers. After careful analysis and lengthy discussions, on May 4, 2001, the Barrett Resources board determined to continue discussions with both Williams and Company B to determine if the price and other terms of either proposal could be improved. Company A and Shell were notified that they had not been selected to continue in the process.


     On the afternoon of May 4, 2001, Barrett Resources' financial advisors contacted Williams and Company B and informed each of them that it was one of two final bidders still in the process. Each party was requested to submit an amended proposal, if any, by 2:00 p.m. (Denver time) on Saturday, May 5, 2001. Barrett Resources also provided to Williams and Company B a revised form of merger agreement and related schedules. The revised merger agreement reflected Barrett Resources' response to the comments each of the remaining bidders had provided to Barrett Resources on May 2, 2001 as part of their original proposals. With respect to Williams, Barrett Resources' financial advisors also requested, among other things, that Williams consider providing more certainty as to value with respect to the stock portion of its proposal. Barrett Resources' legal advisors also proposed a maximum of $15 million of expense reimbursements in the event of certain events of termination of the merger agreement. With respect to Company B, Barrett Resources' financial advisors requested, among other things, that Company B significantly reduce its termination fee and limit reimbursement of expenses to $15 million.


     On the afternoon of Saturday, May 5, 2001, both Williams and Company B responded in writing to Barrett Resources' request for improved offers. Williams advised Barrett Resources that it was increasing the value of its proposal to $73.00 per share, while maintaining the structure and other terms set forth in its initial proposal and accepting Barrett Resources' proposed maximum expense reimbursement amount of $15 million. Company B did not change its originally proposed price and, while it reduced its requested termination fee, the termination fee was still higher than the one proposed by Williams, and Company B proposed a higher maximum expense reimbursement compared to Williams. The total amount of the termination fee and maximum expense reimbursement that Company B sought was substantially higher than the comparable amount from Williams. Each party also responded to the revised merger agreement and related schedules.

     As a result of the responses received, the Williams proposal, based on Williams' closing stock price on Friday, May 4, 2001, offered an implied value of $73.32 per share of Barrett Resources common stock, which was higher than the all-cash proposal from Company B. In addition, Williams agreed to a termination fee of 3.0% of equity value plus up to $15 million of expenses, or an aggregate of $90.5 million or approximately 3.7% of equity value, and made certain concessions in its merger agreement. By contrast, Company B's cash transaction proposal had a lower price per share, relative to the Williams proposal, and included a higher termination fee as well as a higher expense reimbursement amount.

     The Barrett Resources board considered the revised proposals at a meeting held on the evening of Saturday, May 5, 2001. Following a careful consideration of the proposals, and after discussion with its financial and legal advisors, the Barrett Resources board decided to commence further negotiations solely with Williams. During the evening of May 5, 2001, Barrett Resources' financial advisors informed Williams that it was the prevailing bidder. Barrett Resources' financial advisors also informed Company B that Barrett Resources would be negotiating a transaction with another party.

     On Sunday morning, May 6, 2001, representatives of Barrett Resources, along with its financial and legal advisors, traveled to Williams' headquarters in Tulsa, Oklahoma to conduct an on-site due diligence review of Williams to supplement its prior review of publicly-available information. At the same time, Barrett Resources and its legal advisors continued to negotiate the merger agreement with representatives of Williams and its legal counsel. Williams continued its ongoing due diligence review of Barrett Resources during this time. In the late afternoon of May 6, 2001, the Barrett Resources board met to review the progress of the due diligence review and the negotiation of the merger agreement. Following the meeting, the board authorized Barrett Resources management to proceed with final negotiations of the merger agreement with Williams.

     On the evening of May 6, 2001, the Board of Directors of Williams held a telephonic meeting at which the merger agreement and the transactions contemplated thereby were approved. At such meeting, Merrill Lynch & Co., financial advisor to Williams, rendered an oral opinion (which was subsequently confirmed in writing) that as of the date of the opinion the consideration to be paid in the tender offer and merger, taken together, was fair from a financial point of view to Williams.

     The negotiations with respect to the merger agreement took place throughout the evening of May 6 and the early morning of May 7, 2001. On the morning of May 7, 2001, the Barrett Resources board met and reviewed, among other things, Barrett Resources' business, industry conditions, the results of the process for soliciting proposals, the terms and conditions of the merger agreement and its receipt of written opinions, each dated May 7, 2001, from Goldman Sachs and Petrie Parkman. At the meeting, Goldman Sachs and Petrie Parkman rendered opinions that, as of that date and based upon and subject to the various assumptions and qualifications described in the opinions, the consideration to be received by the holders of shares in the tender offer and the merger, taken together as a unitary transaction, was fair from a financial point of view to such holders. Based on the foregoing, the board unanimously approved the merger agreement and the transactions contemplated thereby, including the tender offer and the merger. See "-- Reasons for the Merger" below. The merger agreement was then executed by the parties. Shortly after the signing, Williams and Barrett Resources issued separate press releases announcing the transaction.

     Also on May 7, 2001, Shell publicly announced that it was withdrawing the revised Shell offer and terminating its efforts to acquire Barrett Resources.

     On May 14, 2001, Williams commenced the tender offer for 16,730,502 shares of Barrett Resources common stock.

     On May 18, 2001, a stipulation and order dismissing without prejudice Shell's action in the United States District Court for the District of Delaware was entered. On May 23, 2001, a stipulation and order dismissing without prejudice Shell's action in the Delaware Chancery Court was entered. The shareholder suits filed in the Delaware Chancery Court and the District Court for the City and County of Denver, Colorado remain outstanding.

     On May 30, 2001, the Federal Trade Commission granted early termination of the waiting period for the tender offer and the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     On June 11, 2001, Williams entered into a bridge loan facility to fund the purchase of the shares of Barrett Resources common stock accepted in the tender offer, pay related fees and expenses, and refinance certain debt of Barrett Resources if Williams is required or chooses to do so. The credit agreement related to the bridge loan facility was filed as an exhibit to Williams' Current Report on Form 8-K filed with the SEC on June 13, 2001.

     The tender offer was completed as of midnight on June 11, 2001. Pursuant to the tender offer, Williams' subsidiary purchased 16,730,502 shares of Barrett Resources common stock, or approximately 50% of the outstanding shares, at the price of $73.00 net in cash per share.

     On June 12, 2001, Barrett Resources received the consent of its lenders to the completion of the tender offer and the merger without repayment of the amounts owed under Barrett Resources' revolving credit agreement.


RECOMMENDATION OF THE BARRETT RESOURCES BOARD


     The Barrett Resources board has unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Barrett Resources stockholders and has unanimously approved the merger agreement and the merger. The Barrett Resources board unanimously recommends that Barrett Resources stockholders vote FOR adoption and approval of the merger agreement and the merger.

     In considering the recommendation of the Barrett Resources board with respect to the merger proposal, you should be aware that certain directors and executive officers of Barrett Resources have arrangements that cause them to have certain interests in the merger that are different from, or are in addition to, the interests of Barrett Resources stockholders generally. See "-- Interests of Directors and Executive Officers of Barrett Resources in the Merger."

REASONS FOR THE MERGER

     Barrett Resources and Williams believe that the merger represents an opportunity to enhance value for you and other Barrett Resources stockholders, who would receive shares in a leading diversified energy company with strong financial resources and long-term prospects for future growth and earnings.

     In reaching its conclusion to approve the transactions contemplated by the merger agreement, the Barrett Resources board, with the assistance of its financial and legal advisors, took into account numerous factors, including, but not limited to, the following:

     - The Barrett Resources board's familiarity with the business, financial condition, prospects and current business strategy of Barrett Resources (including its production and exploration activities and reserves). In this regard, the Barrett Resources board particularly considered:

        - the historical results, financial condition, results of operations, cash flows, earnings, assets and reserve reports of Barrett Resources;

        - Barrett Resources' future prospects (including future exploration and production plans); and

        - the current near-term and long-term outlook for the market for natural gas, including conditions in the commodities market and the long-term outlook for increased gas demand in light of the current and projected tight markets for electricity.

     - The $73.00 per share cash consideration proposed by Williams for the tender offer, the 1.767 exchange ratio (which, based on the closing price of Williams common stock on the NYSE on May 4, 2001 (the last trading day before the execution of the merger agreement), had an indicated value of $73.63 per share) proposed by Williams for the merger, the resulting implied value of the tender offer and the merger of $73.32 per share and the implied premium over the current and historical price of the shares as compared to the premiums and valuations found in other transactions. The board of directors considered that the exchange ratio of 1.767 shares of Williams common stock per share of Barrett Resources common stock in the merger is a fixed ratio that will not be adjusted for any increase or decrease in the price of either shares of Williams common stock or shares of Barrett Resources common stock, and, as a result, the value of the shares of Williams common stock to be issued in the merger would fluctuate in value.

     - The potential strategic alternatives available to Barrett Resources (including remaining independent) and the viability and risks associated with each alternative.

     - The results of an extensive and highly visible process for seeking business combination proposals, pursuant to which the Barrett Resources financial advisors contacted approximately 45 potential parties, 12 of whom entered into confidentiality agreements and nine of whom visited the Barrett Resources due diligence "data room," which contained confidential information about Barrett Resources, its business and future prospects. The Barrett Resources board reviewed carefully the proposals received on the publicly announced May 2, 2001 deadline and the results of further negotiations with the two parties presenting the highest proposals. The Barrett Resources board noted that the Williams proposal, based on the closing price of Williams common stock on May 4, 2001 (the last trading day before the execution of the merger agreement), offered the highest value of any proposal that it received, although the Barrett Resources board was aware that the Williams common stock price might be adversely affected, at least temporarily, by the announcement of the execution of the merger agreement.

     - The terms and conditions of the proposed combination of Barrett Resources and Williams, including

        - the ability of the Barrett Resources board, prior to the completion of the tender offer, to consider and negotiate unsolicited third party takeover proposals, if such proposals are reasonably expected to be superior to the tender offer and merger and subject to certain determinations regarding the Barrett Resources board's fiduciary duties;

        - the right of Barrett Resources prior to completion of the tender offer to terminate and accept a superior proposal, subject to the satisfaction of certain conditions and the payment of a termination fee and expenses to Williams; and

        - the size and structure of the termination fee and expenses payable to Williams as compared to the amounts proposed by other parties in the bidding process.

     - The Barrett Resources board's review of public disclosures by and about the business, financial condition, prospects and current business strategy of Williams, the due diligence review by Barrett Resources management and Barrett Resources' financial and legal advisors of Williams and Williams' recent historical stock price performance.

     - The fact that the merger will present an opportunity for Barrett Resources stockholders to participate in a significantly larger and more diversified company and, as stockholders of the combined business, to benefit from any future growth of the combined business.

     - The proposed structure of the merger, which, assuming receipt of an appropriate tax opinion as to the tax-free nature of the merger, is designed to permit holders of the shares of Barrett Resources common stock that were not purchased in the tender offer to exchange such shares for shares of Williams common stock in a tax-free manner for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional Williams shares, and the circumstances under which such tax opinion might not be obtained.

     - The opinion of Goldman Sachs delivered to the Barrett Resources board on May 7, 2001, that, as of that date, and based upon and subject to the various qualifications and assumptions described in its opinion, the consideration to be received by the holders of shares of Barrett Resources common stock in the tender offer and the merger, taken as a unitary transaction, was fair from a financial point of view to the holders of such shares receiving such consideration. The full text of the written fairness opinion of Goldman Sachs, dated May 7, 2001, which sets forth the procedures followed, the matters reviewed and the assumptions made in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Barrett Resources stockholders are urged to read the Goldman Sachs opinion in its entirety.

     - The opinion of Petrie Parkman, dated May 7, 2001, that, as of that date and on the basis of and subject to the assumptions and qualifications set forth in the opinion, the consideration to be received by the holders of shares of Barrett Resources common stock (other than Williams and Barrett Resources) in the tender offer and the merger, taken together, was fair from a financial point of view to such holders. A copy of Petrie Parkman's opinion, dated May 7, 2001, which sets forth the procedures followed, matters reviewed and assumptions made by Petrie Parkman, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Barrett Resources stockholders are urged to read the Petrie Parkman opinion in its entirety.

     - The belief of the Barrett Resources board, based in part on the factors described above, that the interests of its stockholders would be best served by completion of the tender offer and the merger.

     In light of the foregoing, the Barrett Resources board unanimously concluded that the merger agreement, the tender offer and the merger are advisable and fair to, and in the best interests of, Barrett Resources stockholders.

     The foregoing discussion of the information and factors considered by the Barrett Resources board is not intended to be exhaustive but addresses the material information and factors considered by the board in its consideration of the tender offer and the merger. In view of the variety of factors and the amount of information considered, the Barrett Resources board did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that stockholders accept the tender offer and approve the merger. Such determination was made after consideration of all the factors taken as a whole and at numerous meetings. In addition, individual members of the Barrett Resources board may have given differing weights to different factors.

OPINIONS OF BARRETT RESOURCES' FINANCIAL ADVISORS

     In connection with the tender offer and the merger, the Barrett Resources board received the opinions of Goldman Sachs and Petrie Parkman as to whether the consideration to be received by the holders of Barrett Resources common stock (other than Williams and Barrett Resources) in the tender offer and the merger, taken together as a unitary transaction, was fair from a financial point of view to such holders as of the date of those opinions. The full text of the fairness opinion of Goldman Sachs dated May 7, 2001 and the fairness opinion of Petrie Parkman also dated May 7, 2001 are attached to this document as Annex B and Annex C, respectively. You are encouraged to read these opinions carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

  Opinion of Goldman Sachs

     On May 7, 2001, Goldman Sachs & Co. delivered its written opinion to the Barrett Resources board of directors that as of the date of such opinion and based upon and subject to the various qualifications and assumptions described in such opinion, the consideration to be received by the holders of shares of Barrett Resources common stock in the tender offer and the merger, taken as a unitary transaction, was fair from a financial point of view to the holders of shares of Barrett Resources common stock receiving such consideration.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MAY 7, 2001, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B AND IS INCORPORATED BY REFERENCE IN THIS DOCUMENT. YOU ARE URGED TO, AND SHOULD, READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY. GOLDMAN SACHS PROVIDED ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF THE BARRETT RESOURCES BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE GOLDMAN SACHS OPINION IS NOT A RECOMMENDATION AS TO HOW ANY BARRETT RESOURCES STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - annual reports to stockholders and annual reports on Form 10-K of Barrett Resources and Williams for the five years ended December 31, 2000;

     - certain interim reports to stockholders and quarterly reports on Form 10-Q of Barrett Resources and Williams;

     - other communications from Barrett Resources and Williams to their respective stockholders; and

     - internal financial analyses and forecasts for Barrett Resources prepared by its management.

     Goldman Sachs also held discussions with the senior management of each of Barrett Resources and Williams regarding their assessment of the past and current business operations and financial condition and the future prospects of their respective companies. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for shares of Barrett Resources common stock and shares of Williams common stock;

     - compared financial and stock market information for Barrett Resources and Williams with similar information for certain other companies that have publicly traded securities;

     - reviewed the financial terms of certain recent business combinations in the upstream oil and gas industry specifically and in other industries generally; and

     - performed other studies and analyses that Goldman Sachs considered appropriate.

     It should be noted that Williams did not make available to Goldman Sachs Williams' projections of future financial performance. Accordingly, Goldman Sachs' review of those matters was limited to discussions with Williams' management of certain research analyst estimates for Williams.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Barrett Resources or Williams or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. With respect to oil and gas reserve information, Goldman Sachs is not an expert in the evaluation of oil and gas properties and has, with the Barrett Resources board's consent, relied without independent verification solely upon internal estimates prepared by Barrett Resources management as well as audited proved reserve information prepared by Ryder Scott Company and Netherland, Sewell & Associates, both independent engineering firms, that was provided to Goldman Sachs by Barrett Resources management. The Goldman Sachs opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative business transaction that might be available to Barrett Resources.

     The following are summaries of the material financial analyses used by Goldman Sachs in connection with providing its opinion to the Barrett Resources board on May 7, 2001. Some of the summaries of the financial analyses include information presented in tabular format. In order to more fully understand each financial analysis used by Goldman Sachs, each table must be read together with the full text of the related summary. The tables alone are not a complete description of Goldman Sachs' financial analyses.

     Implied Value and Sensitivity Analysis. Goldman Sachs calculated the sensitivity of the merger consideration to the average closing prices for shares of Williams common stock for the periods referenced in the table below. In addition, Goldman Sachs calculated the implied per share value of the consideration to be received by the holders of Barrett Resources common stock in the tender offer and the merger (assuming that 50% of such shares are tendered in exchange for cash in the tender offer and 50% of such shares are exchanged in the merger) based on the closing price of Williams common stock as of May 4, 2001, the last full trading day before the date of the announcement of the execution of the merger agreement, as well as based on average closing prices of Williams common stock for the periods referenced in the table below:

                    SENSITIVITY OF THE MERGER CONSIDERATION

                                                      30 DAY AVERAGE    60 DAY AVERAGE    90 DAY AVERAGE
                                       MAY 4, 2001    TO MAY 4, 2001    TO MAY 4, 2001    TO MAY 4, 2001
                                       -----------    --------------    --------------    --------------
Exchange Ratio.......................     1.767x           1.767x            1.767x            1.767x
Williams Common Stock Price..........    $41.67           $41.84            $42.46            $40.98
Stock Consideration per Share........    $36.82           $36.97            $37.51            $36.21
Cash Consideration per Share.........    $36.50           $36.50            $36.50            $36.50
                                         ------           ------            ------            ------
Implied Consideration per Share......    $73.32           $73.47            $74.01            $72.71

     Selected Companies Analysis. Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples for Barrett Resources to corresponding financial information, ratios and public market multiples for the following six publicly traded oil and gas companies:

     - Cabot Oil & Gas Corporation;

     - Cross Timbers Oil Company;

     - Devon Energy Corporation;

     - Forest Oil Corporation;

     - Newfield Exploration Company; and

     - Tom Brown, Inc.

     The six selected companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Barrett Resources. Goldman Sachs calculated and compared various financial multiples and ratios based on the most recent publicly available information. The multiples and ratios for each of the six selected companies were calculated using closing per share prices as of May 4, 2001, and the multiples and ratios for Barrett Resources were calculated using the $73.32 implied per share value of the consideration to be received by the holders of Barrett Resources common stock in the tender offer and the merger (assuming that 50% of such shares are tendered in exchange for cash in the tender offer and 50% of such shares are exchanged in the merger) based on the closing price of Williams common stock as of May 4, 2001. Goldman Sachs' analyses of the selected companies compared the following to the results for Barrett Resources:

     - closing share price on May 4, 2001 as a percentage of 52-week high share price;

     - price as a multiple of estimated discretionary cash flow ("DCF") for 2001 and 2002;

     - price as a multiple of estimated earnings per share for 2001 and 2002;
       and

     - total enterprise value, which is the market value of common equity plus preferred stock plus minority interest plus total debt less cash, as a multiple of 2000 earnings before interest, taxes, depreciation, amortization and exploration expense ("EBITDAX").

     The results of these analyses are summarized as follows:

                 SELECTED PUBLICLY TRADED OIL AND GAS COMPANIES

                                                                                     BARRETT RESOURCES
                                                        RANGE       MEAN    MEDIAN   AT WILLIAMS OFFER
                                                     ------------   -----   ------   -----------------
May 4, 2001 share price as a percentage of 52-week
  high share price.................................   65%- 85%        79%     81%             --
Price as a multiple of estimated 2001 DCF..........  2.9x- 4.4x      3.6x    3.5x            8.1x
Price as a multiple of estimated 2002 DCF..........  3.0x- 5.9x      4.3x    4.3x            7.5x
Price as a multiple of estimated 2001 earnings per
  share............................................  7.5x- 11.4x     8.7x    8.1x           16.7x
Price as a multiple of estimated 2002 earnings per
  share............................................  8.6x- 17.6x    12.3x   12.6x           21.6x
Total enterprise value as a multiple of 2000
  EBITDAX..........................................  4.0x- 7.1x      5.5x    5.4x           11.2x

     Goldman Sachs also compared the following for the selected companies:

     - total enterprise value per thousand cubic feet of natural gas equivalent
       (Mcfe) of proved reserves;

     - total enterprise value plus the present value of future development costs per Mcfe of proved reserves;

     - percentage of proved gas reserves;

     - percentage of proved developed reserves; and

     - proved reserves to production ratio.

     The results of these analyses are summarized as follows:

                 SELECTED PUBLICLY TRADED OIL AND GAS COMPANIES

                                                                      BARRETT RESOURCES   BARRETT RESOURCES
                                                                         AT WILLIAMS         AT WILLIAMS
                                                                         OFFER WITH          OFFER WITH
                                                                       RESERVES AS OF      RESERVES AS OF
                                        RANGE        MEAN    MEDIAN   DECEMBER 31, 2000    APRIL 24, 2001
                                    -------------   ------   ------   -----------------   -----------------
Total enterprise value per Mcfe of
  proved reserves.................  $1.05- $2.81    $1.59    $1.42          $2.11               $1.39
Total enterprise value plus future
  development costs per Mcfe of
  proved reserves.................  $1.23- $3.00    $1.71    $1.51          $2.22               $1.66
% proved gas reserves.............    53%- 95%         76%      78%            96%                 96%
% proved developed reserves.......    68%- 82%         77%      77%            58%                 36%
Proved reserves to production
  ratio...........................   4.9x- 14.0x      9.2x     8.8x          11.7x               17.7x

     Present Value of Implied Barrett Resources Future Stock Price
Analysis. Goldman Sachs performed an analysis to determine the present value as of March 31, 2001 of the implied future price of Barrett Resources common stock, calculated using the February 2001 and the subsequently updated March 2001 financial forecasts prepared by Barrett Resources management, a discount rate of 10% and two different future oil and gas price assumptions: Goldman Sachs research price assumptions and the implied forward prices based on the New York Mercantile Exchange forward strip as of April 20, 2001. The following table presents the ranges of present values indicated by the analysis for Barrett Resources' implied future stock price at different DCF multiples based on the February 2001 financial forecast prepared by Barrett Resources management:

   RANGE OF IMPLIED PRESENT VALUES FOR BARRETT RESOURCES FUTURE STOCK PRICES

                   GOLDMAN SACHS RESEARCH PRICE ASSUMPTIONS:

MULTIPLE OF 5.0X   MULTIPLE OF 6.0X   MULTIPLE OF 7.0X   MULTIPLE OF 8.0X
----------------   ----------------   ----------------   ----------------
$31.56 - $38.85    $37.87 - $43.02    $44.18 - $50.19    $50.49 - $57.36

                NEW YORK MERCANTILE EXCHANGE PRICE ASSUMPTIONS:

MULTIPLE OF 5.0X   MULTIPLE OF 6.0X   MULTIPLE OF 7.0X   MULTIPLE OF 8.0X
----------------   ----------------   ----------------   ----------------
$39.30 - $46.68    $47.16 - $56.02    $55.02 - $65.35    $62.88 - $74.69

     The following table presents the ranges of present values indicated by the analysis for Barrett Resources' implied future stock price at different DCF multiples based on the March 2001 updated financial forecast prepared by Barrett Resources management:

   RANGE OF IMPLIED PRESENT VALUES FOR BARRETT RESOURCES FUTURE STOCK PRICES

                   GOLDMAN SACHS RESEARCH PRICE ASSUMPTIONS:

MULTIPLE OF 5.0X   MULTIPLE OF 6.0X   MULTIPLE OF 7.0X   MULTIPLE OF 8.0X
----------------   ----------------   ----------------   ----------------
$36.70 - $61.81    $44.04 - $74.18    $51.38 - $86.54    $58.72 - $98.90

                NEW YORK MERCANTILE EXCHANGE PRICE ASSUMPTIONS:

MULTIPLE OF 5.0X   MULTIPLE OF 6.0X   MULTIPLE OF 7.0X   MULTIPLE OF 8.0X
----------------   ----------------   ----------------   ----------------
$45.90 - $75.92    $55.08 - $91.10    $64.26 - $106.28   $73.44 - $121.47

     Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis of Barrett Resources based on the February 2001 and the updated March 2001 financial forecasts prepared by Barrett Resources management using two different future oil and gas price assumptions: Goldman Sachs research price assumptions and the implied forward prices based on the New York Mercantile Exchange forward strip as of April 20, 2001. The discounted cash flow analysis was performed by calculating the annual free cash flows for 2001 through 2005 and a terminal value for Barrett Resources as of December 31, 2005 and discounting the results back to December 31, 2000. Assuming a range of discount rates of 8% to 12%, and trailing 12-months earnings before interest, tax, depreciation and amortization ("EBITDA") exit multiples of 5.0x to 9.0x, the discounted cash flow analysis based on the February 2001 financial forecast prepared by Barrett Resources management suggested a range of values of $31.08 to $71.83 per share of Barrett Resources common stock based on Goldman Sachs research price assumptions and a range of values of $48.22 to $100.65 per share of Barrett Resources common stock based on the implied forward prices based on the New York Mercantile Exchange forward strip as of April 20, 2001. In addition, assuming the same range of discount rates and the same trailing 12-months EBITDA exit multiples described in the previous sentence, the discounted cash flow analysis based on the updated March 2001 financial forecast prepared by Barrett Resources management suggested a range of values of $72.06 to $151.47 per share of Barrett Resources common stock based on Goldman Sachs research price assumptions and a range of values of $100.01 to $200.83 per share of Barrett Resources common stock based on the implied forward prices based on the New York Mercantile Exchange forward strip as of April 20, 2001.

     Barrett Resources Net Asset Value Calculation. Goldman Sachs analyzed the present value of future production for proved, probable and possible reserves based on Barrett Resources management's assumptions as to production, land grant development and minerals using a discount rate of 10%. The resulting value for probable and possible reserves was risk adjusted at a factor of 10% and 25%. Goldman Sachs used two different future oil and gas price assumptions in connection with this analysis: Goldman Sachs research price assumptions and the implied forward prices based on the New York Mercantile Exchange forward strip as of April 20, 2001. The results of these analyses suggested a range of values of $61.48 to $73.08 per share of Barrett Resources common stock based on Goldman Sachs research price assumptions and a range of values of $92.75 to $110.47 per share of Barrett Resources common stock based on the implied forward prices based on the New York Mercantile Exchange forward strip as of April 20, 2001.

     Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to 14 selected North American upstream corporate transactions in the oil and gas exploration and production industry since 1999 involving gas reserves greater than 50%. As part of this analysis, Goldman Sachs calculated and compared the following to the implied value of the consideration to be received by the holders of Barrett Resources common stock in the tender offer and the merger (assuming that 50% of such shares are tendered in exchange for cash in the tender offer and 50% of such shares are exchanged in the merger) based on the closing price of Williams common stock as of May 4, 2001:

     - the premium to market price one day and 30 days prior to the announcement of each transaction;

     - consideration to be paid per Mcfe of proved reserves; and

     - enterprise value as a multiple of last twelve months ("LTM") EBITDA.

     The following table summarizes the results of the selected transactions analysis:

                         SELECTED TRANSACTIONS ANALYSIS

                                                                                       BARRETT
                                                                                     RESOURCES AT
                                                                                       WILLIAMS
                                                    RANGE         MEAN     MEDIAN       OFFER
                                                --------------    -----    ------    ------------
Premium to market price 1 day prior to
  announcement date...........................  (3.6)% - 29.9%     12.8%    13.7%        60.7%(a)
Premium to market price 30 days prior to
  announcement date...........................   0.8% - 73.8%      30.4%    27.6%        53.5%(a)
Consideration for reserves to be paid per Mcfe
  of proved reserves..........................  $0.68 - $2.16     $1.33    $1.17        $1.23
Enterprise value as a multiple of LTM
  EBITDA......................................   4.4x - 39.2x      11.0x     9.0x         9.2x

---------------
(a) 1-day premium based on closing price as of March 6, 2001 (the day before Shell Oil Company publicly announced its unsolicited tender offer to acquire Barrett Resources); 30-day premium based on closing price as of January 23, 2001 (30 trading days ended March 6, 2001).

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Barrett Resources or Williams or the transactions contemplated by the merger agreement.

     The analyses were prepared solely for purposes of providing an opinion to the Barrett Resources board as to the fairness from a financial point of view of the consideration to be received by the holders of shares of Barrett Resources common stock in the tender offer and the merger, taken as a unitary transaction. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Barrett Resources, Williams, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the Barrett Resources board was one of many factors taken into consideration by the Barrett Resources board in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Goldman Sachs is familiar with Barrett Resources, having provided certain investment banking services to Barrett Resources from time to time, including having acted as a managing underwriter of a public offering in February 1997 of Barrett Resources' 7.55% Senior Notes due 2007, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services to Williams from time to time, including having acted as a managing underwriter of a public offering of 33,000,000 shares of Williams common stock in January 2001, and may provide investment banking services to Williams in the future.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Barrett Resources or Williams for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated March 3, 2001, Barrett Resources engaged Goldman Sachs to act as one of its financial advisors in connection with the Shell tender offer, the Williams tender offer and the merger and certain other possible transactions. Pursuant to the terms of such letter agreement, Barrett Resources has agreed to pay Goldman Sachs:

          (1) a fee of $500,000 payable on March 3, 2001;

          (2) a fee equal to 0.55% of the aggregate value of any transaction up to $55.00 per share of Barrett Resources common stock, and if holders receive more than $55.00 per share in any such transaction, a fee equal to the fee payable assuming the holder receives $55.00 per share plus 1.5% of the amount per share received by such holder in excess of $55.00 per share multiplied by the fully diluted number of shares of Barrett Resources common stock outstanding, if:

          - at least 15% of outstanding stock of Barrett Resources is acquired by a third party;

          - all or substantially all of the assets of Barrett Resources are sold; or

          - a recapitalization transaction involving Barrett Resources occurs;
            and

          (3) $2 million on each of four successive quarterly dates if certain transactions involving Barrett Resources have not then occurred.

     The amount paid under paragraph (1) above is creditable against the amount payable under paragraphs (2) and (3) above. In addition, the amount paid under paragraph (2) above is creditable against the amount payable under paragraph (3) above.

     Barrett Resources has also agreed to reimburse Goldman Sachs for reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

  Opinion of Petrie Parkman

     Barrett Resources engaged Petrie Parkman & Co., Inc. as one of its financial advisors on March 7, 2001 in connection with a possible merger or business combination involving Barrett Resources. On May 7, 2001, Petrie Parkman rendered to the Barrett Resources board of directors its written opinion that, as of that date and based upon and subject to the assumptions and qualifications described in such opinion, the consideration described in the merger agreement to be received by the holders of Barrett Resources common stock (other than Williams and Barrett Resources) in the tender offer and the merger, taken together, was fair from a financial point of view to such holders.

     THE FULL TEXT OF PETRIE PARKMAN'S OPINION, DATED MAY 7, 2001, WHICH CONTAINS A DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE SCOPE OF REVIEW UNDERTAKEN BY PETRIE PARKMAN IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE IN THIS DOCUMENT. THE SUMMARY OF THE PETRIE PARKMAN OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. BARRETT RESOURCES STOCKHOLDERS ARE ENCOURAGED TO, AND SHOULD, READ THE PETRIE PARKMAN OPINION CAREFULLY.

     PETRIE PARKMAN'S OPINION WAS PROVIDED TO THE BARRETT RESOURCES BOARD OF DIRECTORS FOR ITS USE AND BENEFIT AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF BARRETT RESOURCES COMMON STOCK. PETRIE PARKMAN'S OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY BARRETT RESOURCES TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. PETRIE PARKMAN'S OPINION AND ITS PRESENTATION TO THE BARRETT RESOURCES BOARD OF DIRECTORS ON MAY 7, 2001 WERE AMONG MANY FACTORS TAKEN INTO CONSIDERATION BY THE BARRETT RESOURCES BOARD OF DIRECTORS IN MAKING ITS DETERMINATION TO APPROVE AND RECOMMEND THE TENDER OFFER AND THE MERGER.

     In arriving at its opinion, Petrie Parkman, among other things:

     - reviewed certain publicly available business and financial information relating to Barrett Resources, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 and (ii) a press release issued by Barrett Resources on April 30, 2001 disclosing its financial results for the fiscal quarter ended March 31, 2001;

     - reviewed certain publicly available business and financial information relating to Williams, including its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000;

     - reviewed (i) a draft dated May 3, 2001 of Williams' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 and (ii) a draft dated May 5, 2001 of the pro forma balance sheet of Williams after giving effect to the spinoff of Williams Communications Group, Inc.;

     - reviewed certain estimates of the Barrett Resources' oil and gas reserves, including (i) estimates of proved reserves prepared by the Barrett Resources management, the majority of which were reviewed by the independent engineering firms of Netherland Sewell & Associates, Inc. or Ryder Scott Company as of December 31, 2000, (ii) estimates of additional proved reserves in the Piceance Basin prepared by the Barrett Resources management and reviewed by Ryder Scott Company as of March 31, 2001, a portion of which were subject to the receipt of regulatory approval that was subsequently obtained, (iii) estimates of proved reserves in certain coalbed methane properties in the Powder River Basin prepared by Barrett Resources management and reviewed by Netherland Sewell as of April 1, 2001, (iv) estimates of additional proved reserves prepared by Barrett Resources management as of April 1, 2001 and (v) estimates of non-proved reserves prepared by Barrett Resources management as of January 1, 2001;

     - analyzed certain historical and projected financial and operating data of Barrett Resources prepared by the management and staff of Barrett Resources;

     - reviewed certain historical financial and operating data of Williams prepared by the management and staff of Williams;

     - discussed the current operations and prospects of Barrett Resources and Williams with the management and staff of Barrett Resources and Williams, respectively;

     - reviewed the historical market prices and trading history of the outstanding shares of Barrett Resources common stock and the outstanding shares of Williams common stock;

     - compared recent stock market capitalization indicators for Barrett Resources with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

     - compared the financial terms of the tender offer and the merger with the financial terms of other transactions that Petrie Parkman deemed to be relevant;

     - participated in certain discussions among representatives of Barrett Resources and Williams and their respective legal and other financial advisors;

     - reviewed a draft dated May 6, 2001 of the merger agreement; and

     - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

     In preparing its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to Petrie Parkman by Barrett Resources and Williams. Petrie Parkman further relied upon the assurances of the representatives of the management of Barrett Resources and Williams that they were unaware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect. With respect to projected financial and operating data, Petrie Parkman assumed that the data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and staff of Barrett Resources relating to the future financial and operational performance of Barrett Resources. With respect to the estimates of oil and gas reserves, Petrie Parkman assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Barrett Resources (and its engineering consultants) relating to the oil and gas properties of Barrett Resources. Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of either Barrett Resources or Williams nor, except for the estimates of oil and gas reserves referred to above, was Petrie Parkman furnished with any such evaluations or appraisals. In addition, Petrie Parkman did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of Barrett Resources or Williams.

     Petrie Parkman was not asked to consider, and its opinion does not address, the price at which Williams common stock will trade following the announcement or consummation of the tender offer and the merger.

     Petrie Parkman's opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date of its opinion and the condition and prospects, financial and otherwise, of Barrett Resources and Williams as they had been represented to Petrie Parkman as of the date of its opinion or as they were reflected in the materials and discussions described above.

     The following is a summary of the analyses performed by Petrie Parkman in connection with the preparation of its opinion dated May 7, 2001 and presented to the Barrett Resources board of directors on that date.

     This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Petrie Parkman.

     Historical Stock Trading Ratio Analysis. Petrie Parkman analyzed the historical ratios of the closing prices of Barrett Resources common stock divided by corresponding closing prices of Williams common stock for the period from May 4, 1998 to May 4, 2001. Petrie Parkman noted the proposed merger exchange ratio of 1.767 was above the average historical trading ratio of 0.968 during such period.

     Implied Premium Analysis. Petrie Parkman calculated the premiums implied by comparing the $73.32 per share of Barrett Resources common stock in blended value offered by Williams (based on the closing price of Williams common stock on May 4, 2001) to the average historical trading price of Barrett Resources common stock for specified periods between May 4, 1998 and May 4, 2001 and derived the following results:

                                                               BARRETT
                                                              RESOURCES
                                                               AVERAGE     $73.32 OFFER
PERIOD                                                          PRICE        PREMIUM
------                                                        ---------    ------------
Last Price (5/4/01).........................................   $67.30           8.9%
Day Prior to Shell Offer (3/6/01)...........................   $45.62          60.7%
1 week......................................................   $65.73          11.5%
4 weeks.....................................................   $61.86          18.5%
3 months....................................................   $56.81          29.1%
6 months....................................................   $51.47          42.5%
1 year......................................................   $43.19          69.7%
3 years.....................................................   $33.68         117.7%

High Price..................................................   $67.30           8.9%
Low Price...................................................   $15.50         373.0%

     Discounted Cash Flow Analysis. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining the equity reference value range per share of Barrett Resources common stock. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows for Barrett Resources' oil and gas reserve assets based on the proved, probable and possible reserve estimates referred to above and for its non-reserve assets utilizing information provided by Barrett Resources. Petrie Parkman mechanically adjusted the proved reserve information and probable and possible estimates to be as of March 31, 2001.

     Petrie Parkman evaluated five scenarios in which the principal variables were oil and gas prices. The five pricing scenarios, Pricing Case I, Pricing Case II, Pricing Case III, Strip Pricing Case Escalated and the Strip Pricing Case Flat, were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas. The Strip Pricing Cases were based upon the publicly available average of oil and gas futures contract prices quoted on the New York Mercantile Exchange. Benchmark prices for Pricing Cases I, II and III were projected to be $18.00, $20.00 and $22.00 per barrel for oil and $3.50, $4.00 and $4.50 per million British thermal units for gas, respectively, as of May 7, 2001 and were escalated annually starting in 2002 at the rate of 3%. The Strip Pricing Case Escalated and the Strip Pricing Case Flat for the fiscal year ended 2001 reflected actual prices from March 31, 2001 through May 4, 2001 blended with the current strip prices through the end of the year. The Strip Pricing Escalated Case was escalated annually following 2005 for oil at the rate of 3% and following 2004 for gas at the rate of 3%. Adjustments were made to the benchmarks based on the historical relationship between the benchmarks and Barrett Resources' realized prices.

     Applying various after-tax discount rates, ranging from 10.0% to 35.0% depending on reserve category, to the after-tax cash flows, assuming a carry-over of Barrett Resources' existing tax positions, deducting long-term debt of $295.0 million and adding net working capital of $20.9 million, the discounted cash flow analysis indicated equity reference value ranges that were divided by the diluted number of shares of Barrett Resources common stock outstanding to derive the following equity value ranges per share of Barrett Resources common stock:

                                                                               STRIP PRICING     STRIP PRICING
                       PRICING CASE I    PRICING CASE II   PRICING CASE III     (ESCALATED)         (FLAT)
                       ---------------   ---------------   ----------------   ---------------   ---------------
Equity Reference
  Value Range per
  Common Share.......  $34.67 - $47.75   $44.68 - $61.01   $54.75 - $74.52    $46.56 - $62.74   $41.05 - $53.57

     Petrie Parkman noted the Williams' implied offer price of $73.32 per share of Barrett Resources common stock was within or in excess of the equity reference value ranges implied by Petrie Parkman's discounted cash flow analysis.

     Property Acquisition Analysis. Petrie Parkman reviewed selected publicly available information related to 96 announced oil and gas property acquisition transactions and proprietary information related to six oil and gas property acquisition transactions announced between January 1997 and May 2001 in the Rocky Mountains, Gulf of Mexico and Mid Continent. Petrie Parkman calculated purchase price multiples of equivalent reserves for the acquired assets in each transaction and selected appropriate benchmark multiples to Barrett Resources' corresponding proved reserve figures to yield asset reference value ranges for Barrett Resources' proved reserves. For purposes of this analysis, an equivalency ratio of one barrel of oil to six thousand cubic feet of gas ("Mcfe") was used to compare quantities of oil with quantities of gas. Based on a review of the purchase price multiple of equivalent reserves, Petrie Parkman determined benchmark ranges of purchase prices to Barrett Resources' corresponding proved reserve figures in order to yield enterprise reference value ranges for Barrett Resources' proved reserves. The number of transactions per region, the maximum, mean, median and minimum implied multiples in these transactions, and the appropriate benchmark multiples for equivalent proved reserves were as follows:

                                                      ROCKY           GULF OF            MID
                                                    MOUNTAIN          MEXICO          CONTINENT
                                                  -------------    -------------    -------------
Number of Transactions..........................             41               26               35
Purchase Price of Reserves/Proved Reserves
  ($/Mcfe)
  Maximum.......................................          $1.39            $2.20            $1.42
  Mean..........................................          $0.75            $1.11            $0.78
  Median........................................          $0.74            $1.02            $0.78
  Minimum.......................................          $0.30            $0.71            $0.21
Benchmark Multiples ($/Mcfe)....................  $0.80 - $1.05    $1.25 - $1.75    $0.80 - $1.00

     In addition to Barrett Resources' proved reserves, Petrie Parkman valued Barrett Resources' probable and possible reserves based on $0.05 to $0.075 per Mcfe. Following adjustments for Barrett Resources' non-reserve assets, Petrie Parkman determined an enterprise reference value range of $1,912.3 million to $2,582.2 million. After deducting long-term debt of $295.0 million from the enterprise reference value range and adding net working capital of $20.9 million to the enterprise reference value range and dividing by the diluted number of shares of Barrett Resources common stock outstanding, the resulting equity reference value range per share of Barrett Resources common stock was $47.39 to $66.77.

     Petrie Parkman noted the Williams implied offer price of $73.32 per share of Barrett Resources common stock was in excess of the equity reference value ranges implied by Petrie Parkman's property acquisition analysis.

     Company Acquisition Analysis. In addition, Petrie Parkman reviewed selected publicly available information on the following 13 company acquisition transactions and offers for control involving companies in the oil and gas exploration and production industry that were announced between April 2000 and March 2001:

ACQUIRER OR BIDDER FOR CONTROL                TARGET                DATE OF ANNOUNCEMENT
------------------------------                ------                --------------------
Pure Resources, Inc.            Hallwood Energy Corporation         March 30, 2001
Vintage Petroleum, Inc.         Genesis Exploration Ltd.            March 28, 2001
Anadarko Petroleum Corporation  Berkley Petroleum Corporation       February 12, 2001
Calpine Corporation             Encal Energy Ltd.                   February 8, 2001
AEC Oil and Gas (USA) Inc.      Ballard Petroleum, LLC              January 18, 2001
USX-Marathon Group              Pennaco Energy, Inc.                December 22, 2000
Pogo Producing Company          North Central Oil Corporation       November 20, 2000
Stone Energy Corporation        Basin Exploration Inc.              October 30, 2000
Forest Oil Corporation          Forcenergy Inc.                     July 10, 2000
Devon Energy Corporation        Santa Fe Snyder Corporation         May 26, 2000
Hunt Oil Company                Newport Petroleum Corporation       May 15, 2000
Anderson Exploration Ltd.       Ulster Petroleum Ltd.               April 17, 2000
Anadarko Petroleum Corporation  Union Pacific Resources Group Inc.  April 3, 2000

     Using publicly available information, Petrie Parkman calculated purchase price of equity multiples of discretionary cash flow and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of earnings before interest, taxes, depreciation, depletion and amortization and exploration expense ("EBITDX") for the target company in each transaction. Petrie Parkman also calculated the implied purchase price of reserves, which Petrie Parkman defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value and multiples of equivalent proved reserves for the target company in each transaction. The maximum, mean, median and minimum implied multiples as well as the selected benchmark ranges in these transactions were as follows:

                                         IMPLIED MULTIPLES IN RECENT TRANSACTIONS
                                         -----------------------------------------      BENCHMARK
                                         MINIMUM     MEDIAN      MEAN     MAXIMUM         RANGE
                                         --------    -------    ------    --------    -------------
Purchase Price/LTM Discretionary Cash
  Flow.................................     3.3x        5.3x      7.8x      33.7x               6.0-8.5x
Purchase Price/Current Year's Estimated
  Discretionary Cash Flow..............     2.8x        4.1x      5.3x      15.7x               4.5-6.5x
Total Investment/LTM EBITDX............     5.0x        7.0x      9.6x      38.2x               7.0-9.0x
Total Investment/Current Year's
  Estimated EBITDX.....................     4.1x        5.2x      6.6x      17.6x               5.5-6.5x
Implied Purchase Price of Reserves/
  Equivalent Proved Reserves
  ($/Mcfe).............................   $1.11       $1.35     $1.46      $2.43      $        1.50-$1.75

     Petrie Parkman applied the benchmark multiples to Barrett Resources' historical and current year estimated discretionary cash flow and EBITDX and equivalent proved reserves to determine enterprise reference value ranges.

     Petrie Parkman also performed a premium analysis, which compared the offer price per target company share with the target company's share price for the periods of one day, 30 days and 60 days prior to the public announcement of the offer. The maximum, mean, median, and minimum premiums, which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company's price stated as a percentage above the target company's share price, as well as the benchmark ranges selected by Petrie Parkman for these periods were as follows:

                    IMPLIED PREMIUMS IN RECENT TRANSACTIONS

                                                                             BENCHMARK
                                    MAXIMUM    MEAN    MEDIAN    MINIMUM       RANGE
                                    -------    ----    ------    -------    -----------
One Day Prior.....................   66.9%     21.4%    20.8%     (2.9%)    15.0 - 25.0%
30 Days Prior.....................   76.0%     35.6%    32.2%      0.0%     20.0 - 30.0%
60 Days Prior.....................   61.9%     38.5%    34.5%      8.3%     30.0 - 40.0%

     Petrie Parkman applied these premium benchmarks to the corresponding stock prices of Barrett Resources for the periods of one day, 30 days and 60 days prior to the public announcement of Shell Oil Company's offer of $55.00 per share on March 6, 2001. Petrie Parkman determined from the enterprise reference value ranges implied by these multiples a composite enterprise reference value range of $2,200.0 million to $2,500.0 million. After deducting long-term debt of $295.0 million and net working capital including current unrealized losses on market-to-market transactions of $60.9 million from the composite enterprise reference value range and dividing by the diluted number of shares of Barrett Resources common stock outstanding, the resulting composite equity reference value range per share of Barrett Resources common stock was $53.34 to $62.02.

     Petrie Parkman noted the William's implied offer price of $73.32 per share of Barrett Resources common stock was in excess of the equity reference value ranges implied by Petrie Parkman's capital acquisition analysis.

     Capital Market Comparison. Using publicly available information, Petrie Parkman calculated market capitalization multiples of historical and projected discretionary cash flow for selected publicly traded companies with operating and financial characteristics comparable to Barrett Resources. Petrie Parkman also calculated enterprise value multiples of historical operating cash flow, historical and projected EBITDX and proved reserves for those companies. Multiples of projected discretionary cash flow and EBITDX were based upon projected discretionary cash flow and EBITDX published by equity research analysts. Petrie Parkman defined market capitalization for purposes of this analysis as market value of common equity as of May 4, 2001. Petrie Parkman obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

     Petrie Parkman determined that the following companies were relevant to an evaluation of Barrett Resources based upon Petrie Parkman's view of the comparability of the operating and financial characteristics of these companies to those of Barrett Resources:

     - Cabot Oil and Gas Corporation

     - Cross Timbers Oil Company

     - Devon Energy Corporation

     - EOG Resources, Inc.

     - Evergreen Resources, Inc.

     - Tom Brown Inc.

     The minimum, median, mean and maximum multiples for the six companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

                                                COMPARABLE COMPANY MULTIPLES
                                             ----------------------------------     BENCHMARK
MEASURE                                      MINIMUM   MEDIAN   MEAN    MAXIMUM       RANGE
-------                                      -------   ------   -----   -------   -------------
Market Capitalization/LTM discretionary
  cash flow................................     4.3x     6.2x     8.7x    23.7x     6.0x- 7.0x
Market Capitalization/2001 estimated
  discretionary cash flow..................     4.1x     4.8x     5.5x     9.6x     5.0x- 6.0x
Enterprise Value/LTM operating cash flow...     4.1x     6.1x     8.1x    21.2x     6.0x- 7.0x
Enterprise Value/LTM EBITDX................     4.3x     6.7x     8.9x    23.5x     7.0x- 8.0x
Enterprise Value/2001 estimated EBITDX.....     3.5x     5.4x     6.1x    11.3x     5.5x- 6.5x
Enterprise Value/Proved Reserves
  ($/Mcfe).................................   $1.06    $1.45    $1.45    $1.83     $1.50- $1.80

     From the enterprise reference value ranges implied by applying the benchmark multiples to Barrett Resources' LTM and 2001 estimated discretionary cash flow, LTM and 2001 estimated EBITDX, LTM operating cash flow and proved reserves, Petrie Parkman determined a composite enterprise reference value range under this method of $2,000.0 million to $2,300.0 million. After deducting long-term debt of $406.3 million as of December 31, 2001 from the composite enterprise reference value range and adding net working capital of $18.4 million as of December 31, 2001 to the composite enterprise reference value range and dividing by the diluted number of shares of Barrett Resources common stock outstanding, the composite equity reference value range per share of Barrett Resources common stock was $46.63 to $55.31.

     Petrie Parkman noted the Williams' implied offer price of $73.32 per share of Barrett Resources common stock was in excess of the equity reference value ranges implied by Petrie Parkman's capital market comparison analysis.

     Going Concern Analysis. Petrie Parkman projected the potential financial performance of Barrett Resources, without giving effect to the tender offer or the merger, for the five year period beginning on January 1, 2001 using Pricing Cases I, II, III and the Strip Pricing Escalated Case, each as described under "Discounted Cash Flow Analysis." Petrie Parkman prepared these projections using financial, operating and reserve projections prepared and/or provided by Barrett Resources management and staff and certain assumptions based upon discussions with Barrett Resources management regarding Barrett Resources' potential future operating and financial performance.

     For each pricing case, Petrie Parkman analyzed two cases of operating projections: unproved production and reserve additions were estimated at 50% of company plan (the "Company Plan 50% P(s) Case") and unproved production and reserve additions were estimated at 75% of company plan ( the "Company Plan 75% P(s) Case"). In each case, the principle variable was the risk factor applied to Barrett Resources' projections of future exploitation and exploration success. In the Company Plan 50% P(s) Case, Barrett Resources projections of future production were risked 50% while keeping Barrett Resources projections of capital expenditures constant. In the Company Plan 75% P(s) Case, Barrett Resources projections of future production were risked 75% while keeping Barrett Resources projections of capital expenditures constant. In both cases, free cash flow was used to pay down debt. Petrie Parkman calculated a range of terminal equity values by applying terminal multiples of 4.0x, 5.0x and 6.0x to projected 2005 discretionary cash flow and applied after-tax discount rates of 15.0% to 17.5% to terminal equity values. Throughout its analysis, Petrie Parkman used Barrett Resources' tax position as of December 31, 2000.

     From the equity reference values implied by this analysis, Petrie Parkman determined a composite equity reference value range per fully-diluted share of Barrett Resources common stock of $60.00 to $70.00 in the Company Plan 50% P(s) Case and $70.00 to $80.00 in the Company Plan 75% P(s) Case.

     Petrie Parkman noted the Williams' implied offer price of $73.32 per share of Barrett Resources common stock was in excess of the equity reference value range implied by the Company Plan 50% P(s) Case and was within the equity reference value range implied by the Company Plan 75% P(s) Case.

     Pro Forma Merger Analysis. Petrie Parkman analyzed the pro forma financial effects of the merger as of May 4, 2001 and for the fiscal years ended 2001 and 2002 with operating projections based upon research analyst estimates. For purposes of its analysis, Petrie Parkman used the merger exchange ratio and assumed the merger would be accounted for using purchase accounting. This analysis indicated that the merger would be dilutive to Williams' 2001 and 2002 estimated earnings and accretive to Williams' estimated discretionary cash flow in 2001 and 2002. The analysis also indicated that the merger would result in a lower total debt to total book capitalization ratio than projected for Williams on a stand-alone basis as of March 31, 2001.

     The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to the Barrett Resources board of directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

     In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document.

     In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure you that the estimates will prove to be accurate.

     No company used in the analyses of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to Barrett Resources, Williams or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

     Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Barrett Resources selected Petrie Parkman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Petrie Parkman has in the past provided financial advisory services to Barrett Resources and has received customary fees for these services. In the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Barrett Resources and Williams for its account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter between Petrie Parkman and Barrett Resources dated as of March 7, 2001, Barrett Resources agreed to pay to Petrie Parkman (i) an engagement fee of $1,000,000, in cash, payable promptly following Barrett Resources' execution of the engagement letter, (ii) a financial advisory fee of $1,000,000, in cash, payable promptly upon substantial completion by Petrie Parkman of the work deemed sufficient by Petrie Parkman to render an opinion, regardless of the conclusion reached by Petrie Parkman in the opinion and (iii) an additional fee of $400,000, in cash, for each $1.00 per share of value above $55.00 per share received by the shareholders of Barrett Resources conditioned upon consummation of the merger. In addition, Barrett Resources also agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses related to its rendering of financial advisory services to Barrett Resources, including the reasonable fees and expenses of its counsel. Barrett Resources also agreed to indemnify Petrie Parkman and its affiliates, the respective directors, officers, partners, agents, employees of Petrie Parkman and its affiliates and controlling persons for certain expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF BARRETT RESOURCES IN THE MERGER

     When considering the recommendation of the Barrett Resources board, you should be aware that the Barrett Resources directors (other than the four current directors who are representatives of Williams) and officers may have interests in the merger that are different from or are in addition to your interests.

  Severance Arrangements

     Barrett Resources entered into severance protection agreements commencing in early 1998 with some of its executive officers and employees. Generally, the agreements provide, among other things, that if, within three years after a "change-in-control" (as defined in the severance protection agreement), the employee's employment is terminated by the employee for "good reason" or by Barrett Resources other than for "cause" or "disability" (as those terms are defined in the severance protection agreement), the employee will be entitled to a lump sum cash payment equal to:

     - in the case of Peter A. Dea, Joseph N. Jaggers and J. Frank Keller, three times the employee's annual compensation (based on annual salary and past annual bonus) in addition to continuation of certain benefits for three years from the date of termination; and

     - in the case of other officers and certain employees, two times the employee's annual compensation (based on annual salary and past annual bonus) in addition to continuation of certain benefits for two years from the date of termination.

     As of May 3, 2001, each of the severance protection agreements with officers was amended to:

     - eliminate a provision in the severance protection agreement that would reduce all severance and other payments and benefits to the employee (including the acceleration of stock option exercisability) to the extent necessary to avoid the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended; and

     - provide that if any payment to the employee would be subject to such excise tax, the employee will be entitled to receive a gross-up payment in an amount such that after payment by the employee of all taxes, including income and excise taxes, the employee retains an amount of the gross-up payment equal to the excise tax imposed upon the payments to the employee.

     Assuming that the employment of all of the officers is terminated and such persons receive all of the severance payments described below, and based on the tender offer consideration and the merger consideration having a value of $73.00 per share, the estimated pre-tax incremental benefit that may result from the elimination of the provision described in the first bullet point above may be as high as $6.9 million in the aggregate, and the estimated cost to Barrett Resources of the gross-up payments described in the second bullet point above may be as high as approximately $6.5 million. With respect to Messrs. Dea and Jaggers, a substantial portion of the incremental benefit from the elimination of the provision in the first bullet point above results from the retention by these individuals of the value of the acceleration or cash-out of unvested stock options pursuant to the change in control provisions of the option plans. The effect of any gross-up payment is to put the officer in the same position he would have been in if no excise tax were applicable to him.

     The amendment to the severance protection agreements was approved by the Barrett Resources board and its compensation committee prior to Barrett Resources' negotiation with Williams and is not conditioned upon completion of either the tender offer or the merger. If the employment of Messrs. Dea and Jaggers, and all other officers who are parties to severance protection agreements, were to terminate under circumstances entitling them to severance benefits under their severance protection agreements, in addition to the gross-up payments and certain continued benefits:

     - Mr. Dea would receive an estimated severance payment of $1,875,000;

     - Mr. Jaggers would receive an estimated severance payment of $1,425,000;
       and

     - all other officers would receive, collectively, estimated severance payments totaling $3,720,500.

     Prior to the completion of the merger, Barrett Resources will be permitted to award bonuses to its employees in an aggregate amount not to exceed $2,000,000, with such bonuses to be allocated at the direction of Barrett Resources' Chief Executive Officer with the consent of Williams (not to be unreasonably withheld or delayed). These bonuses will be paid, upon the earlier of 90 days following the completion of the merger and 30 days following the termination of the merger agreement (the "payment date"), to each employee to whom such a bonus has been awarded and who continues to be employed by Barrett Resources on the payment date or whose employment terminates prior to the payment date due to death, disability, termination by Barrett Resources without cause or termination by the employee with good reason (as those terms are defined in Barrett Resources' severance protection plan). However, no bonus will be paid to any employee who has entered into a severance protection agreement with Barrett Resources and who is entitled to a severance payment under the severance protection agreement because, prior to the payment date, his employment was terminated other than for cause or disability or he terminates his employment for good reason. In addition, Messrs. Dea, Jaggers, Keller and Lang are not eligible to receive bonuses pursuant to this arrangement.

  Employee Benefits

     Under the terms of the merger agreement, employees of Barrett Resources and its subsidiaries immediately prior to the merger:

     - will remain employed immediately following the completion of the merger;

     - generally will receive credit for co-payments, deductibles, unused vacation and sick leave; and

     - generally will receive service credit for purposes of eligibility and vesting under each benefit plan and determination of benefits under certain benefit plans in which they were eligible to participate upon completion of the tender offer.

     Williams will honor all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with the directors, officers and employees of Barrett Resources and its subsidiaries. With respect to welfare plans, Williams generally will waive limitations as to pre-existing conditions, exclusions and waiting periods applicable to these employees.

     Williams will maintain for a period of at least two years following the completion of the merger, the Barrett Resources' severance policy as in effect on the date of the merger agreement, or Williams will replace this policy with a policy providing equal or more favorable compensation. Each employee of Barrett Resources or any of its subsidiaries whose employment is terminated upon, or within 18 months following, the completion of the tender offer, other than an employee who has entered into a severance protection agreement, will receive a cash payment from Barrett Resources or Williams in the amount of $8,000. This amount may, in the sole discretion of the employee, be used to obtain outplacement services to assist in the transition to subsequent employment or for any other purpose.

  Indemnification and Insurance

     Williams will, or will cause the surviving corporation in the merger to, honor, for a period of not less than six years following the completion of the merger (or, for matters occurring at or prior to the completion of the merger that have not been resolved, until those matters are finally resolved), all rights to indemnification existing in favor of a director, officer, employee or agent of Barrett Resources or any of its subsidiaries relating to actions or events through the completion of the merger. The surviving corporation, however, will not be required to indemnify any person in connection with any proceeding involving any claim initiated by that indemnified person unless the proceeding was authorized by the Barrett Resources board, or was brought to enforce indemnification rights under the merger agreement. In the event that any person eligible for indemnification becomes involved in any actual or threatened claim or proceeding after the completion of the merger, Williams will, or will cause the surviving corporation to, promptly advance to that person his or her expenses, subject to that person agreeing to reimburse all amounts advanced in the event of a final determination that the indemnified person is not entitled to those amounts.

     Prior to the completion of the merger, Barrett Resources will have the right to obtain and pay for a "tail" coverage directors' and officers' liability insurance policy ("D&O insurance") covering a period of at least six years following the completion of the merger and providing coverage in amounts and on terms consistent with Barrett Resources' existing D&O insurance. If Barrett Resources is unable to obtain this insurance, the surviving corporation will maintain Barrett Resources' D&O insurance for a period of at least six years following the completion of the merger. However, the surviving corporation may substitute policies of similar coverage and amounts containing terms no less advantageous. Nevertheless, Barrett Resources will not, without Williams' consent, expend in excess of 300% of the last annual premium paid to procure the coverage, and neither Williams nor the surviving corporation will be required to expend in excess of 300% of the last annual premium paid.

EFFECTS OF INABILITY TO COMPLETE THE MERGER

     If the proposed merger is completed, stockholders of Barrett Resources who elected not to tender their shares in the tender offer, or had fewer shares accepted than tendered in such offer as a result of proration, will have each of those shares that they continue to hold converted in the merger into 1.767 shares of Williams common stock.

     If the merger is not completed, Williams, through a subsidiary, will control the 16,730,502 shares purchased by it in the tender offer. Under the merger agreement, the Williams subsidiary will be entitled to representation on the Barrett Resources board of directors in the same proportion as the number of shares then beneficially owned by it bears to the total number of shares outstanding, rounded up to the nearest whole number. Upon completion of the tender offer, pursuant to the terms of the merger agreement, three of the incumbent Barrett Resources directors resigned, the size of the Barrett Resources board was expanded to eight and four designees of Williams were appointed as directors (joining the four remaining incumbent directors on the Barrett Resources board). As a result of its ownership of such shares and its representation on the Barrett Resources board, Williams may be able to influence and potentially control decisions of the Barrett Resources board.

     Williams has reserved the right to acquire, directly or through subsidiaries, additional shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the tender offer or, subject to any applicable legal restrictions, to dispose of any or all shares acquired by Williams or its subsidiaries.

REGULATORY FILINGS AND APPROVALS

  Antitrust

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the tender offer and the merger could not be completed until the expiration of a 15 calendar-day waiting period following the filing of certain required information and documentation concerning the tender offer and merger with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Each of Williams and Barrett Resources filed a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the Department of Justice on May 16, 2001 and May 18, 2001, respectively. The Federal Trade Commission granted early termination of the waiting period for the tender offer and the merger under the Hart-Scott-Rodino Act on May 30, 2001.

     The Federal Trade Commission and the Antitrust Division of the Department of Justice may scrutinize the legality of the merger under the antitrust laws. At any time before completion of the merger, the Federal Trade Commission or the Antitrust Division of the Department of Justice could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the merger or the divestiture of substantial assets of Williams, Barrett Resources or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which Barrett Resources is engaged, Williams and Barrett Resources believe that the merger should not violate any applicable antitrust or competition law. Nevertheless, Williams and Barrett Resources cannot be certain that a challenge to the merger on antitrust grounds will not be made, or, if a challenge is made, what the result will be.

  State Takeover Laws

     Section 203 of the Delaware General Corporation Law ("DGCL") limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless, among other things, the board of directors of the subject corporation has given its prior approval of either the transaction in which such person became an interested stockholder or the business combination.

     The board of directors of Barrett Resources approved the merger agreement and the tender offer and the merger, and has taken all appropriate action, so that neither Williams nor its subsidiary will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of Williams, its subsidiary and Barrett Resources entering into the merger agreement and completing the tender offer and the merger.

BARRETT RESOURCES BY-LAWS

     Article IV of the Barrett Resources by-laws restricts certain business combinations involving "interested persons" (as defined in the by-laws). On May 7, 2001, the Barrett Resources board waived those by-law restrictions by "independent director approval" (as defined in the by-laws), so that the restrictions do not and will not apply with respect to or as a result of the merger agreement, the tender offer or the merger.

BARRETT RESOURCES RIGHTS AGREEMENT

     On August 4, 1997, Barrett Resources entered into a rights agreement with BankBoston, N.A., as rights agent, which currently provides for a dividend of one preferred stock purchase right for each outstanding share of Barrett Resources common stock. The rights trade automatically with the shares of common stock and become exercisable only under the circumstances described below. The rights are designed to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Barrett Resources without paying all stockholders a control premium. The rights have certain anti-takeover effects but should not interfere with any acquisition, merger or other business combination approved by the Barrett Resources board.

     Until a right is exercised, the right does not entitle the holder to additional rights as a Barrett Resources stockholder, including, without limitation, the right to vote or to receive dividends. Except as set forth below, each right, when exercisable, entitles the holder of the right to purchase from Barrett Resources one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $150.00 per one one-thousandth of a share, subject to adjustment.

     In general, the rights will not be exercisable until the distribution date, which is the earlier of:

     - a public announcement that, without the prior consent of the Barrett Resources board, a person or group of affiliated or associated persons has acquired, or gained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Barrett Resources common stock (such person or group of persons referred to below as an "acquiring person"); or

     - 10 business days (or a later date determined by the Barrett Resources board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an acquiring person without the prior consent of the Barrett Resources board.

     In general, if any person becomes an acquiring person, each holder of a right will have the right, for a 60 day period after the later of the date the person became an acquiring person and the date of effectiveness of an appropriate registration statement (or a longer period as set by the Barrett Resources board), to exercise his or her right for that number of units of one one-thousandths of a share of preferred stock (or, under certain circumstances, Barrett Resources common stock or other securities) having an average market value during a specified time period (immediately before the person became an acquiring person) of two times the exercise price of the right. All rights that are or were beneficially owned by the acquiring person will be null and void.

     If any person becomes an acquiring person and either:

     - Barrett Resources is acquired in a merger or other business combination transaction; or

     - 50% or more of the assets or earning power of Barrett Resources is sold in a single transaction or a series of transactions each right becomes exercisable for that number of shares of common stock of the acquiring company which, at the time of the transaction, would have the market value of two times the exercise price of the right.

     The rights will expire on August 4, 2007, unless redeemed before that time. At any time prior to the earlier of (a) the close of business on the day that a person becomes an acquiring person and (b) the expiration of the rights, the Barrett Resources board may redeem the rights in whole, but not in part, at a price of $.001 per right.

     In connection with the execution of the merger agreement, Barrett Resources amended its rights agreement on May 7, 2001 to provide that the proposed merger with the Williams subsidiary will not trigger the exercisability of the rights. Upon completion of the merger, the rights will be converted along with the Barrett Resources common stock into Williams common stock and the rights issued under the Williams rights plan.

     The summary of the rights agreement and the rights given above does not purport to be complete and is qualified in its entirety by the rights agreement, which is incorporated by reference as Exhibit 1 to Barrett Resources' registration statement on Form 8-A filed August 11, 1997, as amended, and the Barrett Resources certificate of incorporation.

ACCOUNTING TREATMENT

     Williams will account for the merger using the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Purchase accounting requires that the purchase price and costs of the tender offer and the merger be allocated to all of the assets acquired and liabilities assumed, based on their relative fair values.

NO APPRAISAL RIGHTS

     Barrett Resources stockholders are not entitled to appraisal rights in connection with the merger.

RESTRICTIONS ON SALES OF WILLIAMS COMMON STOCK BY AFFILIATES OF BARRETT
RESOURCES

     The shares of Williams common stock to be received by Barrett Resources stockholders in the merger will be registered under the Securities Act of 1933 and, except as described in this paragraph, will be freely tradable without restriction. The shares of Williams common stock to be issued in the merger and received by persons who may be considered to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Barrett Resources before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be considered affiliates of Barrett Resources under the Securities Act include individuals or entities that control, are controlled by, or are under common control with, Barrett Resources and include its officers and directors. The merger agreement requires Barrett Resources to use its reasonable efforts to cause all persons who may be considered to be affiliates of Barrett Resources to execute and deliver to Williams an affiliate agreement. The affiliate agreements provide that these persons will not sell, transfer or otherwise dispose of any shares of Williams common stock except in compliance with the Securities Act and the rules and regulations promulgated under the Securities Act, including Rule 145.

STOCK EXCHANGE LISTINGS

     Barrett Resources common stock is currently registered under the Securities Exchange Act of 1934 and is listed for trading on the NYSE. If the merger is completed, Barrett Resources common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

     Williams common stock trades on the NYSE and the Pacific Exchange and will continue to do so following the merger. The shares of Williams common stock you would receive in the merger will be listed on the NYSE and the Pacific Exchange.

                              CERTAIN PROJECTIONS

     In the course of Williams' due diligence review of Barrett Resources, Barrett Resources provided to Williams a Five-Year Strategic Projection as part of Barrett Resources' March 2001 plan detailing Barrett Resources' forecasts for certain operational and financial items. The projections were based on numerous assumptions and management estimates. The projections also assumed a reserve development scenario contained in an internal reserve report which included Barrett Resources' estimates of proved and unproved oil and gas reserves. The actual results may vary materially from the projections. Certain information derived from the projections has been set forth below for the limited purpose of giving stockholders access to certain projections and other information provided by Barrett Resources management to Williams in connection with its due diligence review of Barrett Resources. In addition, in connection with Williams' due diligence review of Barrett Resources, Barrett Resources also provided Williams access in its data room to a set of projections prepared by Barrett Resources in February 2001, which projections were less optimistic than the projections included in the projections described below.

     THE PROJECTED FINANCIAL, OIL AND GAS RESERVE AND OTHER INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, INCLUDING ESTIMATES OF FUTURE PRICES AND OIL AND GAS RESERVES, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND BARRETT RESOURCES' OR WILLIAMS' CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES IN BARRETT RESOURCES' OPERATIONS OR CAPITAL STRUCTURE WHICH MAY RESULT FROM THE TENDER OFFER AND THE MERGER. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL BE VALID, AND ACTUAL PRICES, OIL AND GAS RESERVE AMOUNTS AND RESULTS MAY PROVE TO BE MATERI-

ALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF INFORMATION FROM THE PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT WILLIAMS OR BARRETT RESOURCES CONSIDERED THAT INFORMATION A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH BY BARRETT RESOURCES STOCKHOLDERS. NONE OF BARRETT RESOURCES, WILLIAMS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS, AND BARRETT RESOURCES HAS MADE NO REPRESENTATIONS OR WARRANTIES TO WILLIAMS REGARDING SUCH INFORMATION.

  Financial Projections

                         BARRETT RESOURCES CORPORATION

                     SELECTED INCOME STATEMENT INFORMATION

                                    2001        2002         2003          2004          2005
                                  --------    --------    ----------    ----------    ----------
                                                      (THOUSANDS OF DOLLARS)
Revenue.........................  $420,890    $657,847    $1,012,964    $1,285,639    $1,541,345
Production costs................   231,846     317,075       446,187       569,970       686,634
Operating profit................   189,044     340,773       566,776       715,669       854,711
Net income before taxes.........   208,361     315,479       551,683       708,794       855,211
Net income......................   129,184     195,597       342,044       439,452       530,231

                       SELECTED BALANCE SHEET INFORMATION

                                      2001         2002         2003         2004         2005
                                   ----------   ----------   ----------   ----------   ----------
                                                       (THOUSANDS OF DOLLARS)
ASSETS
Current assets...................  $  388,157   $  393,023   $  401,289   $  565,288   $1,087,212
Property and equipment net.......   1,037,083    1,303,675    1,534,218    1,627,375    1,639,533
Other assets.....................       4,547        4,547        4,547        4,547        4,547
                                   ----------   ----------   ----------   ----------   ----------
          Total assets...........  $1,429,787   $1,701,245   $1,940,054   $2,197,210   $2,731,293

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities..............  $  331,568   $  326,494   $  326,494   $  326,494   $  326,495
Long-term debt...................     405,000      405,000      210,000           --           --
Deferred income taxes payable....     116,777      217,711      309,477      337,181      341,032
Other long-term liabilities......      31,446       11,446       11,446       11,446       11,446
Total stockholders' equity.......     544,997      740,593    1,082,637    1,522,089    2,052,320
                                   ----------   ----------   ----------   ----------   ----------
          Total liabilities and
            stockholders'
            equity...............  $1,429,787   $1,701,245   $1,940,054   $2,197,210   $2,731,293

                            PROJECTED SELECTED ITEMS

                                                       2001    2002    2003     2004     2005
                                                       ----    ----    -----    -----    -----
Production (Bcfe)....................................  129      188      257      326      393
Reserve additions (Bcfe).............................  381     1138      703      713      787
Capital investment ($ millions)......................  273      413      417      327      285
Production taxes (% of revenue)......................  9.0%     9.6%     9.6%     9.9%    10.0%
Total revenue ($ millions)...........................  421      658    1,013    1,286    1,541
EBITDA ($ millions)..................................  294      488      753      950    1,128

  Financial Assumptions

     In preparing the projections, Barrett Resources made numerous assumptions, including, without limitation, those assumptions set forth in the following table. These assumptions were based upon Barrett Resources management's forecasts and estimates of future conditions. In addition to estimating items such as oil and gas prices, costs, tax rates and depletion, depreciation and amortization, Barrett Resources management also relied on production estimates based on development drilling at higher rates than that currently taking place, as well as other projects that Williams may or may not choose to pursue. It is not possible to predict whether these assumptions made in preparing the projections will be valid, and actual items assumed may prove to be materially different than those contained in these assumptions.

                         CERTAIN FINANCIAL ASSUMPTIONS

                                                     2001     2002     2003     2004     2005
                                                    ------   ------   ------   ------   ------
NYMEX gas price per Mcf...........................  $ 4.50   $ 4.50   $ 4.50   $ 4.50   $ 4.50
Realized gas sales price per Mcf..................  $ 3.22   $ 3.46   $ 3.93   $ 3.94   $ 3.92
Realized oil sales price per Bbl..................  $24.00   $24.00   $24.00   $24.00   $24.00
Average lease operating expenses per Mcfe
  (including transportation & gathering)..........  $ 0.48   $ 0.47   $ 0.45   $ 0.47   $ 0.49
Average production tax rate.......................    9.00%    9.60%    9.60%    9.90%   10.00%
Average total production costs per Mcf............  $ 0.83   $ 0.84   $ 0.84   $ 0.86   $ 0.89
Depletion, depreciation & amortization rate per
  Mcfe............................................  $ 0.82   $ 0.78   $ 0.72   $ 0.72   $ 0.70

  Oil and Gas Reserve Information

     As part of the due diligence process, Barrett Resources provided Williams with certain information related to its "booked/proved" oil and gas reserves, as well as certain estimates of "unbooked/unproved" reserves. These items are described below. Barrett Resources indicated in information provided during the due diligence process that it had booked/proved oil and gas reserves of 1,372 Bcfe and 8,008 Bcfe in unbooked/unproved reserves. Of the 8,008 Bcfe of unbooked/unproved reserves, approximately 5,385 Bcfe of the unbooked/unproved reserves were attributable to the Piceance and Powder River Basins, and approximately 1,629 Bcfe of the unbooked/unproved reserves were attributable to exploration activities. On April 24, 2001 and subsequent to Williams' receipt of the foregoing reserve estimates, Barrett Resources issued a press release announcing that, after a review by independent reservoir engineers, the estimate of Barrett Resources' proved oil and gas reserves had been raised from 1,372 Bcfe to approximately 2,100 Bcfe; no further information was provided to Williams by Barrett Resources regarding how and to what extent the booking of these additional proved reserves would affect the estimates of unbooked/unproved reserves. According to Barrett Resources, the estimates of "unbooked/unproved" reserves that Barrett Resources provided to Williams were attributable to Barrett Resources' belief in the potential for significant growth in its natural gas reserves and production due to, among other things, its large acreage position in the Piceance Basin (134,000 net acres) and the Powder River Basin (476,000 net acres), geological and reservoir engineering data, increases in production and its exploration activities.

     Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Estimates of unbooked/unproved reserves are based upon analysis of geological and engineering data which does not demonstrate such reserves to be proved under existing economic and operating conditions, but indicates where such analysis suggests some likelihood of their existence and future recovery. ESTIMATES OF UNPROVED RESERVES ARE HIGHLY SPECULATIVE AND SHOULD NOT BE REGARDED AS AN INDICATION THAT WILLIAMS OR BARRETT RESOURCES CONSIDERS THOSE

ESTIMATES A RELIABLE PREDICTOR OF FUTURE PROVED RESERVES, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. IN ADDITION, IT MAY NOT BE ECONOMICAL TO RECOVER UNBOOKED/UNPROVED RESERVES IF THERE IS A DECLINE IN THE MARKET PRICE FOR OIL AND GAS. THE ABILITY TO PRODUCE UNBOOKED/UNPROVED RESERVES IS ALSO HIGHLY DEPENDENT ON GOVERNMENTAL REGULATIONS RELATING TO DRILLING OF OIL AND GAS WELLS.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain matters discussed above under "Certain Projections," including without limitation, the projections and reserve information, are forward-looking statements that involve risks and uncertainties. This information has been included in this document for the limited purpose of giving Barrett Resources stockholders access to projections and other information prepared by Barrett Resources management that were made available to Williams. The projections were based on assumptions concerning Barrett Resources' operations and business prospects in 2001 through 2005, including the assumption that Barrett Resources would continue to operate under the same ownership structure as existed at the time the projections were prepared. The projections were also based on other revenue, expense and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are also difficult to predict and many of which are beyond Barrett Resources' and Williams' control. These uncertainties and contingencies include, but are not limited to, the following factors: changes in the economic conditions in the markets in which Barrett Resources operates, including fluctuations in demand, seasonally and otherwise; greater than anticipated competition or price pressures; changes in market prices for gas and oil; new or alternative product offerings; better or worse than expected customer consumption resulting in the need to expand operations and make capital investments; the availability of resources to recover gas and oil reserves and the impact of investments required to enter new markets or remain competitive in established markets. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the projections and other forward-looking information were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts, and are included in this proxy statement/prospectus only because such information was made available to Williams in the due diligence process by Barrett Resources. Neither Williams' nor Barrett Resources' independent accountants or independent reservoir engineers have examined, compiled or applied any agreed upon procedures to this information, and, accordingly, do not express an opinion or any form of assurance with respect thereto and assume no responsibility for this information. Neither Williams nor Barrett Resources intends to provide any updated information with respect to the projections, reserve information or any forward-looking statements. See "Risk Factors" for additional information.

                              THE MERGER AGREEMENT

     We believe this summary describes all material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, we recommend that you read carefully the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this document and is incorporated by reference in this document.

THE TENDER OFFER

     The merger agreement contemplated a tender offer by Williams for 16,730,502 shares of Barrett Resources common stock and prescribed the conditions to the completion of the tender offer. Pursuant to the tender offer, Resources Acquisition Corp., a wholly owned subsidiary of Williams, purchased 16,730,502 shares of Barrett Resources common stock, or approximately 50% of the outstanding shares, at the price of $73.00 net, in cash, per share. The tender offer was completed as of midnight on June 11, 2001.

THE MERGER

     If all the conditions to the merger are satisfied or waived in accordance with the merger agreement, Barrett Resources will merge with and into Resources Acquisition (the "forward merger"). The company resulting from this forward merger will be a wholly owned subsidiary of Williams. The forward merger will have the effects specified by the merger agreement and the Delaware General Corporation Law.

     If certain conditions relating to the U.S. federal income tax treatment of the tender offer and the forward merger are not satisfied, then, at Williams' reasonable discretion, instead of the forward merger described above, a direct or indirect subsidiary of Williams may merge with and into Barrett Resources (the "reverse merger"). The company resulting from this reverse merger will be a direct or indirect wholly owned subsidiary of Williams. The reverse merger will have the effects specified by the merger agreement and the Delaware General Corporation Law.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE MERGER ARE MATERIALLY DIFFERENT FROM THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE FORWARD MERGER. FOR A DESCRIPTION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE FORWARD MERGER AND THE REVERSE MERGER, AND HOW THEY DIFFER, SEE "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

CONSIDERATION TO BE RECEIVED IN THE MERGER

     On the date the merger is completed, each share of Barrett Resources common stock (including the associated preferred stock purchase rights) you own will be converted into the right to receive 1.767 shares of Williams common stock (together with the associated preferred stock purchase rights). All Barrett Resources shares will be cancelled and retired and each holder of a certificate representing Barrett Resources shares will no longer have any rights with respect to those shares, except the right to receive the merger consideration described above. Each share of Barrett Resources common stock held in Barrett Resources' treasury or by Williams or its subsidiaries (other than shares held by Resources Acquisition, in the event of the reverse merger) will be cancelled and retired without any payment.

     Williams will not issue fractional shares of its common stock in the merger. Instead, for any fractional share of Williams common stock that otherwise would have been issued to you, you will receive cash in an amount equal to the value of such fractional share. Such value will be calculated by multiplying the fraction of a share of Williams common stock to which you would otherwise be entitled by the closing price per share of Williams common stock on the NYSE on the closing date of the merger.

     No interest will be paid with respect to cash paid in lieu of fractional shares of Williams common stock or any dividends or distributions declared or paid on shares of Williams common stock issued in the merger.

EFFECTIVE TIME OF THE MERGER

     Barrett Resources and Williams agreed to file a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable after the satisfaction or waiver of the conditions to the merger contained in the merger agreement. The merger will become effective upon the filing of the certificate of merger unless we agree to specify a later time in the certificate of merger. Barrett Resources and Williams expect to complete the merger shortly after the special meeting.

EXCHANGE PROCEDURES

     After the effective time of the merger, EquiServe Trust Company, N.A., as the exchange agent, will mail to each person who held shares of Barrett Resources common stock at the effective time of the merger a letter of transmittal. This letter will include instructions for the exchange of Barrett Resources stock certificates for Williams stock certificates. After surrendering a Barrett Resources stock certificate together with the letter of transmittal (or transferring the holder's Barrett Resources common stock to the account of the exchange agent using the "book-entry" procedures described in the letter of transmittal), and any other documents the exchange agent reasonably requires, the holder of a Barrett Resources stock certificate will be entitled to receive a Williams stock certificate (or a book-entry credit of such Williams common stock to the holder's brokerage account). BARRETT RESOURCES STOCKHOLDERS SHOULD NOT SEND IN THEIR BARRETT RESOURCES COMMON STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     In addition to a certificate representing Williams common stock (or a book-entry credit of such stock to the holder's brokerage account), the holder of a surrendered Barrett Resources stock certificate will receive the amount of cash to which the holder is entitled, including:

     - at the time of surrender of the certificate (or book-entry transfer), cash paid instead of fractional shares;

     - at the time of surrender of the certificate (or book-entry transfer), any dividends or other distributions on the shares of Williams common stock that have a record date after the effective time of the merger, and a payment date before or on the date the holder surrenders the certificate (or makes a book-entry transfer), less any withholding taxes; and

     - at the appropriate payment date, any dividends or other distributions on the shares of Williams common stock that have a record date after the effective time of the merger but prior to the date the holder surrenders the certificate (or makes a book-entry transfer), and a payment date after the date the holder surrenders the certificate (or makes a book-entry transfer), less any withholding taxes.

     However, no cash will be paid to any holder of a Barrett Resources common stock certificate until that holder surrenders the certificate (or makes a book-entry transfer).

     After the merger, there will be no transfers on the transfer books of Barrett Resources of shares of Barrett Resources common stock that were outstanding immediately before the merger. Any Williams stock certificate and any cash deposited by Williams with the exchange agent that remains unclaimed by former Barrett Resources stockholders 12 months after the merger will be delivered to Williams.

     None of Williams, Barrett Resources or the exchange agent will be liable to any holder of a certificate previously representing shares of Barrett Resources common stock for any amount delivered to a public official under any applicable abandoned property, escheat or similar law.

     No interest will be paid or accrued on any cash payable instead of fractional shares, as unpaid dividends and distributions with respect to unexchanged shares or otherwise as merger consideration.

     If your Barrett Resources stock certificates have been lost, stolen or destroyed, you will only be entitled to obtain shares of Williams common stock by providing an affidavit and, if required by Williams, by posting a bond in a reasonable amount determined by Williams as indemnity against any claims related to your Barrett Resources stock certificate.

     YOU SHOULD NOT SEND YOUR BARRETT RESOURCES STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT. DO NOT RETURN BARRETT RESOURCES SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

BARRETT RESOURCES STOCK OPTIONS

     Subject to certain exceptions described below, each option to buy shares of Barrett Resources common stock that was outstanding immediately prior to the completion of the tender offer vested and became fully exercisable at that time, as provided in the merger agreement. At the time of the completion of the tender offer (or, with respect to options held by persons who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, at the completion of the merger), each of these options was (or will be, as the case may be) adjusted to represent an option to buy the number of shares of Barrett Resources common stock (rounded down to the nearest whole share) equal to the number of shares of Barrett Resources common stock subject to that option multiplied by 0.5. The exercise price of these adjusted options is (or will be, as the case may be) equal to the exercise price immediately prior to the completion of the tender offer.

     Promptly following the completion of the tender offer (or, with respect to options held by persons who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, promptly following the completion of the merger), Williams paid (or will pay, as the case may be) to holders of Barrett Resources options, for each option held, an amount in cash (rounded up to the nearest cent) equal to the product of (1) $73.00 minus the exercise price per share immediately prior to the completion of the tender offer and (2) the number of shares subject to that option multiplied by 0.5 (rounded up to the nearest full share).

     Upon completion of the merger, each Barrett Resources stock option, as adjusted as described above, will be converted into an option to purchase that number of shares of Williams common stock (rounded to the nearest whole share, or if there is not a nearest share, the next greater whole share) equal to the number of shares of Barrett Resources common stock subject to that adjusted stock option multiplied by the exchange ratio of 1.767. The exercise price will be adjusted to equal the exercise price of the adjusted stock option immediately before the completion of the merger, divided by 1.767 (and will be rounded up to the nearest tenth of a cent). Upon completion of the merger, Williams will assume the obligations of Barrett Resources under the Barrett Resources option plans, and the other terms of these options will continue to apply in accordance with the terms of the plans under which they were issued. Barrett Resources and Williams also agreed to take all actions so that these converted options will qualify following the merger as incentive stock options as defined in Section 422 of the Internal Revenue Code ("ISOs") to the extent permitted by that Section and to the extent these options so qualified before the effective time of the merger. In addition, Williams has agreed to file a registration statement on Form S-8 or other applicable form under the Securities Act of 1933 to register the shares issuable upon the exercise of these converted options.

     To the extent possible, and notwithstanding the foregoing, any unvested ISOs outstanding on the date the tender offer was completed that did not become exercisable upon completion of the tender offer pursuant to the terms of the applicable option plan under which the ISOs were granted will be converted into the right to receive cash in full upon completion of the merger and the other options held by the holder of any such ISOs will be adjusted so that the total amount of cash paid to such option holder in respect of all of his or her Barrett Resources options (including in respect of his or her unvested ISOs) is not increased because of the treatment of unvested ISOs as described above.

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

     The certificate of incorporation and the by-laws of Resources Acquisition Corp., the Williams subsidiary that will merge with Barrett Resources, that are in effect immediately before the merger is completed will become the certificate of incorporation and the by-laws of the surviving corporation, except that the certificate of incorporation will provide that the name of the surviving corporation will initially be "Barrett Resources Corporation" and the certificate of incorporation and the by-laws will each contain indemnification provisions consistent with the obligations described under "The Merger -- Interests of Directors and Executive Officers of Barrett Resources in the
Merger -- Indemnification and Insurance," below.

MANAGEMENT OF BARRETT RESOURCES AFTER THE TENDER OFFER AND BEFORE THE MERGER

     As provided in the merger agreement, following the completion of the tender offer Williams designated four directors to the board of directors of Barrett Resources. However, until the merger is completed, the Barrett Resources board will include at least two directors who are not officers of Barrett Resources or Williams. If there are less than two such independent directors, the remaining independent director will appoint an additional independent director. If no independent director remains on the Barrett Resources board, the other directors will designate two directors who will not be officers of Williams, Barrett Resources or any of their subsidiaries.

     Following the appointment of Williams' designees to the Barrett Resources board and prior to the completion of the merger, the affirmative vote of a majority of the independent directors of the Barrett Resources board is required for:

     - any amendment or waiver of any term or condition of the merger agreement or organizational documents of Barrett Resources; and

     - any termination of the merger agreement by Barrett Resources, any extension by Barrett Resources of the time for the performance of any of the obligations or other acts of Williams or waiver or assertion of any of Barrett Resources' rights under the merger agreement, and any other consent or action by Barrett Resources' board with respect to the merger agreement.

     Williams' designees will continue to represent at least one-half of the members of the Barrett Resources board until the completion of the merger.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Barrett Resources has made representations and warranties relating to, among other things:

     - corporate matters, including due organization and good standing;

     - subsidiaries;

     - capital structure and securities;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - absence of conflicts with organizational documents or other obligations;

     - governmental filings;

     - absence of non-competition agreements;

     - SEC filings;

     - absence of material adverse changes;

     - accuracy of information supplied;

     - compliance with applicable laws and regulations;

     - taxes;

     - liabilities;

     - litigation matters;

     - employee benefits;

     - state takeover laws and related matters;

     - brokers' and finders' fees with respect to the tender offer and the merger;

     - voting requirements;

     - contracts and debt instruments;

     - title to properties;

     - intellectual property;

     - environmental matters;

     - condition of assets; and

     - derivative transactions.

     In the merger agreement, Williams has made representations and warranties relating to, among other things:

     - corporate matters, including due organization and good standing;

     - subsidiaries;

     - capital structure and securities;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - absence of conflicts with organizational documents or other obligations;

     - SEC filings;

     - the absence of material adverse changes;

     - accuracy of information supplied;

     - compliance with applicable laws and regulations;

     - shares to be issued in the merger;

     - tax treatment of the merger;

     - liabilities;

     - interim operations of Resources Acquisition Corp.;

     - litigation matters;

     - credit exposure in California; and

     - brokers' and finders' fees with respect to the tender offer and the merger.

     Many of the representations and warranties made by Barrett Resources and Williams are qualified by a materiality threshold specified in the merger agreement.

COVENANTS RELATING TO CONDUCT OF BUSINESS

     Barrett Resources and Williams have each agreed to, in all material respects, conduct their businesses in the ordinary course as currently conducted until the completion of the merger (or, in the case of Barrett Resources, until Williams' designees constitute a majority of the directors on the Barrett Resources board).

     In addition, except as permitted by the merger agreement, Barrett Resources will not, and will not permit any of its subsidiaries to, take specified actions listed in the merger agreement, including the following actions (subject to certain exceptions), without the written consent of Williams (not to be unreasonably withheld or delayed):

     - declare, set aside or pay any dividend other than dividends by its subsidiaries;

     - split, combine or reclassify any outstanding shares;

     - issue, sell, pledge or encumber any shares of its capital stock or any securities convertible into shares of its capital stock;

     - purchase or redeem any shares of its capital stock or any securities convertible into shares of its capital stock;

     - amend its organizational documents;

     - make any investments, acquisitions or capital expenditures above specified amounts;

     - sell, lease or encumber any assets with a value above specified amounts;

     - increase the compensation or benefits payable to any director, officer or employee in excess of specified amounts, or modify any benefit plan, except as may be required by the terms of the plan, the terms of the merger agreement or applicable law;

     - make any material change in its method of accounting;

     - make any material tax election or enter into any settlement or compromise of any material tax liability;

     - mortgage or encumber properties or assets, or license any intellectual property, other than in the ordinary course or in accordance with existing contracts;

     - subject to specified exceptions, pay or discharge liabilities other than in the ordinary course;

     - subject to specified exceptions, incur or guarantee any debt or issue or guarantee debt securities, or enter into "keep well" or similar agreements; or

     - authorize or enter into an agreement to do any of the foregoing.

     Except as permitted by the merger agreement, prior to the completion of the merger Williams will not, and will not permit any of its subsidiaries to, take specified actions listed in the merger agreement, including the following actions, without the written consent of Barrett Resources (not to be unreasonably withheld or delayed):

     - amend Williams' charter in a manner that changes any material term or provision of the Williams common stock;

     - materially amend Resources Acquisition Corp.'s charter;

     - engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to Williams' capital stock;

     - acquire any person or any business or division of any person, or otherwise acquire any assets, unless such transaction would not:

        - impose any material delay in the receipt of, or materially increase the risk of not receiving, any approvals of any governmental entity necessary to complete the tender offer or the merger;

        - materially increase the risk of any governmental entity entering an order prohibiting the completion of the merger; or

        - increase the risk of not being able to remove any such order on appeal or otherwise; or

     - enter into any contract or agreement to do any of the foregoing.

     Until the completion of the merger, Resources Acquisition Corp. will not engage in any activity of any nature except as provided in or contemplated by the merger agreement.

     Williams has agreed to vote all shares of Barrett Resources common stock held by it or its subsidiaries, including Resources Acquisition Corp., and including shares purchased in the tender offer, in favor of approval and adoption of the merger agreement and the merger.

OTHER COVENANTS

  Special Meeting and Board Recommendation

     Barrett Resources agreed to:

     - call and hold a special meeting of its stockholders for the purpose of voting on the approval and adoption of the merger agreement and the merger;

     - use its reasonable best efforts to solicit proxies in favor of the merger agreement and the merger; and

     - take all other actions reasonably necessary or advisable to secure the approval of the merger agreement and the merger by Barrett Resources stockholders.

     Barrett Resources agreed that the Barrett Resources board would, subject to its fiduciary duties under applicable law, include its recommendation of the merger and the merger agreement in this proxy statement/prospectus.

  Tax-Free Merger

     Barrett Resources and Williams have each agreed to use commercially reasonable best efforts to cause the tender offer and the forward merger to qualify as a "reorganization" for U.S. federal income tax purposes and not to take any action reasonably likely to cause such transactions not to qualify as such a "reorganization."

  Standstill Agreements

     Barrett Resources agreed to enforce and not terminate, modify or waive any standstill provision of any confidentiality or standstill agreement between Barrett Resources and other parties entered into prior to the date of the merger agreement in connection with the process conducted by Barrett Resources to solicit acquisition proposals.

  Rights Plan

     Barrett Resources agreed not to, without the prior written consent of Williams, amend or make any determination under the Barrett Resources rights agreement, except as expressly required by the merger agreement or in order to delay the occurrence of a distribution date (as defined in the Barrett Resources rights agreement) in response to the public announcement of an alternative acquisition proposal.

  Bank Debt

     Barrett Resources has agreed to use its reasonable best efforts to seek the consent of its bank lenders and the issuers of letters of credit to Barrett Resources to permit the completion of the transactions contemplated by the merger agreement without requiring repayment of this debt or replacement of these letters of credit. The consent of such lenders was received on June 12, 2001.

  Notice of Certain Matters

     Williams and Barrett Resources have agreed to notify each other promptly of any notices or communications received from any governmental entity in connection with the transactions contemplated by the merger agreement and of certain other events.

  Access

     Upon reasonable notice and subject to the confidentiality agreement between Barrett Resources and Williams, Barrett Resources and Williams each agreed to afford to the other party and its representatives reasonable access, during normal business hours, to its properties, books, contracts, commitments, records and representatives.

  Public Announcements

     Except as may be required by applicable law or a listing agreement with a securities exchange, Barrett Resources and Williams agreed to consult with each other regarding the timing and content of any press release and public statements with respect to the merger agreement.

  Antitrust Filings

     Williams and Barrett Resources agreed to:

     - promptly make or cause to be made the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other antitrust laws with respect to the tender offer and the merger;

     - comply at the earliest practicable date with any request under the Hart-Scott-Rodino Act or such other antitrust laws for additional information; and

     - cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any governmental entity under any antitrust laws with respect to any such filing, the tender offer or the merger.

     Williams and Barrett Resources filed Premerger Notification and Report Forms under the Hart-Scott-Rodino Act on May 16, 2001 and May 18, 2001, respectively. The Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act on May 30, 2001.

  Directors and Executive Officers of Barrett Resources

     The directors of Resources Acquisition Corp. immediately prior to the completion of the merger will initially be the directors of the surviving corporation and the executive officers of Barrett Resources immediately prior to the completion of the merger will initially be the officers of the surviving corporation.

  Barrett Resources Principal Offices

     Williams currently anticipates that the Barrett Resources principal offices in Denver, Colorado will serve as the Rocky Mountain principal offices for Williams' oil and gas exploration operations after the merger.

EMPLOYEE BENEFITS

     For a description of the treatment of employee benefits matters under the merger agreement, see "The Merger -- Interests of Executive Officers and Directors of Barrett Resources in the Merger -- Severance Arrangements" and "-- Employee Benefits."

INDEMNIFICATION AND INSURANCE

     For a description of the treatment of indemnification and insurance under the merger agreement, see "The Merger -- Interests of Executive Officers and Directors of Barrett Resources in the Merger -- Indemnification and Insurance."

NO SOLICITATION; ACQUISITION PROPOSALS

     Until the merger is completed or the merger agreement is terminated, Barrett Resources has agreed that it will not, directly or indirectly through its representatives:

     - solicit or knowingly facilitate the submission of any alternative acquisition proposal;

     - enter into any agreement with respect to any alternative acquisition proposal;

     - have any discussions or negotiations with, or provide any confidential information to, any person relating to any alternative acquisition proposal; or

     - enter into any letter of intent or agreement relating to any alternative acquisition proposal.

     Under the merger agreement, an alternative acquisition proposal is:

     - any proposal or offer which relates to a merger or other business combination involving Barrett Resources; or

     - any issuance or acquisition of, or offer to purchase, 20% or more of the outstanding shares of Barrett Resources common stock, or of a substantial portion of the business or assets of Barrett Resources outside the ordinary course of business.

     In addition, the merger agreement requires Barrett Resources to:

     - immediately terminate all existing discussions or negotiations with any third parties relating to any alternative proposal;

     - notify Williams of any alternative acquisition proposal within twenty-four hours of receiving that proposal; and

     - keep Williams informed of the status of any alternative acquisition proposal.

     Prior to the completion of the tender offer, Barrett Resources was permitted to engage in discussions or negotiations with respect to unsolicited third-party acquisition proposals under specified circumstances.

     Notwithstanding the foregoing, under the merger agreement, Barrett Resources may take and disclose to its stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) under the Securities Exchange Act of 1934.

RECOMMENDATION OF THE BARRETT RESOURCES BOARD

     The Barrett Resources board is prohibited under the merger agreement from doing any of the following (each of which is referred to as a "subsequent determination"):

     - withdrawing or adversely modifying its recommendation of the merger proposal;

     - approving or recommending an alternative acquisition proposal; or

     - causing Barrett Resources to enter into any agreement relating to an alternative acquisition proposal.

     Prior to the completion of the tender offer, the Barrett Resources board was permitted to make a subsequent determination if it determined in good faith, after it received a superior proposal (as defined in the merger agreement) and advice from outside counsel, that the failure to make such a subsequent determination would result in a breach by the board of its fiduciary duties to Barrett Resources stockholders under applicable law.

CONDITIONS TO THE MERGER

     The obligations of each of Williams and Barrett Resources to complete the merger are subject to the satisfaction of, among others, the following conditions:

     - approval of the merger proposal by Barrett Resources stockholders;

     - the absence of any injunction or legal restraint blocking the merger; and

     - the approval for listing on the NYSE of the shares of Williams common stock to be issued in the merger.

TERMINATION OF THE MERGER AGREEMENT

     Barrett Resources and Williams can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either Barrett Resources or Williams can terminate the merger agreement if:

     - any condition contained in the merger agreement becomes incapable of being satisfied; or

     - a law or court order permanently prohibits the merger.

     Barrett Resources can also terminate the merger agreement if Williams (or its subsidiary) materially breaches its representations, warranties or covenants under the merger agreement after notice and an opportunity to cure the breach for 10 days after receipt of the notice.

     Williams can terminate the merger agreement if Barrett Resources materially breaches its representations, warranties or covenants under the merger agreement after notice and an opportunity to cure the breach for 10 days after receipt of the notice. Williams can also terminate the merger agreement if Barrett Resources breaches its covenant not to make a subsequent determination after the completion of the tender offer.

FEES AND EXPENSES

     Whether or not the merger is completed, Barrett Resources and Williams will pay their own fees and expenses, except that Williams will reimburse Barrett Resources for its reasonable out-of-pocket expenses up to $15 million if the merger agreement is terminated by Barrett Resources as a result of a material breach by Williams of a representation, warranty or covenant that cannot be cured within 10 days of written notice of that breach.

AMENDMENTS; EXTENSION; WAIVER

     Upon agreement by Barrett Resources (as approved by a majority of its independent directors -- see "Management of Barrett Resources after the Tender Offer and before the Merger") and Williams, the merger agreement may be amended at any time prior to the merger. To the extent required by applicable law, after Barrett Resources stockholders have approved and adopted the merger agreement and the merger, Barrett Resources and Williams may amend the merger agreement only with the further approval of those stockholders.

     At any time before the merger is completed, we may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the parties to the merger agreement;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered in accordance with the merger agreement; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the tender offer and the merger applicable to a person that exchanges some or all of its Barrett Resources common stock for Williams common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States persons that hold their shares of Barrett Resources common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular holder of shares or to a holder of shares that is subject to special treatment under United States federal income tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. HOLDERS OF SHARES OF BARRETT RESOURCES COMMON STOCK MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TENDER OFFER AND THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

     Williams expects that the tender offer and the merger will be treated as a single integrated transaction for United States federal income tax purposes. If the tender offer and the merger are so treated and assuming that the merger is effected as a merger of Barrett Resources with and into the Williams subsidiary (the "forward merger"), then the tender offer and the forward merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. As such a "reorganization," the United States federal income tax consequences of the tender offer and the forward merger can be generally summarized as follows:

          Exchange of Shares Solely for Williams Common Stock. A holder of shares of Barrett Resources common stock that exchanges all of its shares for shares of Williams common stock pursuant to the forward merger will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Williams common stock (as described below).

          Exchange of Shares for Cash and Williams Common Stock. A holder of shares of Barrett Resources common stock that had some of its shares accepted for tender in the tender offer and exchanges some of its shares for shares of Williams common stock pursuant to the forward merger will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received pursuant to the tender offer and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash received pursuant to the tender offer and the fair market value of the Williams common stock received pursuant to the forward merger over (b) the holder's tax basis in its shares of Barrett Resources common stock. The gain recognized will be capital gain unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case such gain will be treated as ordinary dividend income to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. For purposes of determining whether the receipt of cash by the holder has the effect of a distribution of a dividend, a holder will be treated as if the holder first exchanged all of its shares of Barrett Resources common stock solely for shares of Williams common stock and then Williams immediately redeemed a portion of such stock for the cash that such holder actually received pursuant to the tender offer. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would receive capital gain (as opposed to dividend) treatment. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Holders that sold some of their shares of Barrett Resources common stock for cash pursuant to the tender offer and exchange some of their shares of Barrett Resources common stock for shares of Williams common stock pursuant to the forward merger must consult their own tax advisors as to the character of any gain recognized.

          Tax Basis for Williams Common Stock. A holder of shares of Barrett Resources common stock will have an aggregate tax basis in Williams common stock received pursuant to the forward merger equal to the holder's aggregate tax basis in its shares of Barrett Resources common stock surrendered pursuant to the tender offer and the forward merger, (1) reduced by (a) the portion of the holder's tax basis in its shares of Barrett Resources common stock surrendered in the forward merger that is allocable to a fractional share of Williams common stock for which cash is received and (b) the amount of cash, if any, received by the holder pursuant to the tender offer, and (2) increased by the amount of gain (including any portion of such gain that is treated as a dividend as described above), if any, recognized by the holder in the tender offer (but not by gain recognized upon the receipt of cash in lieu of a fractional share of Williams common stock pursuant to the forward merger).

          Holding Period for Williams Common Stock. The holding period for Williams common stock received by a holder of shares of Barrett Resources common stock pursuant to the forward merger will include the holding period for the shares of Barrett Resources common stock surrendered in the tender offer and the forward merger.

          Cash Received in Lieu of a Fractional Share of Williams Common
     Stock. If a holder of shares of Barrett Resources common stock receives cash in lieu of a fractional share of Williams common stock in the forward merger, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's tax basis in its shares of Barrett Resources common stock surrendered in the forward merger that is allocable to the fractional share. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the portion of the shares deemed exchanged for the fractional share is more than one year at the effective time of the forward merger.

          Treatment of the Entities. No gain or loss will be recognized by Williams, its subsidiary or Barrett Resources as a result of the tender offer or the merger.

     Under the merger agreement, Williams has agreed to use its reasonable best efforts to obtain an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP (which includes its affiliated law practice entities) or another nationally recognized United States federal income tax counsel or "Big Five" accounting firm that, based on the facts and customary representations and assumptions, the tender offer and the forward merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. Williams expects to be able to obtain the tax opinion if:

     - as expected, the proposed forward merger occurs in the ordinary course after completion of the tender offer;

     - Williams and Barrett Resources are able to deliver customary representations to such counsel or "Big Five" accounting firm;

     - there is no adverse change in United States federal income tax law; and

     - at the effective time of the forward merger, the aggregate fair market value of the Williams common stock delivered as consideration pursuant to the forward merger is greater than 40% of the sum of (1) the aggregate fair market value of such Williams common stock and (2) the aggregate amount of cash paid pursuant to the tender offer and the forward merger.

     The tax opinion is not a condition to completing the tender offer or the merger. If Williams obtains the tax opinion, then the merger will be effected as a forward merger (and the United States federal income tax consequences will be as summarized above). An opinion of counsel or "Big Five" accounting firm is not binding on the IRS or any court. If Williams is not able to obtain the tax opinion, then Williams may, at its reasonable discretion, change the merger in form from a forward merger to a merger of the Williams subsidiary (or another direct or indirect wholly owned subsidiary of Williams) with and into Barrett Resources (the "reverse merger"), which, as summarized below, will be a fully taxable transaction for all holders of shares of Barrett Resources common stock (but not for Williams, its subsidiary or Barrett Resources). It is anticipated that Williams will exercise its discretion to change the merger to a reverse merger from a forward merger if Williams is unable to obtain the tax opinion.

     In the event of the reverse merger, the tax consequences to holders of shares of Barrett Resources common stock would differ materially from those summarized above and would be as follows:

     - Each holder of shares of Barrett Resources common stock that had any of its tendered shares accepted for tender in the tender offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder's tax basis in such shares. The capital gain or loss will be long-term capital gain or loss if the holder had held such shares for more than one year at the time such shares were sold in the tender offer.

     - Each holder of shares of Barrett Resources common stock that exchanges any of its shares for Williams common stock pursuant to the reverse merger will recognize capital gain or loss in an amount equal to the difference between the fair market value of the Williams common stock received pursuant to the reverse merger (including any cash received in lieu of a fractional share of Williams common stock) and the holder's tax basis in such shares. The capital gain or loss will be long-term capital gain or loss if the holder has held the shares surrendered in the reverse merger for more than one year at the time of completion of the reverse merger.

     The determination by counsel or a "Big Five" accounting firm as to whether the tender offer and the proposed forward merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed forward merger. It is possible that Williams will not be able to obtain the tax opinion. THUS, NO ASSURANCE CAN BE GIVEN THAT THE FORM OF THE MERGER WILL BE A FORWARD MERGER AS OPPOSED TO A FULLY TAXABLE REVERSE MERGER.

                      INFORMATION ABOUT BARRETT RESOURCES

     Barrett Resources Corporation is an independent oil and natural gas exploration and production company that is also involved in natural gas gathering, marketing and trading activities. Its corporate offices are located at 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202, telephone number (303) 572-3900.

     Barrett Resources' core areas of activity are in the Rocky Mountain Region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana. At December 31, 2000, Barrett Resources' estimated proved reserves were 1.372 trillion cubic feet of natural gas equivalent ("Tcfe") (96% natural gas and 4% crude oil) with an implied reserve life of 11.6 years based on 2000 total production of 117.6 billion cubic feet of natural gas equivalent. Barrett Resources' net daily production averaged 321 million cubic feet of natural gas equivalent for the year ended December 31, 2000. On April 24, 2001, Barrett Resources issued a press release announcing that, after a review by independent reservoir engineers, the estimated proved reserves had been raised to 2.1 Tcfe, with an implied reserve life of 17.9 years based on 2000 annual production.

     Barrett Resources concentrates its activities in core areas in which it has accumulated detailed geologic knowledge and developed significant technical expertise. Barrett Resources continues to build on its interests in the Piceance Basin in northwestern Colorado, the Wind River Basin in central Wyoming, the Powder River Basin of northeastern Wyoming and the Uinta Basin of northern Utah. In October 2000, Barrett Resources acquired a new coal bed methane property in the Raton Basin of south central Colorado. Barrett Resources also has significant interests in the Hugoton Embayment in southwestern Kansas, the Niobrara Play in northeastern Colorado, and the Anadarko Basin in Oklahoma. At December 31, 2000, these principal areas represented approximately 97% of Barrett Resources' estimated proved reserves.

     As of December 31, 2000, Barrett Resources owned an interest in 4,284 wells, of which 3,441 were producing. Of these producing wells, 2,680 were operated by Barrett Resources. These operated wells contributed approximately 91% of Barrett Resources' oil and natural gas production for the year ended December 31, 2000. The company also owns and operates a natural gas gathering system, a 27-mile pipeline and a natural gas processing plant in the Piceance Basin.

     Barrett Resources markets all of its own oil and natural gas production from wells that it operates. In addition, Barrett Resources engages in natural gas trading activities, which involve purchasing natural gas from third parties and selling natural gas to other parties at prices and volumes that management anticipates will result in profits to Barrett Resources.

                       STOCKHOLDERS OF BARRETT RESOURCES


     On July 2, 2001, there were [33,479,127] shares of Barrett Resources common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of Barrett Resources common stock according to information furnished to Barrett Resources as of July 2, 2001, by (1) each of Barrett Resources directors and executive officers, (2) each of Barrett Resources "named executive officers" within the meaning of Item 402(a)(3) of Regulation S-K (consisting of Messrs. Dea, Jaggers, Reed, Keller and Lang), (3) all directors and executive officers of Barrett Resources as a group (16 persons), and (4) each other person known by Barrett Resources to be a beneficial owner of more than 5% of the outstanding Barrett Resources common stock. Beneficial ownership for each individual listed below does not include shares that were purchased from each such individual by Williams and its subsidiary in the tender offer. Note that Mr. Reed's beneficial ownership of shares of such common stock is not set forth in the following table because he resigned from Barrett Resources on January 4, 2001.



                                                                                      PERCENT OF CLASS
                                                              AMOUNT/NATURE OF          BENEFICIALLY
                 NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP           OWNED
                 ------------------------                   --------------------      ----------------
Keith E. Bailey...........................................                0(1)                 *
C. Robert Buford..........................................          644,866(2)               1.9%
Derrill Cody..............................................           30,165(3)                 *
Peter A. Dea..............................................          313,810(4)                 *
Bryan K. Guderian.........................................                0(1)                 *
Ralph A. Hill.............................................                0(1)                 *
Joseph N. Jaggers.........................................          148,402(4)                 *
J. Frank Keller...........................................          134,536(4)                 *
Eugene A. Lang, Jr. ......................................          135,208(4)                 *
Stephen J. Malcolm........................................                0(1)                 *
Philippe S.E. Schreiber...................................           33,147(3)                 *
All Directors and Executive Officers as a Group (16
  Persons)................................................        1,681,146(1)(5)            5.0%
The Williams Companies, Inc.,
  through Resources Acquisition Corp. ....................       16,730,502                 50.0%
  One Williams Center
  Tulsa, OK 74172



 *  Less than 1% of the Barrett Resources common stock outstanding.


(1) Messrs. Bailey, Guderian, Hill and Malcolm are the representatives of Williams on the Barrett Resources board. Messrs. Bailey, Guderian, Hill and Malcolm each disclaims beneficial ownership of the 16,730,502 shares held by Williams' wholly owned subsidiary, Resources Acquisition Corp.

(2) C. Robert Buford is considered a beneficial owner of the 523,210 shares of which Zenith Drilling Corporation is the record owner. Mr. Buford owns approximately 89 percent of the outstanding common stock of Zenith. The number of shares indicated for Mr. Buford also includes 10,000 shares that are owned by Aguilla Corporation, which is owned by Mr. Buford's wife and adult children. Mr. Buford disclaims beneficial ownership of the shares held by Aguilla Corporation pursuant to Rule 16a-1(a)(4) under the Exchange Act. The number of shares indicated also includes 30,000 shares underlying stock options that currently are exercisable.


(3) The number of shares indicated includes the following number of shares underlying options that currently are exercisable: Derrill Cody, 23,900 and Philippe S.E. Schreiber, 30,000.



(4) The number of shares indicated includes the following number of shares underlying options that currently are exercisable or that may become exercisable within 60 days following July 2, 2001: [Peter A. Dea,

    301,076; Joseph N. Jaggers, 148,364; J. Frank Keller, 113,980; and Eugene A. Lang, Jr., 126,797. The number of shares indicated does not include the following number of shares underlying unvested incentive stock options, all of which will be converted into cash upon completion of the merger: Peter A. Dea, 6,130; Joseph N. Jaggers, 1,636; J. Frank Keller, 8,483; and Eugene A. Lang, Jr., 10,071.]



(5) The number of shares indicated includes [774,117] shares underlying options held by the directors and named executive officers in the aggregate, and an additional [227,472] shares underlying options held by other executive officers, that currently are exercisable or that may become exercisable within 60 days following July 2, 2001. The number of shares indicated does not include [65,886] shares underlying unvested incentive stock options held by executive officers, all of which will be converted into cash upon the completion of the merger.

                    INFORMATION ABOUT THE WILLIAMS COMPANIES

     Williams, together with its subsidiaries, is a leading company in the energy sector. Through Williams Gas Pipeline Company, LLC and Williams Energy Services, LLC and their subsidiaries, Williams engages in the following types of energy-related activities:

     - transportation and storage of natural gas and related activities through operation and ownership of five wholly owned interstate natural gas pipelines and several pipeline joint ventures;

     - exploration and production of oil and gas through ownership of 1.2 Tcfe of proved natural gas reserves primarily located in Colorado, New Mexico and Wyoming;

     - natural gas gathering, processing and treating activities through ownership and operation of approximately 11,300 miles of gathering lines, 11 natural gas treating plants and 17 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

     - natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,568 miles of which are partially owned);

     - transportation of petroleum products and related terminal services through ownership or operation of approximately 9,170 miles of petroleum products pipeline and 78 petroleum products terminals (some of which are partially owned);

     - light hydrocarbon/olefin transportation through 300 miles of pipeline in Southern Louisiana;

     - ethylene production through a 5/12 interest in a 1.2 billion pound per year facility in Geismar, Louisiana;

     - production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests or investments in four other plants;

     - refining of petroleum products through operation and ownership of two refineries;

     - retail marketing primarily through 50 travel centers; and

     - energy commodity marketing and trading.

     Williams also directly invests in energy projects primarily in Canada, South America and Lithuania and continues to explore and develop additional projects for international investments. In addition, Williams invests in energy and infrastructure development funds in Asia and Latin America.

     Williams is a holding company headquartered in Tulsa, Oklahoma. Williams was originally incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone number (918) 573-2000.

                      DESCRIPTION OF WILLIAMS COMMON STOCK


     As of the date of this document, Williams is authorized to issue up to 960 million shares of common stock. As of June 22, 2001, Williams had issued 484,815,930 shares of common stock. In addition, at June 22, 2001, options to purchase 25,387,130 shares of common stock were outstanding under various stock and compensation incentive plans.


     The outstanding shares of Williams' common stock are fully paid and nonassessable. The holders of Williams' common stock are not entitled to preemptive or redemption rights. Shares of Williams' common stock are not convertible into shares of any other class of capital stock. EquiServe Trust Company, N.A. is the transfer agent and registrar for Williams common stock.

     Williams currently has the following provisions in its charter or by-laws which could be considered to be "anti-takeover" provisions:

     - an article in its charter providing for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders;

     - an article in its charter providing that directors cannot be removed except for cause and by the affirmative vote of three-fourths of the outstanding shares of common stock;

     - an article in its charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams; and

     - a by-law requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

     Williams is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of Williams' outstanding voting stock) from engaging in a business combination with Williams for three years following the date that person became an interested stockholder unless:

     - before that person became an interested stockholder, the board of directors of Williams approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Williams outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

     - on or following the date on which that person became an interested stockholder, the business combination is approved by Williams' board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of Williams (excluding shares held by the interested stockholder).

     A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

DIVIDENDS

     The holders of Williams' common stock are entitled to receive dividends when, as, and if declared by the board of directors of Williams, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock. See "Comparative Per Share and Dividend Data."

VOTING RIGHTS

     The holders of Williams' common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

RIGHTS UPON LIQUIDATION

     In the event of Williams' voluntary or involuntary liquidation, dissolution, or winding up, the holders of Williams' common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

RIGHTS AGREEMENT

     On February 6, 1996, Williams entered into a rights agreement with The First Chicago Trust Company of New York, as rights agent, which currently provides for a dividend of one-third of a preferred stock purchase right for each outstanding share of Williams' common stock. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Williams and its stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with the board of directors of Williams prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by the board of directors of Williams.

     Until a right is exercised, the right does not entitle the holder to additional rights as a Williams' stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holder to purchase from Williams one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $140.00 per right, subject to adjustment.

     In general, the rights will not be exercisable until the distribution date, which is the earlier of:

     - the close of business of the 10th business day after a public announcement that a person (other than Williams and certain other specified persons) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Williams common stock (which person is referred to in the rights agreement as an "acquiring person");

     - the close of business of the 10th business day after the commencement of a tender offer or exchange offer by any person (other than Williams and certain other specified persons) for 15% or more of the outstanding shares of Williams common stock; or

     - the close of business of the 10th business day after the board of directors of Williams determines that any person or group has become an "adverse person" under the rights agreement, which means that such person or group has become the beneficial owner of an amount of common stock which the board of directors determines to be substantial (which amount will not be less than 10% of the shares outstanding) and at least a majority of the board, excluding the directors who are officers of Williams, has determined that the substantial beneficial ownership by such person or group is:

        - intended to cause Williams to repurchase the common stock beneficially owned by such person or group or to put pressure on Williams to take action or enter into a transaction intended to provide such person or group with short-term financial gain under circumstances where the board determines that the best long-term interests of Williams and its stockholders would not be served by such action or transaction; or

        - causing or is reasonably likely to cause a material adverse impact on Williams' business or prospects.

     In the event that an acquiring person acquires beneficial ownership of 15% or more of Williams' outstanding common stock or the board of directors of Williams determines that any person or group has become an adverse person, each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

     In the event that someone becomes an acquiring person and either

     - Williams is involved in a merger or other business combination in which Williams is not the surviving corporation;

     - Williams is involved in a merger or other business combination in which Williams is the surviving corporation but all or a part of its common stock is changed or exchanged; or

     - 50% or more of Williams' assets, cash flow or earning power is sold or transferred,

then each right becomes exercisable and each right will entitle its holder to receive common stock of the acquiring person having a value equal to two times the exercise price of the right.

     The rights will expire at the close of business on February 6, 2006, unless redeemed before that time. At any time prior to the earlier of (a) 10 days following the stock acquisition date, as defined in the rights agreement, and
(b) the expiration date, the board of directors of Williams may redeem the rights in whole, but not in part, at a price of $.01 per right. Prior to the distribution date, Williams may amend the rights agreement in any respect without the approval of the rights holders. However, after the distribution date, the rights agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person) or cause the rights to again become redeemable. The Series A Junior Participating Preferred Stock ranks junior to all other series of Williams' preferred stock as to the payment of dividends and the distribution of assets unless the terms of the series specify otherwise.

     You should refer to the applicable provisions of the rights agreement, which is incorporated by reference as Exhibit 4 to Williams' Current Report on Form 8-K filed January 24, 1996.

                        COMPARISON OF STOCKHOLDER RIGHTS

     Each of Barrett Resources and Williams is organized under the laws of the State of Delaware. As a result, any differences in the rights of holders of Williams common stock and Barrett Resources common stock arise primarily from differences in the companies' respective certificates of incorporation, by-laws and stockholder rights agreements.

     Upon completion of the merger, holders of Barrett Resources common stock will become holders of Williams common stock and the associated preferred stock purchase rights and their rights as stockholders will be governed by:

     - Delaware law;

     - the Williams certificate of incorporation;

     - the Williams by-laws; and

     - the Williams rights agreement.

     The following summary does not purport to be a complete statement of the rights of holders of Williams common stock under the Williams certificate of incorporation, by-laws and rights agreement, the rights of the holders of Barrett Resources common stock under the Barrett Resources certificate of incorporation, by-laws or rights agreement or a complete description of the specific provisions referred to in this summary. This summary contains a list of the material differences between the rights of holders of Williams common stock and the rights of holders of Barrett Resources common stock, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the governing corporate instruments of Williams and Barrett Resources, to which the holders of Barrett Resources common stock are referred. Copies of such governing corporate instruments of Barrett Resources and Williams are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
Authorized Capital Stock:              The Barrett Resources certificate  The Williams certificate of
                                       of incorporation authorizes the    incorporation authorizes the
                                       issuance of up to 45 million       issuance of up to 960 million
                                       shares of Barrett Resources        shares of common stock, par value
                                       common stock, par value $.01 per   $1.00 per share, and 30 million
                                       share, and 1 million shares of     shares of preferred stock, par
                                       Barrett Resources preferred        value $1.00 per share, of which
                                       stock, par value $.001 per share,  1.6 million are designated as of which 75,000 are designated as  Williams Series A Junior
                                       Barrett Resources Series A Junior  Participating Preferred Stock
                                       Participating Preferred Stock      pursuant to the Williams rights
                                       pursuant to the Barrett Re-        agreement.
                                       sources rights agreement.

Voting Rights:                         Each holder of Barrett Resources   Each holder of Williams common
                                       common stock has one vote for      stock has one vote for each share
                                       each share held. There is no       held. There is no cumulative
                                       cumulative voting.                 voting.

Classification of the Board of Direc-  The board is not divided into      The board is divided into three
  tors:                                classes.                           classes as nearly equal as
                                                                          possible, with each class serving
                                                                          for staggered three-year terms.

Number of Directors:                   The board currently consists of    The board currently consists of
                                       eight directors. This number may   fourteen directors. This number
                                       be changed by the affirmative      may be changed by the affirmative
                                       vote of a majority of the board.   vote of a majority of the board.
                                       However, the number of the         However, the number of directors
                                       Barrett Resources directors may    may not be less than five nor
                                       not be less than three nor more    more than seventeen.
                                       than thirteen.

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
Removal of Directors:                  Directors may be removed, with or  Directors may be removed from
                                       without cause, by the holders of   office only for cause, and only
                                       a majority of the shares of        by the affirmative vote of
                                       capital stock then entitled to     holders of at least 75% of the
                                       vote at a meeting of               shares of outstanding stock
                                       stockholders.                      generally entitled to vote in the
                                                                          election of directors, voting
                                                                          together as a single class.

Vacancies:                             Vacancies on the board or newly    Vacancies on the board or newly
                                       created directorships may be       created directorships may be
                                       filled by the affirmative vote of  filled by a majority of the
                                       the majority of the directors      directors then in office, even if
                                       then in office, even if less than  less than a quorum, or by a sole
                                       a quorum, or by a sole remaining   remaining director.
                                       director.

Limitation of Director Liability:      The Barrett Resources certificate  The Williams certificate of
                                       of incorporation limits the        incorporation limits the
                                       liability of directors to the      liability of directors to the
                                       fullest extent permitted by        fullest extent permitted by Dela-
                                       Delaware law.                      ware law.

Indemnification of Directors and Of-   The Barrett Resources bylaws       The Williams bylaws require
  ficers:                              require Barrett Resources to       Williams to indemnify its
                                       indemnify its directors,           directors, officers, employees
                                       officers, employees and agents to  and agents to the fullest extent
                                       the fullest extent permitted by    permitted by Delaware law.
                                       Delaware law.

Special Meetings of Stockholders:      Special meetings of stockholders   Subject to the terms of any
                                       may be called only by the          series of preferred stock,
                                       president or by the board of       special meetings of stockholders
                                       directors of Barrett Resources.    may be called by the chairman of
                                                                          the board or the president.
                                                                          Special meetings of stockholders
                                                                          may also be called at the request
                                                                          in writing of:

                                                                          - a majority of the board; or

                                                                          - stockholders owning at least a
                                                                          majority of the issued and
                                                                            outstanding shares of stock
                                                                            entitled to vote.
                                                                          The written request must state
                                                                          the purpose(s) of the special
                                                                          meeting.

Nominations of Directors and Pro-      Stockholders of record who give    Stockholders of record who give
  posals by Stockholders:              proper notice may nominate         proper notice may nominate
                                       individuals for election to the    individuals for election to the
                                       board of directors at any meeting  board of directors at any annual
                                       called for the purpose of elect-   meeting or any special meeting
                                       ing directors, and they may also   called for the purpose of
                                       make proposals to be brought at    electing directors, and they may
                                       any annual meeting. In order to    also make proposals to be brought
                                       be acted upon, a stockholder must  at any annual meeting. In order
                                       give timely notice of any          to be acted upon, a stockholder
                                       nomination or proposal in writing  must give timely notice of any
                                       to the Secretary of Barrett        nomination or proposal in writing
                                       Resources.                         to the Secretary of Williams.
                                       To be timely, nominations of       In the case of an annual meeting,
                                       directors and proposals by         to be timely, this notice must be
                                       stockholders must be made by       delivered to or mailed and
                                       written notice in proper form      received not less than 90 days
                                       delivered to Barrett Resources     nor more than 120 days prior to
                                       not less than 90 days nor more     the anniversary date of the
                                       than 130 days prior to (1) the     preceding
                                       anniversary date of the

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
                                       previous year's annual meeting,    annual meeting. However, if the
                                       in the case of an annual meeting   annual meeting is more than 30
                                       or (2) the date of the meeting,    days before or more than 30 days
                                       in the case of any special         after such anniversary date, a
                                       meeting of stockholders at which   stockholder must furnish notice
                                       directors are to be elected.       of a proposal not later than the
                                                                          close of business of the 10th day
                                       However, if (1) an annual meeting  following the mailing or the is scheduled to be held on a date  public disclosure of the notice
                                       more than 30 days prior to, or     of the meeting date.
                                       delayed by more than 60 days
                                       after, the anniversary date of     In the case of a special meeting
                                       the previous year's annual         called for the purpose of
                                       meeting or (2) in the case of      electing directors, a stockholder
                                       special meetings, less than 100    must furnish notice of a
                                       days notice of the meeting is      nomination not later than the
                                       given to stockholders, then        close of business of the 10th day
                                       notice by the stockholder must be  following the mailing or the delivered to Barrett Resources no  public disclosure of the notice
                                       later than 90 days prior to the    of the special meeting date.
                                       meeting or 10 days following the
                                       date on which notice of the date
                                       of the meeting was mailed or
                                       public disclosure of the date of
                                       the meeting was first made by
                                       Barrett Resources.

Stockholder Action by Written Con-     Any action which may be taken at   Any action which may be taken by
  sent:                                a meeting of stockholders may      stockholders at a meeting, except
                                       also be taken by the written       for election of directors, may be
                                       consent of holders of stock        taken by the written consent of
                                       having the minimum number of       stockholders holding at least a
                                       votes necessary to authorize the   majority of the voting power.
                                       action at a meeting of             However, if a proportion greater
                                       stockholders at which all shares   than a majority is required for
                                       entitled to vote were present and  such action at a meeting, then
                                       voted.                             such greater proportion of
                                                                          written consents is required.

Amendments to Certificate of           Generally, Barrett Resources       Generally, except as otherwise
  Incorporation:                       reserves the right to amend,       set forth in the certificate of
                                       change or repeal any provision in  incorporation, any amendment of
                                       its certificate of incor-          any provision in the Williams
                                       poration in the manner prescribed  certificate of incorporation must
                                       by Delaware law, and all rights    be approved by a majority of the
                                       conferred upon stockholders by     outstanding stock entitled to
                                       the Barrett Resources corporate    vote on the proposed amendment.
                                       documents are granted subject to   However, if the amendment relates
                                       this reservation.                  to:
                                                                          - the size of the board;
                                                                          - the classification of the
                                                                          board;
                                                                          - the removal of directors;
                                                                          - the filling of vacancies on the
                                                                          board;
                                                                          - the inspection of books and
                                                                          records by stockholders;
                                                                          - the limitation of director
                                                                          liability;
                                                                          - the powers of the board of
                                                                          directors;
                                                                          - stockholder action by written
                                                                          consent;
                                                                          - special meetings of
                                                                          stockholders;
                                                                          - certain amendments to the
                                                                          certificate of incorporation; and
                                                                          - business combinations

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
                                                                          then such amendment must be ap-
                                                                          proved by 75% of the outstanding
                                                                          stock generally entitled to vote
                                                                          in the election of directors.

Amendments to By-laws:                 Both the stockholders and the      Generally, both the stockholders
                                       board of directors may amend the   and the board may amend the
                                       by-laws as follows:                by-laws, except that:
                                       The stockholders may amend the     - the stockholders may limit the
                                       by-laws only:                      power of the board to amend any
                                                                            by-law made by the
                                       - at an annual stockholder           stockholders; and
                                       meeting if written notice
                                         containing the proposed          - no amendment of the by-law
                                         amendment is provided to the     stating the place for the annual
                                         secretary and all the directors    election of directors may be
                                         of the corporation no more than    made within 60 days before the
                                         seven days after the               day scheduled for such
                                         corporation gives notice of the    election.
                                         meeting of stockholders at
                                         which the proposal is to be
                                         considered (in addition to the
                                         requirements of the advance
                                         notice provision for stock-
                                         holder proposals set forth
                                         above); or
                                       - by written consent of the
                                       stockholders in the manner
                                         described above.
                                       The board of directors may amend
                                       the by-laws only if written
                                       notice containing the proposed
                                       amendment is provided to all the
                                       directors at least 30 days prior
                                       to the meeting of directors at
                                       which the proposal is to be
                                       considered unless (1) the
                                       proposal is approved by at least
                                       75% of all directors, and (2) 80%
                                       of the "independent directors."
                                       As used in the by-laws,
                                       "independent directors" are
                                       directors who (1) are not
                                       "interested persons" or employees
                                       of Barrett Resources or its
                                       subsidiaries and (2) are not
                                       affiliates of any "interested
                                       person" which is proposing or has
                                       proposed a business combination
                                       with Barrett Resources in the
                                       prior two-year period.
                                       As used in the by-laws, an
                                       "interested person" is a person
                                       or entity beneficially owning
                                       more than 15% of the voting stock
                                       of Barrett Resources.
                                       Notwithstanding the foregoing,
                                       any amendment of the by-law
                                       provision relating to amendments
                                       to the by-laws, the number and
                                       tenure of directors, or to the
                                       business combination by-law de-
                                       scribed below requires (in
                                       addition to any other vote or
                                       approval required by

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
                                       law, the by-laws or the
                                       certificate of incorporation)
                                       either:
                                       - the affirmative vote of at
                                         least 75% of all the directors,
                                         including at least two-thirds
                                         of the "independent di-
                                         rectors"; or
                                       - the affirmative vote: (1) of at
                                         least 66% of the outstanding
                                         shares of each class of voting
                                         stock and (2) of at least a
                                         majority of the outstanding
                                         shares of each class of voting
                                         stock, not including shares
                                         owned by "interested persons".
                                       Subject to repeal or change by
                                       the stockholders, the Barrett
                                       Resources' board of directors may
                                       also adopt emergency by-laws in
                                       accordance with the provisions of
                                       Delaware law.

Business Combinations with             Generally, once a person or        Generally, the affirmative vote
  Interested Stockholders:             entity becomes an "interested      of the holders of 75% of the
                                       person", such "interested person"  outstanding stock generally
                                       may not become the beneficial      entitled to vote in the election
                                       owner of any additional shares of  of directors, voting together as
                                       Barrett Resources' voting stock,   a single class, is required:
                                       except as part of a merger, con-
                                       solidation, business combination   - for the adoption of any
                                       or similar transaction (a            agreement for the merger or
                                       "business combination") entered      consolidation of Williams with
                                       into in accordance with the          or into any other cor-
                                       certificate of incorporation.        poration; and
                                       Also, after a person has become    - to authorize any sale or lease
                                       an "interested person":              of all or any substantial part of
                                                                            Williams' assets to, or any
                                       - there may be no reduction in       sale or lease to Williams or
                                         the annual rate of dividends paid  any of its subsidiaries of
                                         on the common stock (except as     assets of any other entity or
                                         necessary to reflect any           person having a total market
                                         subdivision of the common          value in excess of $6 million
                                         stock);                            in exchange for securities of
                                                                            Williams
                                       - there must be an increase in
                                         such annual rate of dividends as if, in either case, such other
                                         necessary to reflect any         corporation, entity or person
                                         reclassification (including any  beneficially owns more than 5% of
                                         reverse stock split), re-        the voting power of all shares of
                                         capitalization, reorganization   outstanding Williams stock. This
                                         or any similar transaction that  affirmative vote will be in
                                         has the effect of reducing the   addition to the vote of the
                                         number of shares of outstanding  holders of Williams stock
                                         common stock;                    otherwise required by law or any
                                                                          agreement between Williams and
                                       - neither the "interested person"  any national securities exchange.
                                         nor its affiliates may receive
                                         the benefit, directly or         The requirements described above
                                         indirectly (except propor-       do not apply to a transaction
                                         tionately as a stockholder of    where:
                                         Barrett Resources), of any
                                         loans, advances, guarantees,     - the Williams board of directors
                                         pledges or other financial         has approved the terms of such
                                                                            transac-

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
                                         assistance or any tax credits      tion with any other corporation
                                         or other tax advantages            prior to the time that such
                                         provided by Barrett Resources,     other corporation became a
                                         whether in anticipation of, or     beneficial owner of more than
                                         in connection with, a business     5% of all shares of out-
                                         combination, or otherwise.         standing stock of Williams; or
                                       The requirements described above   - Williams beneficially owns a
                                       may be waived by the affirmative     majority of the outstanding
                                       vote of two-thirds of the            shares of all classes of stock
                                       "independent directors" when at      entitled to vote in the
                                       least two-thirds of such             elections of directors of such
                                       directors were "independent          other corporation.
                                       directors" before the "interested
                                       person" became an "interested
                                       person".
                                       If a majority of the "independent
                                       directors" believes that a person
                                       (1) is an "interested person" or
                                       (2) holds of record voting stock
                                       beneficially owned by an
                                       "interested person," then such
                                       majority of the "independent
                                       directors" may demand that such
                                       "interested person" provide
                                       Barrett Resources with
                                       information about such beneficial
                                       ownership of voting stock and
                                       other relevant information.
                                       On May 7, 2001, the Barrett
                                       Resources board unanimously
                                       waived the restrictions described
                                       in this section so that such
                                       provisions do not apply to the
                                       merger agreement with Williams
                                       and the proposed merger
                                       transaction.

Constituencies Provision:              The Barrett Resources corporate    Under the Williams certificate of
                                       documents do not contain a         incorporation, when considering a
                                       provision on this matter.          business combination, the board
                                                                          may, in considering the best
                                                                          interests of the company and its
                                                                          stockholders, consider the
                                                                          effects of any such transaction
                                                                          upon the employees, customers and
                                                                          suppliers of the company, and
                                                                          upon communities and states and
                                                                          other political entities in which
                                                                          offices, plants or other
                                                                          facilities of the company or any
                                                                          of its subsidiaries are located.

Dividends:                             Delaware law confers on the board  The holders of Williams common
                                       the right to declare dividends,    stock are entitled to receive
                                       subject to the requirements of     dividends when, as, and if
                                       such law.                          declared by the board of
                                                                          directors of Williams, out of
                                                                          funds legally available for their
                                                                          payment subject to the rights of
                                                                          holders of any outstanding
                                                                          preferred stock.

Right of Inspection:                   The corporate documents of         The Williams board of directors
                                       Barrett Resources do not contain   may from time to time determine
                                       a provision on this matter.        whether, to what extent, at what
                                                                          times and places the accounts,
                                                                          books and paper of the

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
                                                                          company shall be open to the
                                                                          inspection of the holders of
                                                                          common stock. No such holder has
                                                                          the right to inspect any account,
                                                                          book or document of the com-
                                                                          pany, except as and to the extent
                                                                          expressly provided by law or
                                                                          authorized by resolution of the
                                                                          board of directors.

Rights Agreement:                      Barrett Resources maintains a      Williams maintains a stockholder
                                       stockholder rights plan under      rights plan under which each
                                       which each outstanding share of    outstanding share of Williams
                                       Barrett Resources common stock     common stock includes one-third
                                       includes one associated preferred  of an associated preferred stock
                                       stock purchase right. The rights   purchase right. The rights are
                                       are currently evidenced by the     currently evidenced by the Wil-
                                       Barrett Resources common stock     liams common stock certificates.
                                       certificates.
                                                                          When they become exercisable,
                                       When they become exercisable,      each right may be exercised to
                                       each right may be exercised to     purchase, at a price of $140 per
                                       purchase, at a price of $150 per   share, subject to adjustment, one
                                       share, subject to adjustment, one  two-hundredth of a share of
                                       one-thousandth of a share of       Williams Series A Junior
                                       Barrett Resources Series A Junior  Participating Preferred Stock,
                                       Participating Preferred Stock,     par value $1.00 per share.
                                       par value $.01 per share.
                                                                          In general, the rights will not
                                       The rights become exercisable      be exercisable until the
                                       when an entity, person or group    distribution date, which is the
                                       of affiliated persons has become   earlier of:
                                       an "acquiring person".
                                                                          - the close of business of the
                                       Under the rights plan, an entity,    10th business day after a public
                                       person or group becomes an           announcement that a person
                                       "acquiring person" when such         (other than Williams and
                                       entity, person or group, without     certain other specified
                                       the prior consent of the Barrett     persons) has acquired, or
                                       Resources board:                     obtained the right to acquire,
                                                                            beneficial ownership of 15% or
                                       - has acquired (or obtained the      more of the outstanding shares
                                         right to acquire) 15% or more of   of Williams common stock (which
                                         the outstanding shares of          person is referred to in the
                                         Barrett Resources common stock;    rights agreement as an
                                                                            "acquiring person");
                                       - has commenced a tender offer or
                                         exchange offer which would       - the close of business of the
                                         result in such person or group     10th business day after the
                                         having beneficial ownership of     commencement of a tender offer
                                         15% or more of the outstanding     or exchange offer by any person
                                         shares of Barrett Resources        (other than Williams and
                                         common stock.                      certain other specified per-
                                                                            sons) for 15% or more of the
                                       Upon exercise, each holder of a      outstanding shares of Williams
                                       right, other than the acquiring      common stock; or
                                       person, would have a right to
                                       receive that number of units of    - the close of business of the
                                       one one-thousandths of a share of    10th business day after the board
                                       preferred stock (or, under           of directors of Williams
                                       certain circumstances, common        determines that any person or
                                       stock or other securities) having    group has become an "adverse
                                       an average market value during a     person" under the rights agree-
                                       specified period of time equal to    ment, which means that such
                                       two times the exercise price of      person or group has become the
                                       the right.                           beneficial owner of an amount
                                                                            of common

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
                                                                            stock which the board of
                                       In the event Barrett Resources is    directors determines to be
                                       acquired in a merger or business     substantial (which amount will
                                       combination transaction or 50% or    not be less than 10% of the
                                       more of Barrett Resources' assets    shares outstanding) and at
                                       or earning power is sold, each       least a majority of the board,
                                       holder of a right, other than the    excluding the directors who are
                                       "acquiring person," would have       officers of Williams, has
                                       the right to receive, upon           determined that the sub-
                                       exercise, that number of shares      stantial beneficial ownership
                                       of common stock of the acquiring     by such person or group is (1)
                                       corporation which, at the time of    intended to cause Williams to
                                       such transaction, would have a       repurchase the common stock
                                       market value of two times the        beneficially owned by such
                                       exercise price of the right.         person or group or to put pres-
                                                                            sure on Williams to take action
                                       Until a right is exercised, the      or enter into a transaction
                                       right does not entitle the holder    intended to provide such person
                                       to additional rights as a Barrett    or group with short-term
                                       Resources stockholder, in-           financial gain under cir-
                                       cluding, without limitation, the     cumstances where the board
                                       right to vote or to receive          determines that the best
                                       dividends.                           long-term interests of Williams
                                                                            and its stockholders would not
                                       In connection with Barrett           be served by such action or
                                       Resources' execution of the          transaction; or (2) causing or
                                       merger agreement with Williams,      is reasonably likely to cause a
                                       the Barrett Resources rights         material adverse impact on Wil-
                                       agreement was amended on May 7,      liams' business or prospects.
                                       2001 to provide that the proposed
                                       merger will not trigger the        Upon exercise, each holder of a
                                       exercisability of the Barrett      right, other than the "acquiring
                                       Resources rights.                  person" and/or the "adverse
                                                                          person", would have the right to
                                       In the proposed merger, the        receive Williams common stock
                                       rights would be converted along    having a value equal to two times
                                       with the Barrett Resources common  the exercise price of the right.
                                       stock into Williams common stock
                                       and the rights issued under the    In the event that an acquiring
                                       Williams rights plan. If the       person acquires beneficial
                                       proposed merger is not com-        ownership of 15% or more of
                                       pleted, the Barrett Resources      Williams' outstanding common
                                       rights are to expire on August 4,  stock or the board of directors
                                       2007, unless earlier redeemed by   of Williams determines that any
                                       Barrett Resources at a price of    person or group has become an
                                       $.001 per right.                   adverse person, each holder of a
                                                                          right will have the right to
                                       The summary of the rights          exercise and receive common stock
                                       agreement and the rights given     having a value equal to two times
                                       above does not purport to be       the exercise price of the right.
                                       complete and is qualified and its  The exercise price is the
                                       entirety by the rights agree-      purchase price times the number
                                       ment, which is incorporated by     of shares of common stock
                                       reference as Exhibit 1 to Barrett  associated with each right. Any
                                       Resources registration statement   rights that are at any time
                                       on Form 8-A filed August 11,       beneficially owned by an
                                       1997, as amended, and the Barrett  acquiring person will be null and
                                       Resources certificate of in-       void and any holder of such right
                                       corporation.                       will be unable to exercise or
                                                                          transfer the right.
                                                                          In the event that someone becomes
                                                                          an acquiring person and either:
                                                                          - Williams is involved in a
                                                                            merger or other business
                                                                            combination in which

                                               BARRETT RESOURCES                      WILLIAMS
                                               -----------------                      --------
                                                                            Williams is not the surviving
                                                                            corporation;
                                                                          - Williams is involved in a
                                                                            merger or other business
                                                                            combination in which Williams
                                                                            is the surviving corporation
                                                                            but all or a part of its common
                                                                            stock is changed or exchanged;
                                                                            or
                                                                          - 50% or more of Williams'
                                                                            assets, cash flow or earning
                                                                            power is sold or transferred,
                                                                            then
                                                                          each right becomes exercisable
                                                                          and each right will entitle its
                                                                          holder to receive common stock of
                                                                          the acquiring person having a
                                                                          value equal to two times the
                                                                          exercise price of the right.
                                                                          The rights will expire at the
                                                                          close of business on February 6,
                                                                          2006, unless redeemed before that
                                                                          time.
                                                                          At any time prior to the earlier
                                                                          of (a) 10 days following the
                                                                          stock acquisition date, as
                                                                          defined in the rights agree-
                                                                          ment, and (b) the expiration
                                                                          date, the board of directors of
                                                                          Williams may redeem the rights in
                                                                          whole, but not in part, at a
                                                                          price of $.01 per right.
                                                                          Prior to the distribution date,
                                                                          Williams may amend the rights
                                                                          agreement in any respect without
                                                                          the approval of the rights
                                                                          holders. However, after the dis-
                                                                          tribution date, the rights
                                                                          agreement may not be amended in
                                                                          any way that would adversely
                                                                          affect the holders of rights
                                                                          (other than any acquiring per-
                                                                          son) or cause the rights to again
                                                                          become redeemable.
                                                                          The Series A Junior Participating
                                                                          Preferred Stock ranks junior to
                                                                          all other series of Williams
                                                                          preferred stock as to the payment
                                                                          of dividends and the dis-
                                                                          tribution of assets unless the
                                                                          terms of the series specify
                                                                          otherwise.
                                                                          The summary of the rights
                                                                          agreement and the rights given
                                                                          above does not purport to be
                                                                          complete and is qualified in its
                                                                          entirety by the rights agreement,
                                                                          which is incorporated by
                                                                          reference as Exhibit 4 to
                                                                          Williams' Current Report on Form
                                                                          8-K filed January 24, 1996.

                                 LEGAL MATTERS

     The validity of the Williams common stock to be issued in connection with the merger will be passed upon by William G. von Glahn, Esq., Senior Vice President and General Counsel of Williams. Mr. von Glahn is the beneficial holder of 380,071 shares of Williams common stock (including 246,713 shares subject to stock options exercisable within 60 days, deferred stock awards and Williams' 401(k) retirement plan) and is a participant in Williams' stock option plan and various other employee benefit plans offered to employees of Williams.


     Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Williams, will pass upon certain federal income tax consequences of the merger.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Williams' consolidated financial statements and schedules as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, as set forth in Williams' Current Report on Form 8-K filed May 22, 2001, as set forth in Ernst & Young LLP's report, which is incorporated by reference in the proxy statement of Barrett Resources, which is referred to and made part of this prospectus and registration statement. Williams' consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Barrett Resources incorporated by reference in this proxy statement/ prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included in this proxy statement/prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

                                 OTHER MATTERS

     Neither Williams nor Barrett Resources currently intends to bring before Barrett Resources' special meeting any matters other than those specified in the notice of the special meeting and neither party has knowledge of any other matters that may be brought up by other persons. However, if any other matters properly come before Barrett Resources' special meeting or any adjournment or postponement of such special meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the persons named as proxies to vote the shares represented by those proxies as to those other matters. Those persons named as Barrett Resources proxies intend to vote with respect to other matters, if any, in accordance with the recommendation of the management of Barrett Resources.

                             STOCKHOLDER PROPOSALS

     Barrett Resources will hold an annual meeting of stockholders in 2001 only if the merger is not completed. Stockholder proposals would have been eligible for inclusion in the proxy statement and form of proxy for Barrett Resources' 2001 annual meeting pursuant to Rule 14a-8 under the Exchange Act if such proposals were received by Barrett Resources by November 23, 2000. Notwithstanding the foregoing, because Barrett Resources will not hold its annual meeting on or prior to July 4, 2001, the deadline for such proposals will be a reasonable time period before Barrett Resources begins to print and distribute proxy materials in connection with its 2001 annual meeting. Notices of stockholder proposals in connection with such annual meeting will be considered timely, for purposes of Rule 14a-4(c) under the Exchange Act and Barrett Resources' By-laws, if such notices are received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made. Such stockholder's notice to the secretary must include as to each matter the stockholder proposes to bring before the annual meeting:

     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

     - the name and record address of the stockholder proposing such business,

     - the class or series and number of shares of capital stock of Barrett Resources which are beneficially owned by the stockholder,

     - a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business,

     - the names and addresses of other stockholders known by the stockholder proposing such business to support such business, and the class or series and number of shares of capital stock of Barrett Resources which are beneficially owned by such stockholders, and

     - a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     Any such proposal or notice should be directed to the attention of the Corporate Secretary, Barrett Resources Corporation, 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by law, Barrett Resources and Williams file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the following office of the SEC:
                                  Public Reference Room
                                  450 Fifth Street, N.W.
                                  Room 1024
                                  Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information at the web site maintained by the SEC at http://www.sec.gov. The common stock of Barrett Resources and Williams is listed on the New York Stock Exchange, and the periodic reports and other information filed by the companies with the SEC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Williams has filed a registration statement on Form S-4 under the Securities Act of 1933 to register the shares of Williams common stock to be issued in the merger. This document is part of the registration statement on Form S-4 and constitutes a prospectus of Williams as well as being a proxy statement of Barrett Resources for its special meeting.

     The SEC permits Barrett Resources and Williams to "incorporate by reference" information into this document. This means that Barrett Resources and Williams can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, and later information filed with the SEC will update and supersede the information in this document.

     This document incorporates by reference the following documents set forth below that Barrett Resources and Williams have previously filed with the SEC.

BARRETT RESOURCES SEC FILINGS (FILE NO. 1-13446)        PERIOD/DATE
------------------------------------------------        -----------
Annual Report on Form 10-K                              Fiscal year ended December 31, 2000
Quarterly Report on Form 10-Q and the related Amended   Fiscal quarter ended March 31, 2001
Quarterly Report on Form 10-Q/A, filed May 16, 2001
Registration Statement on Form 8-A, describing the      Filed August 11, 1997
rights agreement
Registration Statement on Form 8-A/A1, describing the   Filed March 17, 1999
first amendment to the rights agreement
Registration Statement on Form 8-A/A2, describing the   Filed May 7, 2001
second amendment to the rights agreement
Current Report on Form 8-K, describing the merger       Filed May 7, 2001
agreement
Current Report on Form 8-K, regarding the completion    Filed June 15, 2001
of the tender offer

WILLIAMS SEC FILINGS (FILE NO. 1-4174)                  PERIOD/DATE
--------------------------------------                  -----------
Annual Report on Form 10-K                              Fiscal year ended December 31, 2000
Quarterly Report on Form 10-Q                           Fiscal quarter ended March 31, 2001
Proxy Statement                                         Filed March 26, 2001
Current Report on Form 8-K (description of the rights
agreement)                                              Filed January 24, 1996
Current Report on Form 8-K                              Filed January 5, 2001
Current Report on Form 8-K                              Filed January 31, 2001
Current Report on Form 8-K                              Filed February 8, 2001
Current Report on Form 8-K                              Filed March 16, 2001
Current Report on Form 8-K                              Filed March 19, 2001
Current Report on Form 8-K                              Filed April 2, 2001
Current Report on Form 8-K                              Filed April 12, 2001
Current Report on Form 8-K                              Filed April 27, 2001
Current Report on Form 8-K                              Filed May 1, 2001
Current Report on Form 8-K                              Filed May 3, 2001
Current Report on Form 8-K                              Filed May 7, 2001
Current Report on Form 8-K (restatement of financial
statements included in the Annual Report on Form 10-K
for the year ended December 31, 2000 to reflect
Williams Communications Group, Inc. as discontinued
operations due to the tax-free spinoff of Williams
Communications Group, Inc.)                             Filed May 22, 2001
Current Report on Form 8-K (regarding the completion
of the tender offer and the bridge loan facility)       Filed June 13, 2001

     Barrett Resources and Williams also incorporate by reference into this document each document that they may file with the SEC from the date of this document to the date of the Barrett Resources special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. You may obtain documents incorporated into this document by reference by requesting them in writing or by telephone from the appropriate company at the following addresses:

      Barrett Resources Corporation                 The Williams Companies
          1515 Arapahoe Street                        One Williams Center
           Tower 3, Suite 1000                       Tulsa, Oklahoma 74172
         Denver, Colorado 80202                 Attention: Corporate Secretary
     Attention: Corporate Secretary                     (918) 573-2000
             (303) 572-3900


     In order to obtain timely delivery of this information, you should request it no later than July 20, 2001.


     Any information contained in an incorporated document will be deemed to be modified or superseded for purposes of this document to the extent that information contained in this document or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this document.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT IN DETERMINING HOW TO VOTE. NEITHER WILLIAMS NOR BARRETT RESOURCES HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED JULY 2 , 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF WILLIAMS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         THE WILLIAMS COMPANIES, INC.,

                          RESOURCES ACQUISITION CORP.

                                      AND

                         BARRETT RESOURCES CORPORATION

                            DATED AS OF MAY 7, 2001

                               TABLE OF CONTENTS


                                    ARTICLE I
                                    THE OFFER
Section 1.1    The Offer...................................................   A-2
Section 1.2    Company Actions.............................................   A-3

                                   ARTICLE II
                                   THE MERGER
Section 2.1    The Merger..................................................   A-4
Section 2.2    Closing.....................................................   A-4
Section 2.3    Effective Time..............................................   A-4
Section 2.4    Effects of the Merger.......................................   A-4
Section 2.5    Certificate of Incorporation and Bylaws; Officers and
               Directors...................................................   A-4
Section 2.6    Principal Offices of the Company............................   A-5

                                   ARTICLE III
                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 3.1    Effect on Stock.............................................   A-5
Section 3.2    Exchange of Certificates....................................   A-5
Section 3.3    Tax Consequences............................................   A-7
Section 3.4    Adjustment of Exchange Ratio................................   A-7

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1    Organization................................................   A-7
Section 4.2    Subsidiaries................................................   A-8
Section 4.3    Capital Structure...........................................   A-8
Section 4.4    Authority...................................................   A-9
Section 4.5    Consents and Approvals; No Violations.......................   A-9
Section 4.6    SEC Documents and Other Reports.............................  A-10
Section 4.7    Absence of Material Adverse Change..........................  A-10
Section 4.8    Information Supplied........................................  A-11
Section 4.9    Compliance with Laws........................................  A-11
Section 4.10   Tax Matters.................................................  A-11
Section 4.11   Liabilities.................................................  A-12
Section 4.12   Litigation..................................................  A-12
Section 4.13   Benefit Plans...............................................  A-12
Section 4.14   State Takeover Statutes; Bylaws Provision; Rights
               Agreement...................................................  A-13
Section 4.15   Brokers.....................................................  A-13
Section 4.16   Voting Requirements.........................................  A-13
Section 4.17   Environmental Matters.......................................  A-13
Section 4.18   Contracts; Debt Instruments.................................  A-14

Section 4.19     Title to Properties.......................................................................       A-15
Section 4.20     Intellectual Property.....................................................................       A-15
Section 4.21     Condition of Assets.......................................................................       A-15
Section 4.22     Derivative Transactions...................................................................       A-16

                                                      ARTICLE V
                                   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Section 5.1      Organization..............................................................................       A-16
Section 5.2      Capital Structure.........................................................................       A-16
Section 5.3      Authority.................................................................................       A-17
Section 5.4      Consents and Approvals; No Violations.....................................................       A-17
Section 5.5      SEC Documents and Other Reports...........................................................       A-17
Section 5.6      Absence of Material Adverse Change........................................................       A-18
Section 5.7      Information Supplied......................................................................       A-18
Section 5.8      Compliance with Laws......................................................................       A-18
Section 5.9      Parent Shares.............................................................................       A-19
Section 5.10     Reorganization............................................................................       A-19
Section 5.11     Liabilities...............................................................................       A-19
Section 5.12     Interim Operations of Sub.................................................................       A-19
Section 5.13     Litigation................................................................................       A-19
Section 5.14     California Exposure.......................................................................       A-19
Section 5.15     Brokers...................................................................................       A-19

                                                      ARTICLE VI
                                      COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 6.1      Conduct of Business Pending the Merger....................................................       A-20
Section 6.2      No Solicitation; Acquisition Proposals....................................................       A-22
Section 6.3      Third Party Standstill Agreements.........................................................       A-23
Section 6.4      Disclosure of Certain Matters; Delivery of Certain Filings................................       A-23
Section 6.5      Conduct of Business of Sub Pending the Merger.............................................       A-24
Section 6.6      Modifications to Recommendations..........................................................       A-24

                                                     ARTICLE VII
                                                ADDITIONAL AGREEMENTS
Section 7.1      Employee Benefits.........................................................................       A-24
Section 7.2      Options...................................................................................       A-25
Section 7.3      Shareholder Approval; Preparation of Form S-4 and Proxy Statement/Prospectus..............       A-26
Section 7.4      Access to Information.....................................................................       A-27
Section 7.5      Fees and Expenses.........................................................................       A-28
Section 7.6      Public Announcements......................................................................       A-29
Section 7.7      Transfer Taxes............................................................................       A-29
Section 7.8      State Takeover Laws.......................................................................       A-29
Section 7.9      Indemnification; Directors and Officers Insurance.........................................       A-29

Section 7.10   Board of Directors..........................................  A-30
Section 7.11   HSR Act Filings; Reasonable Best Efforts....................  A-31
Section 7.12   Stay Bonuses; Severance.....................................  A-32
Section 7.13   Section 16 Matters..........................................  A-32
Section 7.14   Tax Treatment...............................................  A-32
Section 7.15   Affiliate Letters...........................................  A-33
Section 7.16   Litigation..................................................  A-33
Section 7.17   Rights Agreement............................................  A-33
Section 7.18   Bank Debt...................................................  A-33

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT
Section 8.1    Conditions to Each Party's Obligation to Effect the
               Merger......................................................  A-33

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT
Section 9.1    Termination.................................................  A-34
Section 9.2    Effect of Termination.......................................  A-35
Section 9.3    Amendment...................................................  A-35
Section 9.4    Extension; Waiver...........................................  A-35

                                    ARTICLE X
                               GENERAL PROVISIONS
Section 10.1   Non-Survival of Representations and Warranties and
               Agreements..................................................  A-35
Section 10.2   Notices.....................................................  A-35
Section 10.3   Interpretation; Definitions.................................  A-36
Section 10.4   Counterparts................................................  A-41
Section 10.5   Entire Agreement; No Third-Party Beneficiaries..............  A-41
Section 10.6   Governing Law...............................................  A-41
Section 10.7   Assignment..................................................  A-41
Section 10.8   Severability................................................  A-41
Section 10.9   Enforcement of this Agreement...............................  A-42
Section 10.10  Obligations of Subsidiaries.................................  A-42

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2001 (this "Agreement") among The Williams Companies, Inc., a Delaware corporation ("Parent"), Resources Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Barrett Resources Corporation, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 10.3.

                             W I T N E S S E T H :

     WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions set forth herein, determined that a business combination between Parent and the Company is fair to the Company's stockholders and in the best interests of such stockholders;

     WHEREAS, it is intended that the acquisition be accomplished by Sub commencing a cash tender offer for 16,730,502 outstanding shares of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"), together with the associated Company Rights, upon the terms and subject to the conditions set forth in this Agreement (the shares of Company Common Stock subject to the Offer, together with the associated Company Rights, are hereinafter referred to as the "Shares") in an amount of $73.00 per Share (the "Offer Consideration") to be followed by a merger of the Company with and into Sub (the "Forward Merger");

     WHEREAS, subsequent to the purchase by Sub of Shares in the Offer, each Share (other than Shares held directly or indirectly by Parent or the Company, which Shares shall be cancelled) would be converted into the right to receive
1.767 (the "Exchange Ratio") duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $1.00 (the "Parent Common Stock" and, together with associated Parent Rights, the "Parent Shares") of Parent (the "Merger Consideration");

     WHEREAS, if the Tax Opinion Standard (as defined herein) has not been met, the parties desire to permit an alternate merger structure providing for the merger of Sub (or other direct or indirect wholly-owned subsidiary of Parent, as determined by Parent in its sole discretion) with and into the Company (the "Reverse Merger"), and the surviving corporation shall thereby become a direct or indirect wholly-owned subsidiary of Parent;

     WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Offer, this Agreement and the Merger (as defined herein), determining that this Agreement is advisable and that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer, tender their Shares into the Offer and adopt this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, for Federal income tax purposes, it is intended that the Offer and the Forward Merger shall be treated as an integrated transaction (together, the "Transaction") and shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and the United States Treasury Regulations; and

     WHEREAS, Parent, Sub and the Company each desires to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 and subject to the provisions of this Agreement, including the conditions to the Offer set forth in Exhibit A hereto, as promptly as practicable after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any one or more of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the prior written consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)). Sub expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of Shares sought in the Offer, (ii) decrease the price per Share, (iii) impose any conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions in a manner adverse to the holders of Shares (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in (b) below, extend the Offer, (v) change the form of consideration payable in the Offer (other than by adding consideration) or (vi) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares.

     (b) The Offer shall initially be scheduled to expire 20 business days following the commencement thereof. Parent and Sub agree that Sub will not terminate the Offer between scheduled expiration dates (except in the event that this Agreement is terminated pursuant to Section 9.1) and that, in the event that Sub would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due to the failure of one or more of the Offer Conditions, unless this Agreement shall have been terminated pursuant to Section 9.1, Sub shall, and Parent shall cause Sub to, extend the Offer for such period or periods as shall be determined by Sub until such date as the Offer Conditions have been satisfied or such later date as required by applicable law; provided, however, that nothing herein shall require Sub to extend the Offer beyond the Outside Date. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or as might be required by the NYSE. Sub shall not provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept and pay for 16,730,502 Shares validly tendered and not withdrawn pursuant to the Offer that Sub is permitted to accept and exchange for under applicable law, as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act; provided, however, that no such payment shall be made until after Parent and Sub shall have calculated how cash should be prorated if more than 16,730,502 Shares are validly tendered and not withdrawn pursuant to the Offer. If this Agreement is terminated by either Parent or Sub or by the Company, Sub shall, and Parent shall cause Sub to, promptly terminate the Offer.

     (c) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all supplements and amendments thereto, the "Schedule TO") with respect to the Offer and a related letter of transmittal, and Parent and Sub shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. Parent and Sub agree that they shall cause the Schedule TO, the Offer to Purchase and all amendments or supplements thereto (which together constitute the "Offer Documents") to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the

Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the Company's stockholders. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to such comments.

     (d) Parent shall provide or cause to be provided to Sub on a timely basis all funds necessary to accept for payment, and pay for, any Shares accepted for payment that are validly tendered and not withdrawn pursuant to the Offer and that Sub is permitted to accept for payment pursuant to the terms and conditions of the Offer and under applicable law.

     Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions by unanimous vote (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constitutes approval under Section 203 of the DGCL such that the Offer, the Merger and this Agreement and the other transactions contemplated hereby are not and shall not be subject to any restriction of
Section 203 of the DGCL, (iii) waiving the application of Article IV of the Company's bylaws with respect to this Agreement, the Offer and the Merger pursuant to Section 7 thereof and (iv) resolving to recommend acceptance of the Offer and to recommend that stockholders of the Company tender their Shares pursuant to the Offer and to recommend approval and adoption of this Agreement and the Merger by the Company's stockholders at the Company Stockholders Meeting (as defined herein) (the recommendations referred to in this clause (iv) are collectively referred to in this Agreement as the "Recommendations"). The Company represents and warrants that its Board of Directors has received the opinion, each dated May 7, 2001, of each of Goldman, Sachs & Co. ("Goldman Sachs") and Petrie Parkman & Co., Inc. ("Petrie Parkman") that, as of such date and on the basis of and subject to the matters described therein, the Offer Consideration and the Merger Consideration, taken together, was fair to the Company's stockholders (other than Parent and the Company) from a financial point of view.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the Recommendations (subject to the right of the Board of Directors of the Company to make a Subsequent Determination in accordance with Section 6.6 and shall cause the Schedule 14D-9 to be disseminated to the Company's stockholders as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Company's stockholders. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to such comments.

     (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their affiliates, associates and agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will promptly, upon request, deliver, and will use reasonable efforts to cause their affiliates, associates and agents to deliver, to the Company all copies of such information then in their possession or control.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, the Forward Merger shall be effected and the Company shall be merged with and into Sub at the Effective Time; provided, however, that if Parent does not obtain a written opinion of Tax Counsel (as defined herein) that satisfies the Tax Opinion Standard (as defined herein), then in Parent's reasonable discretion the Reverse Merger may be effected, and the surviving corporation shall thereby become a direct or indirect wholly-owned subsidiary of Parent. Following the Effective Time, if the Forward Merger is effected, then the separate existence of the Company shall cease and Sub shall continue as the surviving corporation or, if the Reverse Merger is effected, then the separate existence of Sub shall cease and the Company shall continue as the surviving corporation. The surviving corporation of the Forward Merger or the Reverse Merger, as the case may be, shall be herein referred as the "Surviving Corporation" and the Forward Merger and Reverse Merger shall collectively be referred to as the "Merger." The Surviving Corporation shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

     Section 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 2.3 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII.

     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     Section 2.5 Certificate of Incorporation and Bylaws; Officers and Directors. (a) At the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the Certificate of Incorporation shall provide that the Surviving Corporation shall initially be named "Barrett Resources Corporation" and shall contain indemnification provisions consistent with the obligations set forth in
Section 7.9(a).

     (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation or by applicable law; provided that the Bylaws of the Surviving Corporation shall contain indemnification provisions consistent with the obligations set forth in Section 7.9(a).

     (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.6 Principal Offices of the Company. Parent currently anticipates that the Company's current principal offices in Denver, Colorado will serve as the Rocky Mountain principal offices for Parent's oil and gas exploration operations after the consummation of the Merger.

                                  ARTICLE III

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (a) Capital Stock of Sub. In the event of a Forward Merger, each issued and outstanding share of capital stock of Sub shall remain as one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Notwithstanding the foregoing, in the event of a Reverse Merger, then each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation.

          (b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company, Parent, Sub (except for Shares that are owned by Sub, in the event of a Reverse Merger) or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Each Share issued and outstanding (other than Shares to be cancelled in accordance with Section 3.1(b) and other than Shares owned by Sub in the event of a Reverse Merger), shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and non-assessable Parent Shares equal to the Exchange Ratio (the "Merger Consideration"). As of the Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 3.2(c), certificates representing the Parent Shares into which such Shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2(d).

          (d) Notwithstanding anything expressed or implied to the contrary in this Agreement, appropriate modifications shall be made to the provisions of this Agreement (including, without limitation, this Section 3.1) in the event of a Reverse Merger involving a direct or indirect wholly-owned subsidiary of Parent (other than Sub).

     Section 3.2 Exchange of Certificates. (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III, certificates representing the Parent Shares to be issued in connection with the Merger and cash in lieu of fractional shares (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.1 and paid pursuant to this
Section 3.2 in exchange for outstanding Shares.

     (b) Exchange Procedure. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration contemplated by Section 3.1 and this Section 3.2, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to the Parent Shares as provided for in
Section 3.2(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding tax, and the Shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, together with a check for the cash to be paid pursuant to this Section 3.2 may be issued to such a transferee if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     (c) Dividends. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared with a record date after the Effective Time on Parent Shares shall be paid with respect to any Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares, less the amount of any withholding taxes which may be required thereon. Parent will provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 3.2(c).

     (d) No Fractional Securities. No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Shares, cash adjustments will be paid to holders in respect of any fractional share of Parent Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Shares that would otherwise be issuable to such holder by the closing price per share of Parent Shares on the NYSE on the Closing Date as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

     (e) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this
Article III (including any cash paid pursuant to this Section 3.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article III.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) which remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their Parent Shares, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Shares deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

     Section 3.3 Tax Consequences. It is intended by the parties hereto that the Transaction shall constitute a "reorganization" within the meaning of
Section 368(a) of the Code and the United States Treasury Regulations thereunder.

     Section 3.4 Adjustment of Exchange Ratio. In the event that Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio applicable to the Merger and any other calculations based on or relating to Parent Shares shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Each exception set forth in the Company Letter (as defined herein) to the representations and warranties in this Article IV and each other response to this Agreement set forth in the Company Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that one section of the Company Letter specifically refers to or reasonably relates to another section thereof. Except as set forth in the Company Letter, the Company represents and warrants to Parent and Sub as follows:

     Section 4.1 Organization. The Company and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Significant Subsidiaries, in each case as amended through the Closing Date.

     Section 4.2 Subsidiaries. Item 4.2 of the disclosure letter delivered by the Company to Parent and Sub prior to the execution of this Agreement (the "Company Letter") lists each Subsidiary of the Company and its respective jurisdiction of incorporation and indicates whether such Subsidiary is a Significant Subsidiary. All of the outstanding shares of capital stock or ownership interest of each such Subsidiary of the Company that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in Item 4.2 of the Company Letter, all of the outstanding shares of capital stock or ownership interest of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except as set forth in Item 4.2 of the Company Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

     Section 4.3 Capital Structure. (a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 1,000,000 Preferred Shares, par value $.001 per share (the "Company Preferred Stock") of which 75,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Company Series A Preferred Shares"). At the close of business on May 3, 2001, (i) 33,461,004 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 4,999 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,302,073 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase Company Common Stock (the "Company Stock Options") granted under the Company's 2000 Stock Option Plan, 1999 Stock Option Plan, 1997 Stock Option Plan, 1994 Stock Option Plan, Plains Petroleum Company 1992 Stock Option Plan, 1990 Barrett Resources Corporation Nondiscretionary Stock Option Plan, Plains Petroleum Company 1989 Stock Option Plan and Plains Petroleum Company 1985 Stock Option Plan for Non-Employee Directors (together, and each as amended, the "Company Stock Plans") and (iv) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, except for (i) the rights to purchase Company Series A Preferred Shares (the "Company Rights") issued pursuant to the Rights Agreement dated as of August 5, 1997, as amended pursuant to the Amendment to Rights Agreement dated as of February 25, 1999 and May 7, 2001 (as amended, the "Company Rights Agreement") between the Company and BankBoston, N.A., as Rights Agent (the "Company Rights Agent") or (ii) as set forth above, no Shares were issued, reserved for issuance or outstanding and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("Stock Equivalents"). There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Each outstanding Share is, and each Share which may be issued pursuant to the Company Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's stockholders may vote. Except as set forth above or in Item 4.3 of the Company Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Stock Equivalents of the Company or of any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of
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capital stock or other voting securities of the Company or any of its
Subsidiaries or any securities of the type described in the two immediately preceding sentences.

     (b) The Company has delivered or made available to Parent complete and correct copies of the Company Stock Plans and all forms of Company Stock Options. Item 4.3 of the Company Letter sets forth a complete and accurate list of all Company Stock Options outstanding as of the date of this Agreement and the exercise price of each outstanding Company Stock Option.

     Section 4.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption by the Company's stockholders of this Agreement with respect to the Merger (if required by applicable law), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption by the Company's stockholders of this Agreement (if required by applicable law). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 4.5  Consents and Approvals; No Violations.  Except as set forth in
Item 4.5 of the Company Letter, (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in clause (b) of this Section 4.5, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) materially impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (b) No consent by a Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and (C) such reports, schedules, forms and statements under the Exchange Act and the Securities Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such filings as may be required under state securities or "blue sky" laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.
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     (c) Except as otherwise disclosed in Item 4.5(c) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or subject to any material agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that provides for an express non-competition covenant with any Person or in any geographic area and which limits in any material respect the ability of the Company to compete in its current business line.

     Section 4.6 SEC Documents and Other Reports. The Company has filed with the SEC all required reports, schedules, forms, statements and other documents required to be filed by it since April 1, 1998 under the Securities Act or the Exchange Act (the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein not material in amount).

     Section 4.7  Absence of Material Adverse Change.  Except as disclosed in
Item 4.7 of the Company Letter or in the documents filed by the Company with the SEC and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since December 31, 2000 the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice and there has not been (i) any Material Adverse Change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP, (v) except in the ordinary course of business or as required under plans or agreements in effect prior to January 1, 2001, (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries of any increase in compensation, (B) any granting by the Company or any of its Subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the exercisability of options to purchase, the re-pricing of options to purchase, or in the vesting of, Company Common Stock (or other property)), in excess of 10% of the potential amount payable under plans in effect as of December 31, 2000, or (C) any entry by the Company or any of its Subsidiaries into any material employment, deferred compensation, severance or termination agreement with any such current or former director, officer, or employee; (vi) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Material Adverse Effect on the Company, (vii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries, (viii) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice in the amount of more than $10 million in the aggregate through the date of this Agreement, (ix) any creation or assumption by the Company or any of its Subsidiaries of any material Lien on any asset other than in the ordinary course of business consistent with past practice, (x) any making of any loan, advance or capital contributions to or investment in any Person other than (A) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or entities that became wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice, (B) loans or advances made to employees in the
                                       A-10
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ordinary course of business consistent with past practice and (C) investments made in the ordinary course of business consistent with past practice, (xi) any material labor strike or dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 2000, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, or (xii) any agreement by the Company or any of its Subsidiaries to perform any action described in clauses (i) through (xi) above.

     Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     Section 4.9 Compliance with Laws. The Company and its Subsidiaries have been, and are, in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any other Person that either the Company or any of its Subsidiaries is in violation of, or has violated, any applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.10 Tax Matters. Except as set forth in Item 4.10 of the Company Letter, (i) the Company and each of its Subsidiaries has timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis, except where the failure to timely file a Tax Return (other than a Federal or state income Tax Return) would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) all such Tax Returns are complete and accurate, except where the failure to be complete or accurate would not reasonably be expected to have a Material Adverse Effect on the Company; (iii) each of the Company and its Subsidiaries has paid or caused to be paid all Taxes as shown as due on such Tax Returns and all material Taxes for which no return was filed, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company; (iv) no deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of its Subsidiaries that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures, except for deficiencies the assertion, proposing or assessment of which would not reasonably be expected to have a Material Adverse Effect on the Company; and (v) no written requests for waivers of the time to assess any material Taxes of the Company or its Subsidiaries are pending. Neither the Company nor any of its Subsidiaries has taken or agreed to take any

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action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 4.11 Liabilities. Except as set forth in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business since December 31, 2000 and liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.12 Litigation. Except as disclosed in Item 4.12 of the Company Letter or in the Company Filed SEC Documents, there is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the Offer and/or the Merger; nor is there any outstanding judgment, order, writ, injunction, rule or decree of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having any such effect.

     Section 4.13 Benefit Plans. (a) Except as disclosed in the Company Filed SEC Documents or Item 4.13(a) of the Company Letter or as required by law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Company Filed SEC Documents. Except as disclosed in Item 4.13(a) of the Company Letter or in the Company Filed SEC Documents, there exist no material employment, consulting, severance or termination agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries. The Company has made available to Parent a copy of each Benefit Plan, including, without limitation, each Severance Protection Agreement.

     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each ERISA Benefit Plan maintained by the Company or any of its Subsidiaries has been maintained and operated in compliance with its terms, the applicable requirements of applicable law, including the Code and ERISA, and each ERISA Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS. Except as disclosed in Item 4.13(b) of the Company Letter, none of the Company, its Subsidiaries or any other person or entity that together with the Company is treated as a single employer under Section 414 of the Code (each, an "ERISA Affiliate") has at any time during the five-year period preceding the date hereof contributed to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintained any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

     (c) Except as disclosed in Item 4.13(c) of the Company Letter, as of the date of this Agreement there is no pending dispute, arbitration, claim, suit or grievance involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that would reasonably be expected to have a Material Adverse Effect on the Company.

     (d) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than any such liability that would not have a Material Adverse Effect on the Company. Insofar as the representation made in this Section 4.13(d) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ending prior to the Closing Date.

     (e) Except as disclosed in Item 4.13(e) of the Company Letter, no Benefit Plan provides medical, surgical, hospitalization or death benefits (whether or not insured) for employees or former employees of the

Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iv) exceptions which would not have a Material Adverse Effect on the Company.

     (f) Item 4.13(f) of the Company Letter sets forth the Company's good faith estimate of the payments that may be made under the Benefit Plans that could constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     Section 4.14  State Takeover Statutes; Bylaws Provision; Rights
Agreement. The action of the Board of Directors of the Company in approving the Offer (including the purchase of Shares pursuant to the Offer), the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to the Offer, the Merger and this Agreement the provisions of (i) Section 203 of the DGCL and (ii) Article IV of the Bylaws. The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, including all current and proposed amendments and exhibits thereto. The Board of Directors of the Company has taken all action necessary to amend the Company Rights Agreement (subject only to the execution of such amendment by the Company Rights Agent, which execution the Company shall cause to take place within 48 hours of the date hereof) to provide that: (i) a Distribution Date (as defined in the Company Rights Agreement) shall not occur, the Company Rights shall not separate (to the extent the Company Rights Agreement otherwise provides for such separation) or become exercisable and neither Parent nor Sub shall become an Acquiring Person (as defined in the Company Rights Agreement) as a result of the execution or delivery of this Agreement by Parent or Sub, the public announcement of such execution and delivery or, provided that this Agreement shall not have been terminated in accordance with Section 9.1 and subject to the terms of this Agreement, the public announcement or the commencement of the Offer or the consummation of the Offer and (ii) the Company Rights shall cease to be exercisable and the Company Rights Agreement shall terminate after the consummation of the Offer in accordance with the terms thereof and the terms and conditions hereof, including the acceptance for payment of, and the payment for all Shares tendered pursuant to the Offer. To the Knowledge of the Company, no other "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or similar statute or regulation, applies or purports to apply this Agreement, or the Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 4.15 Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs and Petrie Parkman, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Goldman, Sachs and the Company and an agreement between Petrie Parkman and the Company, complete copies of which have been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. If the transactions contemplated by this Agreement are consummated, no such engagement letter obligates the Company to continue to use the services or pay fees or expenses in connection with any future transaction.

     Section 4.16 Voting Requirements. Approval of the Merger requires the affirmative vote of a majority of the outstanding Shares (the "Company Stockholder Approval"). The Company Stockholder Approval is the only vote of the holders of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

     Section 4.17  Environmental Matters.

     Except as disclosed in Item 4.17 of the Company Letter:

          (a) The Company and each of its Subsidiaries has been and is in material compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

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          (b) There is no pending or, to the Knowledge of the Company, threatened written claim, lawsuit, or administrative proceeding against the Company or each of its Subsidiaries, under or pursuant to any Environmental Law, that could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including, but not limited to, any Governmental Entity, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written request for information from any Person, including but not limited to any Governmental Entity, related to liability under or compliance with any applicable Environmental Law, except for such matters as would not, if they matured into a claim against the Company or any of its Subsidiaries, have a Material Adverse Effect on the Company.

          (c) With respect to the real property that is currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property that could reasonably be expected to have a Material Adverse Effect on the Company.

          (d) With respect to real property that was formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their predecessors in interest, to the Knowledge of the Company, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property during or prior to the Company's or any of its Subsidiaries' ownership or operation of such real property that could reasonably be expected to result in a Material Adverse Effect on the Company.

          (e) Except as disclosed on Item 4.17(e) of the Company Letter, neither the Company nor any of its Subsidiaries has entered into any written agreement or incurred any material legal or monetary obligation that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, other than in each case exceptions which would not reasonably be expected to have a Material Adverse Effect on the Company.

          (f) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (i) listed on the Federal National Priorities List ("NPL") or identified on the CERCLIS, each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (ii) listed on any state list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (iii) has been subject to environmental investigation or remediation, other than, in each case, exceptions which would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.18 Contracts; Debt Instruments. (a) Item 4.18(a) of the Company Letter and the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 10-K") together set forth a true and complete list of (i) all material agreements to which the Company or any of its Subsidiaries is a party; (ii) all agreements relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $10 million; (iii) the exhibits contained or incorporated by reference in the 2000 10-K contain or incorporate by reference all of the contracts required to be included therein; (iv) all agreements requiring capital expenditures in excess of $5 million individually (other than agreements relating to the drilling, completion and connection of wells in the ordinary course of business (including all related service contracts) and agreements relating to joint operation, development and exploration entered into in the ordinary course of business); and (v) any non-competition agreements or any other agreements or obligations

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

which purport to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company and its Subsidiaries, taken as a whole, is conducted (the agreements, contracts and obligations specified above, collectively the "Company Contracts"). All Company Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually and in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract that could reasonably be expected to have a Material Adverse Effect on the Company.

     (b) Except as described in Item 4.18(b) of the Company Letter or in the Company SEC Documents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any material payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, from the Company or any of its Subsidiaries under any Company Stock Plan, Benefit Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Company Stock Plan, Benefit Plan, agreement or otherwise or (iii) result in the acceleration of the time of payment, exercise or vesting of any such material benefits.

     Section 4.19 Title to Properties. Except as set forth in Item 4.19 of the Company Letter:

          (a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.20 Intellectual Property. (a) As used in this Agreement, "Company Intellectual Property" means all of the following which are necessary to conduct the business of the Company and its Subsidiaries as presently conducted: (i) trademarks, trade dress, service marks, copyrights, logos, trade names, corporate names and all registrations and applications to register the same; (ii) patents and pending patent applications; (iii) all computer software programs, databases and compilations; and (iv) all material licenses and agreements to which the Company or any of its Subsidiaries is a party which relate to any of the foregoing.

     (b) Except as disclosed in Item 4.20(b) of the Company Letter, the Company or its Subsidiaries owns or has the right to use all Company Intellectual Property necessary to conduct the Company's business as presently conducted, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company.

     (c) Except as disclosed in Item 4.20(b) of the Company Letter, to the Knowledge of the Company, the conduct of the Company's and its Subsidiaries' business or the use of the Company Intellectual Property does not infringe, violate, misappropriate or misuse any intellectual property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, except in each case for exceptions which would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company.

     Section 4.21 Condition of Assets. All of the material property, plant and equipment of the Company and its Subsidiaries, has in all material respects been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects, sufficient to permit the Company and its Subsidiaries to conduct their operations in the ordinary course of business in a manner consistent with their past practices.

                                       A-15
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     Section 4.22  Derivative Transactions.

     (a) Except as set forth in Section 4.22(a) of the Company Letter, neither the Company nor its Subsidiaries has entered into any material Derivative Transactions (as defined below) since December 31, 2000 that have a continuing financial liability or obligation. All Derivative Transactions entered into by the Company or any of its Subsidiaries that are currently open were entered into in material compliance with applicable rules, regulations and policies of all regulatory authorities.

     (b) For purposes of this Section 4.22, "Derivative Transactions" means derivative transactions within the coverage of FAS 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements or agreements related to such transactions.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     Section 5.1 Organization. Parent and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and has made available to the Company the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries.

     Section 5.2 Capital Structure. Except as set forth in Item 5.2 of the Parent Letter, the authorized capital stock of Parent consists of 960,000,000 shares of common stock (the "Parent Shares") and 30,000,000 shares of preferred stock. At the close of business on March 23, 2001, (i) 484,040,320 Parent Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 6,311,910 Parent Shares were held by Parent in its treasury. As of the close of business on April 24, 2001, there were 25,554,954 Parent Shares reserved for issuance pursuant to outstanding options to purchase Parent Shares (the "Parent Stock Options") granted under Parent's 1996 Stock Plan, its Stock Plan for Non-Officer Employees, its 1996 Stock Plan for Non-Employee Directors, and the Williams International Stock Plan (the "Parent Stock Incentive Plans"), and, as of the close of business on February 28, 2001, there were 15,122,521 Parent Shares reserved for the grant of additional awards under Parent Stock Incentive Plans. The numbers of shares of capital stock and options described in the immediately preceding sentences have not materially changed as of the date of this Agreement, except for adjustments made in connection with the April 23, 2001 spin-off of Williams Communications Group, Inc. from Parent. As of the date of this Agreement, except as set forth above, no Parent Shares were issued, reserved for issuance or outstanding and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Parent ("Parent Stock Equivalents"). There are no outstanding stock appreciation rights with respect to the capital stock of Parent. Each outstanding Parent Share is, and each Parent Share which may be issued pursuant to Parent Stock Plans will be, when issued, duly authorized,

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validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Parent's stockholders may vote. Except as set forth above or in Item 5.3 of the Parent Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Significant Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Parent Stock Equivalents of Parent or of any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries.

     Section 5.3 Authority. Each of Parent and Sub has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 5.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and except as may be required in connection with the Taxes described in Section 7.7, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of Parent or any of its Subsidiaries, (i) the certificate of incorporation or bylaws of Parent or the comparable charter or organizational documents of any of Parent's Significant Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Sub, any of its Significant Subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger.

     Section 5.5 SEC Documents and Other Reports. Parent has filed with the SEC all documents required to be filed by it since April 1, 1998 under the Securities Act or the Exchange Act (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the
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date so filed, and at the time filed with the SEC none of the Parent SEC
Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     Section 5.6  Absence of Material Adverse Change.  Except as disclosed in
Item 5.7 of the Parent Letter or in the documents filed by Parent with SEC and publicly available prior to the date of the Agreement (the "Parent Filed SEC Documents"), since December 31, 2000 Parent and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change with respect to Parent, (ii) except for (a) ordinary quarterly dividends paid or payable to stockholders of Parent and (b) the distribution of shares of Williams Communications Group to holders of Parent Shares, any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     Section 5.7 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement, (iv) the Proxy Statement or (v) the Form S-4 will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Form S-4, at the time it becomes effective under the Securities Act, or, in the case of the Proxy Statement, if any, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

     Section 5.8 Compliance with Laws. Parent and its Subsidiaries have been and are, in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Entity or any other Person that either Parent or any of its Subsidiaries is in violation of, or

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has violated, any applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders, except for violation that could not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has in effect all Federal, state, local and foreign governmental Permits necessary for it to own, lease or operate properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.9 Parent Shares. All of the Parent Shares issuable in exchange for Shares in the Merger in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance of such Parent Shares will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws.

     Section 5.10 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 5.11 Liabilities. Except as set forth in the Parent Filed SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business since December 31, 2000 and liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.12 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.13 Litigation. Except as disclosed in Item 5.13 of the Parent Letter or in the Parent Filed SEC Documents, there is no suit, action, proceeding or investigation pending against Parent or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in Item 5.13 of the Parent Letter or in the Parent Filed SEC Documents, neither Parent nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger.

     Section 5.14 California Exposure. Based on the facts and circumstances known to Parent on the date of this Agreement, Parent believes that the reserves reflected in its most recent financial statements are adequate in all material respects in relation to Parent's credit, regulatory or litigation exposure arising from the sale of natural gas or electricity in the State of California.

     Section 5.15 Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

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                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1  Conduct of Business Pending the Merger.

     (a) Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the earlier of the Effective Time or such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this Agreement, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement (including, without limitation, as permitted or required by Section 7.9 or Section 7.11), during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for dividends by a Subsidiary of the Company to its parent or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (i) the issuance of Shares upon exercise of Company Stock Options outstanding on the date hereof or (ii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (iii) amend its Restated Certificate of Incorporation or Bylaws or other similar organizational documents;

          (iv) except as disclosed in Item 6.1(a) of the Company Letter, acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business or assets, other than transactions that are in the ordinary course of business, or which involve assets having a purchase price not in excess of $5 million individually or $10 million in the aggregate;

          (v) make or agree to make any new capital expenditure other than expenditures approved by the Board of Directors of the Company and within the Company's capital budget for fiscal 2001, a true, complete and correct copy of which has been provided to Parent; provided, however, that no individual capital expenditure by the Company pursuant to a single authority for expenditure may exceed $2.5 million;

          (vi) except as disclosed in Item 6.1(a) of the Company Letter, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business or which involve assets having a current value not in excess of $1 million individually or $5 million in the aggregate;

          (vii) except as disclosed in Item 6.1(a) of the Company Letter: (i) increase the salary or wages payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and except for increases for officers and employees not in excess of 10% of such person's salary or wages as in effect at the date of this Agreement; or (ii) enter into, modify or amend any employment or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan or agreement or material policy or arrangement for the benefit of, any director, officer or employee, except as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law or as contemplated by this Agreement;

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

          (viii) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

          (ix) make any material Tax election (unless required by law) or enter into any settlement or compromise of any material Tax liability that, in either case, could reasonably be expected to have a Material Adverse Effect on the Company;

          (x) (i) mortgage or otherwise encumber or subject to any Lien the Company's or its Subsidiaries', properties or assets, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, or (ii) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of the Company's Intellectual Property;

          (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, or (i) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents, (ii) liabilities incurred in the ordinary course of business consistent with past practice, or (iii) other liabilities or obligations not to exceed in the aggregate $2,500,000;

          (xii) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "Keep Well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly-owned Subsidiaries or between such Subsidiaries and except for Indebtedness, guarantees and similar commitments which do not exceed $10 million in the aggregate, or
     (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business or pursuant to an agreement existing on the date hereof or loans, advances, capital contributions or investments which do not exceed $10 million in the aggregate; or

          (xiii) enter into or authorize any contract, agreement or binding commitment to do any of the foregoing.

     (b) Conduct of Business by the Parent Pending the Merger. During the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this Agreement, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, during such period, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

          (i) make any change in or amendment to Parent's Certificate of Incorporation that changes any material term or provision of the Parent Shares;

          (ii) make any material change in or amendment to Sub's Certificate of Incorporation;

          (iii) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to Parent's capital stock, including, without limitation, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Parent's capital stock;

          (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or any business or division thereof, or otherwise acquire any assets, unless such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or
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

     approvals of any Governmental Entity necessary to consummate the Offer, the Merger or the expiration or termination of any applicable waiting period,
     (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Offer or the Merger or (C) increase the risk of not being able to remove any such order on appeal or otherwise; or

          (v) enter into any contract or agreement to do any of the foregoing.

     Section 6.2 No Solicitation; Acquisition Proposals. (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, (1) the Company shall, and the Company shall cause its and its Subsidiaries' respective Representatives to, immediately cease and terminate any existing solicitation, initiation, knowing encouragement, discussion or negotiation with any Third Party conducted heretofore by the Company, its Subsidiaries or their respective Representatives with respect to any Acquisition Proposal and (2) the Company shall not, and the Company shall cause its and its Subsidiaries' respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action to facilitate, any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;
(ii) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the acquisition of Shares pursuant to the Offer or the Merger; (iii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or its Subsidiaries to any Third Party relating to an Acquisition Proposal (except as required by legal process), or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal; or
(iv) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal.

     (b) Notwithstanding the restrictions set forth in Section 6.2(a), if, at any time prior to the acquisition of Shares pursuant to the Offer, (1) the Company has received an unsolicited bona fide written proposal from a Third Party relating to an Acquisition Proposal (under circumstances in which the Company has complied in all material respects with its obligations under Section 6.2(a)) and (2) the Board of Directors of the Company concludes in good faith (after consultation with a financial advisor of nationally recognized reputation and after receiving the advice of its outside counsel) (i) that such Acquisition Proposal may reasonably constitute a Superior Proposal and (ii) that the failure to provide such information or participate in such negotiations or discussions would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under applicable law, the Company may, subject to its giving Parent 24 hours prior written notice of the identity of such Third Party and, to the extent known, the terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Third Party, (x) furnish information with respect to the Company and its Subsidiaries to any Third Party pursuant to a customary confidentiality agreement containing terms not materially less restrictive than the terms of the Confidentiality Agreement dated March 9, 2001, entered into between the Company and Parent, as the same may be amended, supplemented or modified (the "Confidentiality Agreement"), provided that a copy of all such information is delivered simultaneously to Parent if it has not previously been so furnished to Parent, and (y) participate in discussions or negotiations regarding such proposal or take any of the actions described in Section 6.2(a)(2)(i) through (iv).

     (c) The Company shall within 24 hours notify and advise Parent orally and in writing of any Acquisition Proposal and the terms and conditions of such Acquisition Proposal. The Company shall inform Parent on a prompt and current basis of the status of any discussions regarding, or relating to, any Acquisition Proposal with a Third Party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this paragraph (c) of this Section 6.2, the Company shall provide promptly to Parent copies of all material written correspondence or material written documents furnished to the Company or its Representatives by or on behalf of such Third Party.

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     (d) The Company agrees that it will promptly inform its and its
Subsidiaries' respective Representatives of the obligations undertaken in this
Section 6.2.

     (e) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act.

     (f) For purposes of this Agreement,

          "Acquisition Proposal" means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party which relates to a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving the Company or the issuance or acquisition of 20% or more of the outstanding Shares or any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, Beneficially Owning 20% or more of the outstanding Shares, or the acquisition, license, purchase or other disposition of a substantial portion of the business or assets of the Company outside the ordinary course of business; and

          "Superior Proposal" means any bona fide written Acquisition Proposal (provided that for the purposes of this definition, the applicable percentages in the definition of Acquisition Proposal shall be fifty percent (50%) as opposed to twenty percent (20%)), on its most recently amended or modified terms, if amended or modified, which the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of a financial advisor of nationally recognized reputation and receiving advice of its outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

     Section 6.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties entered into prior to the date hereof in connection with the process conducted by the Company to solicit acquisition proposals for the Company.

     Section 6.4  Disclosure of Certain Matters; Delivery of Certain
Filings. (a) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of: (i) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(ii) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Article IV or Article V or which relate to the consummation of the transactions contemplated by this Agreement.

     (c) The Company shall promptly advise Parent orally and in writing if there occurs, to the Knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on the Company. Parent shall promptly advise the Company orally and in writing if there occurs, to the Knowledge of Parent, any change or event which results in the executive officers of Parent having a good faith
                                       A-23
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belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on Parent. The Company shall provide to Parent, and Parent shall provide to the Company, copies of all filings made by the Company or Parent, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 6.5 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

     Section 6.6 Modifications to Recommendations. Except as expressly permitted by this Section 6.6, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify, modify or amend, in a manner adverse to Parent, the Recommendations or make any public statement, filing or release inconsistent with such Recommendations (provided, however, that following the Board of Directors' consideration and evaluation of an Acquisition Proposal, it is understood that for the purposes hereof, if the Company adopts a neutral position or no position with respect to the Acquisition Proposal, it shall be considered an adverse modification of the Recommendations), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any acquisition agreement or other similar agreement related to any Acquisition Proposal (each, a "Subsequent Determination"), provided that if prior to the consummation of the Offer the Board of Directors of the Company determines in good faith (after it has received a Superior Proposal and after receipt of advice from outside counsel) that the failure to make a Subsequent Determination would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the Offer and the Merger and the other transactions contemplated hereby are advisable, but only at a time that is 72 hours following delivery by the Company to Parent of a written notice (a "Subsequent Determination Notice") (i) advising Parent that the Board of Directors of the Company has received a Superior Proposal, (ii) specifying the terms and conditions of such Superior Proposal, including the amount per share the Company's stockholders will receive per Share (valuing any non-cash consideration at what the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and including a copy thereof with all accompanying documentation, (iii) identifying the person making such Superior Proposal and (iv) stating that the Company intends to make a Subsequent Determination. After providing such notice, the Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its Recommendations to its stockholders without a Subsequent Determination; provided, however, that any such adjustment to this Agreement shall be at the discretion of Parent at the time.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Employee Benefits. (a) Parent shall take all necessary action so that each person who is an employee of the Company or any of its Subsidiaries immediately prior to the consummation of the Merger (including each such person who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) (a "Retained Employee") shall remain an employee of the Company or the Surviving Corporation or a Subsidiary of the Company or of the Surviving Corporation, as the case may be, immediately following the consummation of the Merger. Parent shall take all necessary action so that each Retained Employee shall after the consummation of the Offer continue to be credited with the unused vacation and sick leave credited to such employee through the consummation of the Offer under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and Parent shall permit or cause the Company, the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave. Parent shall take all necessary action so that, for purposes of eligibility and vesting service under each employee benefit plan and determination of benefits under each paid time off, vacation, severance, short-term disability and service award plans maintained by Parent or any of its Subsidiaries in which employees or former employees of the Company and its Subsidiaries become eligible to participate upon or after the consummation of the Offer, each such person shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) to the same extent as if rendered to Parent or any of its Subsidiaries.

     (b) Except as otherwise provided in this Section, Section 7.2 or Section 7.12, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract, subject to the terms and conditions of the applicable plan, program, agreement or policies.

     (c) Parent shall honor or cause to be honored by the Company, the Surviving Corporation and their Subsidiaries all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with the persons who are directors, officers and employees of the Company and its Subsidiaries (it being understood that nothing herein shall be deemed to mean that the Company, the Surviving Corporation and their Subsidiaries shall not be required to honor any of their obligations under any such agreement).

     (d) Parent shall, or shall cause the Company and the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the consummation of the Offer, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Employees and former employees prior to the consummation of the Offer, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the consummation of the Offer for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company prior to the consummation of the Offer.

     Section 7.2  Options.

     (a) Except as set forth in Section 7.2(f), each Company Stock Option that is outstanding immediately prior to the date the Offer is consummated (the "Offer Consummation Date") pursuant to any Company Stock Plan shall vest and become immediately exercisable at the time of the consummation of the Offer. On the Offer Consummation Date with respect to Company Stock Options held by persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act, and at the Effective Time with respect to Company Stock Options held by persons who are subject to the reporting requirements of Section 16(a) of the Exchange Act, each Company Stock Option shall be adjusted to represent an option to purchase the number of shares of Company Common Stock (a "Company Adjusted Option") (rounded down to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Offer Consummation Date with respect to Company Stock Options held by persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act and immediately prior to the Effective Time with respect to Company Stock Options held by persons who are subject to the reporting requirements of Section 16(a) of the Exchange Act, by (ii) 0.5, at an exercise price per share of Company Common Stock equal to the exercise price per share of Company Common Stock immediately prior to the Offer Consummation Date. In addition, promptly following the Offer Consummation Date with respect to holders of Company Stock Options who are not subject to the reporting requirements of Section 16(a) of the Exchange Act, and promptly following the Effective Time with respect to holders of Company Stock Options who are subject to the reporting requirements of Section 16(a) of the Exchange Act, Parent shall pay to the holder of each Company Stock Option an amount of cash (rounded up to the nearest cent) equal to the product of (A) (x) $73.00 minus (y) the exercise price per share of Company Common Stock immediately prior to the Offer Consummation Date and (B) the number of shares of Company Common Stock subject to such option multiplied by 0.5 (rounded up to the nearest full share). Each

Company Adjusted Option shall be exercisable upon the same terms and conditions as under the applicable Company Stock Plan and the applicable option agreement issued thereunder, except as otherwise provided in this Section 7.2.

     (b) At the Effective Time, each Company Adjusted Option shall be assumed by Parent and become and represent an option to purchase the number of Parent Shares (a "Parent Substitute Option") (rounded to the nearest full share, or if there shall not be a nearest share, the next greater full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Adjusted Option immediately prior to the Effective Time by (ii) 1.767, at an exercise price per Parent Share (rounded up to the nearest tenth of a cent) equal to (A) the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by 1.767. Parent shall pay cash to holders of Parent Substitute Options in lieu of issuing fractional Parent Shares upon the exercise of Parent Substitute Options. Each Company Adjusted Option so converted shall be exercisable upon the same terms and conditions as under the applicable Company Stock Plan and the applicable option agreement issued thereunder, except as otherwise provided in this Section 7.2. Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of Parent Shares that will become subject to Parent Substitute Options pursuant to this Section 7.2(b), (ii) from and after the Effective Time, upon exercise of the Parent Substitute Options in accordance with the terms thereof, make available for issuance all Parent Shares covered thereby, (iii) at the Effective Time, assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Adjusted Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time, and (iv) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Company Adjusted Option a document evidencing the foregoing assumption by Parent.

     (c) The parties shall take all actions so that the Company Adjusted Options converted by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under
Section 422 of the Code and to the extent the Company Adjusted Options qualified as incentive stock options prior to the Effective Time; provided, however, that nothing in this Section 7.2(c) shall prevent the acceleration of the vesting or exercisability of any Company Stock Option, as provided in Section 7.2(a).

     (d) Parent shall, as promptly as practicable but in any event no later than three days after the Effective Time, file a registration statement on Form S-8 or other applicable form under the Securities Act, covering the Parent Shares issuable upon the exercise of Parent Substitute Options created upon the assumption by Parent of Company Adjusted Options under Section 7.2(b), and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such Parent Substitute Options.

     (e) The parties will cooperate to take all reasonable steps necessary to give effect to this Section 7.2.

     (f) Notwithstanding the terms of Section 7.2(a), to the extent an option holder holds any unexercisable incentive stock options ("Unvested ISO") on the Offer Consummation Date that do not become exercisable upon the consummation of the Offer pursuant to the terms of the Company Stock Plan(s) under which such Unvested ISOs were granted, then, to the extent possible, each such Unvested ISO shall be converted into the right to receive cash in full and the other options held by such option holder shall be appropriately adjusted such that the aggregate amount of cash payable to such option holder pursuant to Section 7.2(a) and this Section 7.2(f) does not exceed the amount that would otherwise be payable pursuant to Section 7.2(a).

     Section 7.3 Shareholder Approval; Preparation of Form S-4 and Proxy Statement/Prospectus. (a) Parent and the Company shall, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC a registration statement on Form S-4 (the "Form S-4") for the offer and sale of the Parent Shares pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Parent, or the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     (b) The Company shall establish, prior to or as soon as practicable following the date upon which the Form S-4 becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Form S-4 becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company shall include the Recommendations in the Form S-4 and the Proxy Statement as such Recommendations pertain to the Merger and this Agreement. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies for use at the Company Stockholders Meeting and in favor of this Agreement and the Merger and shall take all other actions reasonably necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

     (c) Parent agrees to cause all Shares owned by Parent or any Subsidiary of Parent to be voted in favor of the Merger.

     Section 7.4 Access to Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and its respective Representatives all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, records and Representatives, during such period, each of Company and Parent shall (and shall cause each of its respective Subsidiaries to) make available to the other party
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the other party or any of its Subsidiaries.

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     Section 7.5  Fees and Expenses.  (a) If the Offer has not been accepted, the Company agrees to pay Parent a fee equal to $75.5 million as a result of the occurrence of any of the events set forth below (a "Trigger Event"):

          (i) the Company shall have received an Acquisition Proposal (other than the cash tender offer by SRM Acquisition Corp (an affiliate of Shell Oil Company), pursuant to its Offer to Purchase dated March 12, 2001, as amended to the date of this Agreement, at a purchase price of $60 per Share (the "Shell Tender Offer"), it being understood that the Company shall be deemed to have received an Acquisition Proposal (x) if SRM Acquisition Corp amends its tender offer by increasing its tender offer price above $60 per Share (including cash, securities or any combination thereof offered for Shares) after the date of the Agreement, or (y) if an Acquisition Proposal other than the Shell Tender Offer is made by any other affiliate of Shell Oil Company) after the date of this Agreement (but prior to the termination hereof), and at any time prior to, or within 12 months after, the termination of this Agreement (unless this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(b)(iv) or Section 9.1(e)), the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal;

          (ii) the Company has provided Parent with a Subsequent Determination Notice or the Board of Directors of the Company (or any committee thereof)
     (A) shall have made a Subsequent Determination, (B) shall include in the
     Schedule 14D-9 its Recommendations with modification or qualification in a manner adverse to Parent, or (C) shall have resolved to, or publicly announced an intention to, take any of the actions as specified in this
     Section 7.5(a)(ii); or

          (iii) (A) as of the final expiration date of the Offer, all conditions to the consummation of the Offer shall have been met or waived except for satisfaction of the Minimum Condition, (B) there shall have been made subsequent to the date of this Agreement (but before such expiration date of the Offer) an Acquisition Proposal (other than the cash tender offer by SRM Acquisition Corp (an affiliate of Shell Oil Company), pursuant to the Shell Tender Offer, it being understood that the Company shall be deemed to have received an Acquisition Proposal (x) if SRM Acquisition Corp amends its tender offer by increasing its tender offer price above $60 per Share (including cash, securities or any combination thereof offered for Shares) after the date of the Agreement, or (y) if an Acquisition Proposal other than the Shell Tender Offer is made by any other affiliate of Shell Oil Company) and (C) at any time prior to, or within 12 months after, the expiration or termination of the Offer, the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreements in principle with respect to any Acquisition Proposal.

     Any fee due under Section 7.5(a) shall be payable by wire transfer of same day funds on (A) the date of termination of this Agreement if this Agreement is terminated by the Company pursuant to Section 9.1(d), (B) the date which is the third business date following the date of the termination of this Agreement if this Agreement is terminated by Parent pursuant to Section 9.1(c) and (C) any fee due under clause (i) or (iii) above shall not be payable until the Company shall have entered into, or shall have publicly announced its intention to enter into an agreement or agreement in principle with respect to any Acquisition Proposal.

     (b) Except as set forth in this Section 7.5, all fees and expenses incurred in connection with the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided, that if this Agreement is terminated as a result of the occurrence of a Trigger Event, in addition to any amounts paid or payable by the Company to Parent pursuant to Section 7.5(a), the Company shall assume and pay, or reimburse Parent for, all out-of-pocket fees payable and expenses reasonably incurred by Parent (including the fees and expenses of its counsel) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $15 million.

     (c) If the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in subclause (c) or (d) of clause
(3) of Exhibit A, and (B) is incapable of being or has not been cured by the Company prior to or on
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

the earlier of (x) the date which is 10 calendar days immediately following written notice by Parent to the Company of such breach or failure to perform and
(y) the expiration or termination of the Offer in accordance with the terms of this Agreement, the Company shall assume and pay, or reimburse Parent for, all out-of-pocket fees payable and expenses reasonably incurred by Parent (including the fees and expenses of its counsel) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $15 million.

     (d) If the Company has terminated this Agreement pursuant to Section 9.1(e) and such breach of a representation, warranty, covenant or other agreement contained in this Agreement is incapable of being or has not been cured by Parent prior to or on the date which is 10 calendar days immediately following written notice by the Company to Parent of such breach or failure to perform, Parent shall reimburse the Company for all out-of-pocket fees payable and expenses reasonably incurred by the Company (including the fees and expenses of its counsel) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $15 million.

     (e) Parent and the Company agree that the agreements contained in Sections 7.5(a) and 7.5(b) hereof are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

     Section 7.6 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 7.7 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be paid by the Company (without any reimbursement whatsoever by Parent, its Subsidiaries or other affiliates) and expressly shall not be a liability of any holder of Company Common Stock.

     Section 7.8 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 7.9 Indemnification; Directors and Officers Insurance. (a) Parent shall, or shall cause the Surviving Corporation to, honor for a period of not less than six years from the Effective Time (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 7.9; provided further that any determination required to be made with respect to whether an
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Indemnified Person's conduct complies with the standards set forth under the
DGCL, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent; and provided further that nothing in this Section 7.9 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

     (b) Prior to the Effective Time and subject to the proviso in the following sentence relating to the cost thereof, the Company shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, Parent shall cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation shall use its best efforts to obtain substantially similar D&O Insurance; and provided further that the Company shall not, without Parent's consent, expend an amount in excess of 300% of the last annual premium paid prior to the date hereof to procure the above described "tail" coverage and neither Parent nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount in excess of 300% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (c) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

     Section 7.10 Board of Directors. Promptly after such time as Sub purchases Shares pursuant to the Offer (but subject to the satisfaction of the Minimum Condition), Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the aggregate voting power of the shares of Common Stock held by Parent or any of its Subsidiaries; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided, further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors shall, to the fullest extent permitted by law, designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this Section 7.10 and prior to the Effective Time, (A) any amendment, or waiver of any term or condition, of this Agreement or the Restated Certificate of Incorporation or Bylaws of the Company and (B) any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company,

                                       A-30
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shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all actions requested by Parent which are reasonably necessary to effect the election of any such designee, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). Parent and Sub will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

     Section 7.11 HSR Act Filings; Reasonable Best Efforts. (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its Subsidiaries under the HSR Act and any other Antitrust Laws with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, the Offer, the Merger or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Offer, the Merger or such other transactions. Each of Parent and the Company shall promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Offer, the Merger or such other transactions.

     (b) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Offer, the Merger or any other transactions provided for in this Agreement under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transactions provided for in this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Offer, the Merger or any such other transactions. Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Offer, the Merger and such other transactions as promptly as possible after the execution of this Agreement.

     (c) Each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Form S-4, the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, in each case subject to the Company Board of Directors' fiduciary duties under applicable law.

     (d) Notwithstanding anything to the contrary in this Section 7.11, (i) neither Parent nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets that could reasonably be expected to have a Material Adverse Effect on Parent, (ii) neither Parent nor any of its
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

Subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent, (iii) neither the Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Company, and (iv) neither Parent nor Sub shall be required to waive any of the conditions to the Offer set forth in Exhibit A or any of the conditions of to the Merger set forth in Article VIII.

     Section 7.12 Stay Bonuses; Severance. (a) Prior to the Effective Time, the Company shall be permitted to award bonuses to employees of the Company or any of its Subsidiaries in an aggregate amount not to exceed $2,000,000, with such bonuses to be allocated at the direction of its Chief Executive Officer with the consent of Parent, which consent shall not be unreasonably withheld or delayed. Such bonuses shall be paid upon the earlier of 90 days following the Effective Time and 30 days following the date of termination hereof as described in Article IX (the "Payment Date") to each employee to whom such a bonus has been awarded and who continues to be employed by the Company (or any successor or affiliate of the Company) on the Payment Date or whose employment terminates prior to the Payment Date due to death, Disability, termination by the Company (or any successor or affiliate of the Company) without Cause, or termination by the employee with Good Reason (as such capitalized terms are defined in the Company's Severance Protection Plan); provided, however, that no such bonus shall be paid to any employee who has entered into a Severance Protection Agreement with the Company and whose employment terminates prior to the Payment Date entitling such employee to a severance payment pursuant to Section 3.1(b) of such Severance Protection Agreement.

     (b) Subject to Section 7.1(c), Parent shall maintain or cause the Company or Surviving Corporation to maintain each of the Company's severance policy as in effect on the date hereof as set forth in Item 7.12(b) of the Company Letter or shall replace such policy with a policy providing equal or more favorable compensation, for a period of at least two years from the Effective Time.

     (c) Each employee of the Company or any of its Subsidiaries whose employment is terminated upon, or within 18 months following, the consummation of the Offer, other than an employee who has entered into a Severance Protection Agreement with the Company, shall receive a cash payment from the Company or Parent in the amount of $8,000 which may, in the sole discretion of such employee, be used to obtain outplacement services, to assist in the transition to subsequent employment or for any other purpose.

     Section 7.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may reasonably be required to cause any dispositions of Shares (including derivative securities with respect to the Shares) or acquisition of Parent Shares (including derivative securities with respect to the Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

     Section 7.14 Tax Treatment. This Agreement is intended to constitute a "plan of reorganization" with respect to the Offer and the Forward Merger for United States Federal income tax purposes. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Offer and the Forward Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Offer and the Forward Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation nor Parent nor any of their respective affiliates shall take any action or cause any action to be taken which could reasonably be expected to cause the Offer and the Forward Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Parent shall use its reasonable best efforts to obtain an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (which includes its affiliated law practice entities), or another nationally recognized United States Federal income tax counsel or "Big Five" accounting firm ("Tax Counsel") (based on the facts and customary representations and assumptions) that the Transaction will be treated as a "reorganization" within

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

the meaning of Section 368(a) of the Code (the "Tax Opinion Standard"). Notwithstanding anything express or implied to the contrary in this Agreement, but subject to the provisions of this Section 7.14, if such opinion cannot be obtained, then, in Parent's reasonable discretion, the Reverse Merger shall be effected instead of the Forward Merger.

     Section 7.15 Affiliate Letters. As promptly as practicable, the Company shall deliver to Parent a letter identifying all persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the expiration of the Offer, an Affiliate Letter in a customary form for transactions of this type.

     Section 7.16 Litigation. The Company shall give Parent a reasonable opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or any other Acquisition Proposal and will not settle or compromise any such action without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

     Section 7.17 Rights Agreement. Except as expressly required by this Agreement, the Company shall not, without the prior written consent of Parent, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action with respect to the Rights Agreement to facilitate an Acquisition Proposal; provided, however, that the Company may amend or take appropriate action under the Rights Agreement to delay the occurrence of a Distribution Date (as defined in the Rights Agreement) in response to the public announcement of an Acquisition Proposal.

     Section 7.18 Bank Debt. The Company agrees to use its reasonable best efforts to seek the consent of its bank lenders and the issuers of letters of credit to the Company to permit the consummation of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, without necessity to repay the indebtedness of the Company to such lenders or to replace such letters of credit.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     Section 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained; provided, however, that Parent and Sub shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger.

          (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including, without limitation, taking such action as is required to comply with
     Section 7.11, and to appeal as promptly as possible any injunction or other order that may be entered.

          (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition shall be deemed satisfied if Parent or Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of this Agreement and/or the Offer.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) Listing Parent Shares. The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE.

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

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company or Sub:

          (a) by mutual written consent of Parent and the Company

          (b) by either of Parent or the Company:

             (i) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Sub having accepted for payment any Shares pursuant to the Offer, unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

             (ii) if the Offer shall not have been consummated on or before August 31, 2001 (the "Outside Date"), unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

             (iii) if the Merger shall not have been consummated as a result of any condition thereto in Article VIII being incapable of being satisfied; or

             (iv) if any statute, rule, regulation, injunction or decree having the effects set forth in subclause (a) or (b) of clause (3) of Exhibit A shall be in effect and shall have become final and nonappealable; or

          (c) by Parent, upon the occurrence of the Trigger Event described in
     Section 7.5(a)(ii) hereof;

          (d) by the Company, if the Company makes a Subsequent Determination in material compliance with Section 6.2 hereof and pursuant to the provisions of Section 6.6 hereof, provided the Company has paid or concurrently pays Parent the sums (including providing Parent with an undertaking confirming the Company's obligation to reimburse expenses as required by Section 7.5) required by Section 7.5(a) hereof; or

          (e) by the Company (i) if Sub or Parent shall have breached in any material respect any of their respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of the Agreement and as of the expiration of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in the Agreement that are not so qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date); provided that this right of termination shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Parent; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Parent or Sub prior to or on the date which is 10 calendar days immediately following written notice by the Company to Parent of such breach or failure to perform.

          (f) by Parent (i) if the Company shall have breached in any material respect any of its covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of the Agreement and as of the expiration of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in the Agreement that are not so qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the date of
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

     termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date); provided that this right of termination shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Company; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company prior to or on the date which is 10 calendar days immediately following written notice by Parent to the Company of such breach or failure to perform.

     Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 4.15, Section 5.16,
Section 7.5, this Section 9.2 and Article X and the last sentences of each of
Section 1.2(c) and Section 7.4; provided, however, that nothing herein shall relieve any party for liability for any willful or knowing breach hereof.

     Section 9.3 Amendment. Subject to Section 1.1 and Section 7.10, this Agreement may be amended by the parties hereto at any time before or after obtaining the Company Stockholder Approval, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company's stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) subject to the provisions of
Section 7.10, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of
Section 7.10, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to the provisions of Section 7.10, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to:

           The Williams Companies, Inc.
           One Williams Center
           Tulsa, Oklahoma 74172
           Attn: William G. von Glahn and Rebecca H. Hilborne
           Telecopy No.: (918) 573-5942

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

        with a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           Four Times Square
           New York, NY 10036
           Attn: Morris Kramer and Richard Grossman
           Telecopy No.: 212-735-2000

        (b) if to the Company, to:

           Barrett Resources Corporation
           1515 Arapahoe Street
           Tower 3, Suite 1000
           Denver, Colorado 80202
           Attn: Eugene A. Lang, Jr.
           Telecopy No.: (303) 629-8275

        with copies to:

           Sidley Austin Brown & Wood
           Bank One Plaza
           10 South Dearborn Street
           Chicago, Illinois 60603
           Attn: Thomas A. Cole and Paul L. Choi
           Telecopy No.: (312) 853-7036

     Section 10.3 Interpretation; Definitions. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 10.3 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Acquisition Proposal" shall have the meaning set forth in Section 6.2(f).

     "Agreement" means this Agreement and Plan of Merger, dated as of May 7, 2001, among Parent, Sub and the Company.

     "Antitrust Laws" means, collectively, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Beneficial Owner" or "Beneficially Owning" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

     "Benefit Plan" means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, agreement or arrangement, in each case that is maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of providing benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries.

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     "Certificate of Merger" shall have the meaning set forth in Section 2.3.

     "Certificates" shall have the meaning set forth in Section 3.2(b).

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Company Common Stock" shall have the meaning set forth in the second recital provision of this Agreement.

     "Company Contracts" shall have the meaning set forth in Section 4.18(a).

     "Company Filed SEC Documents" shall have the meaning set forth in Section 4.7.

     "Company Intellectual Property" shall have the meaning set forth in Section 4.20.

     "Company Letter" shall have the meaning set forth in Section 4.2.

     "Company Preferred Stock" shall have the meaning set forth in Section 4.3.

     "Company Rights" shall have the meaning set forth in Section 4.3.

     "Company Rights Agent" shall have the meaning set forth in Section 4.3.

     "Company Rights Agreement" shall have the meaning set forth in Section 4.3.

     "Company SEC Documents" shall have the meaning set forth in Section 4.6.

     "Company Series A Preferred Shares" shall have the meaning set forth in
Section 4.3.

     "Company Stock Options" shall have the meaning set forth in Section 4.3.

     "Company Stock Plans" shall have the meaning set forth in Section 4.3.

     "Company Stockholder Approval" shall have the meaning set forth in Section 4.16.

     "Company Stockholders Meeting" shall have the meaning set forth in Section 6.2(b).

     "Confidentiality Agreement" shall have the meaning set forth in Section
7.4.

     "Consents" means with respect to a Governmental Entity or Person, any consent, approval, order or authorization of, or registration, declaration or filing with or exemption by such Governmental Entity or Person, as the case may be.

     "Constituent Corporations" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Consummation of the Offer" means the purchase of Shares pursuant to the Offer.

     "Derivative Transactions" shall have the meaning set forth in Section 4.22(b).

     "D&O Insurance" shall have the meaning set forth in Section 7.9(b).

     "DGCL" means the General Corporation Law of the State of Delaware.

     "Effective Time" shall have the meaning set forth in Section 2.3.

     "Environmental Laws" shall mean all foreign, Federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances; all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

     "ERISA Affiliate" shall have the meaning set forth in Section 4.13(b).

     "ERISA Benefit Plan" means a U.S. Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

     "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

     "Exchange Ratio" shall have the meaning set forth in the third recital provision of this Agreement (subject to adjustment as contemplated by Section 3.4).

     "Expenses" means documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

     "Form S-4" shall have the meaning set forth in Section 7.3.

     "Forward Merger" shall have the meaning set forth in the second recital provision of this Agreement.

     "GAAP" means United States generally accepted accounting principles.

     "Goldman, Sachs" shall have the meaning set forth in Section 1.2(a).

     "Governmental Entity" means any Federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

     "Hazardous Substances" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas;
(b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" shall mean, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (d) all capitalized lease obligations of such Person, (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), and (f) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

     "Indemnified Person" shall have the meaning set forth in Section 7.9(a).

     "Independent Directors" shall have the meaning set forth in Section 7.10.

     "Information Statement" shall have the meaning set forth in Section 4.8.

     "Knowledge" shall mean the actual knowledge of the executive officers of the Company or the executive officers of Parent, as the case may be.

     "Liens" means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be, provided, however, that (i) any adverse change, effect or development that is caused by or results from conditions affecting the United States economy generally or the economy of any nation or region in which the Company or Parent, as the case may be, or its Subsidiaries conducts business that is material to the business of the Company or Parent, as the case may be, and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be, (ii) any adverse change, effect or development that is caused by or results from conditions generally affecting the industries (including the oil and gas industry) in which the Company or Parent, as the case may be, conducts its business shall not be taken into account in determining whether there has been (or whether there could be reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be, and (iii) any adverse change, effect or development that is caused by or results from the announcement or pendency of this Agreement, the Offer, the Merger or the transactions contemplated hereby shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be.

     "Merger" shall have the meaning set forth in Section 2.1.

     "Merger Consideration" shall have the meaning set forth in the third recital provision of this Agreement.

     "Minimum Condition" shall have the meaning set forth in Exhibit A of this Agreement.

     "NYSE" means the New York Stock Exchange, Inc.

     "Offer" shall have the meaning set forth in the second recital provision of this Agreement.

     "Offer Conditions" shall have the meaning set forth in Section 1.1(a).

     "Offer Consideration" shall have the meaning set forth in the second recital provision of this Agreement.

     "Offer Documents" shall have the meaning set forth in Section 1.1(c).

     "Outside Date" shall have the meaning set forth in Section 9.1(b).

     "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Parent Common Stock" shall have the meaning set forth in the third recital provision of this Agreement.

     "Parent Filed SEC Documents" shall have the meaning set forth in Section
5.7.

     "Parent Letter" means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.

     "Parent Options" shall have the meaning set forth in Section 7.2(b).

     "Parent Rights" means the rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Parent Rights Agreement.

     "Parent Rights Agreement" means the Rights Agreement, dated as of February 6, 1996, between Parent and First Chicago Trust Company of New York, as rights agent, as amended.

     "Parent SEC Documents" shall have the meaning set forth in Section 5.6.

     "Parent Shares" shall have the meaning set forth in the second recital provision of this Agreement.

     "Parent Stock Equivalents" shall have the meaning set forth in Section 5.3.

     "Parent Stock Options" shall have the meaning set forth in Section 5.3.

     "Permits" means approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any person as defined in Section 13(d)(3) of the Exchange
Act).

     "Petrie Parkman" shall have the meaning set forth in Section 1.2(a).

     "Proxy Statement" shall have the meaning set forth in Section 4.5(b).

     "Recommendations" shall have the meaning set forth Section 1.2.

     "Representative" means with respect to any Person, its officers, directors, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives.

     "Retained Employee" shall have the meaning set forth in Section 7.1(a).

     "Reverse Merger" shall have the meaning set forth in the fourth recital provision of this Agreement.

     "Rights Agreement" shall mean that certain Rights Agreement between the Company and BankBoston, N.A. dated August 5, 1997, as amended.

     "Schedule 14D-9" shall have the meaning set forth in Section 1.2(b).

     "Schedule TO" shall have the meaning set forth in Section 1.1(c).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Shares" shall have the meaning set forth in the second recital provision of this Agreement.

     "Significant Subsidiary" of any person means a Subsidiary of such person that would constitute a "significant subsidiary" of such person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC.

     "Stock Equivalents" shall have the meaning set forth in Section 4.3.

     "Sub" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Subsequent Determination" shall have the meaning set forth in Section 6.6.

     "Subsequent Determination Notice" shall have the meaning set forth in
Section 6.6.

     "Subsidiary" or "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     "Superior Proposal" shall have the meaning set forth in Section 6.2(f).

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Tax" and "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, levy, tariff, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

     "Tax Opinion Standard" shall have the meaning set forth in Section 7.14.

     "Tax Return" means any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Tax including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Termination Fee" shall have the meaning set forth in Section 7.5(b).

     "Third Party" means any Person (or group of Persons) other than Parent and its affiliates.

     "Transaction" shall have the meaning set forth in the eighth recital provision of this Agreement.

     "Transfer Taxes" shall have the meaning set forth in Section 7.7.

     "Treasury Regulations" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "Trigger Event" shall have the meaning set forth in Section 7.5(a).

     Section 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.5 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.1, Section 7.2, Section 7.9, Section 7.12 and Section 7.13, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, Sub shall have the right, effective upon written notice to the Company, to transfer or assign, in whole or from time to time in part, to Parent or to one or more other wholly-owned Subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment shall in no way prejudice the rights of tendering stockholders to receive payment for their Shares validly tendered and accepted for payment pursuant to the Offer, adversely affect the ability of the parties to complete the Transaction or relieve Sub of its obligations hereunder.

     Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 10.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     Section 10.10 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          THE WILLIAMS COMPANIES, INC.

                                          By: /s/    KEITH E. BAILEY
                                            ------------------------------------
                                            Name:  Keith E. Bailey
                                              Title:   Chairman, President and
                                                       Chief Executive Officer

                                          RESOURCES ACQUISITION CORP.

                                          By: /s/   STEVEN J. MALCOLM
                                            ------------------------------------
                                            Name:  Steven J. Malcolm
                                            Title:   President

                                          BARRETT RESOURCES CORPORATION

                                          By: /s/     PETER A. DEA
                                            ------------------------------------
                                            Name:  Peter A. Dea
                                              Title:   Chairman and Chief
                                                       Executive Officer

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, subject to the terms of the Agreement, Sub shall not be required to accept for payment or pay for, (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1), (1) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer 16,730,502 shares of Company Common Stock (the "Minimum Condition"), (2) the applicable waiting period under the HSR Act and any other applicable Antitrust Laws shall not have expired or been terminated, or (3) at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist:

          (a) there shall be instituted or pending any action or proceeding by any Governmental Entity:

             (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the Merger, the acceptance for payment of, or the payment for, some of or all the Shares by Parent or Sub or the consummation by Parent or Sub of the Merger or seeking to obtain material damages,

             (ii) seeking to restrain or prohibit Parent's or Sub's ownership or operation (or that of their respective Subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole,

             (iii) seeking to impose material limitations on the ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or

             (iv) seeking to require divestiture by Parent or any of its Subsidiaries of any Shares; or

          (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Agreement, the Offer or the Merger, by any Governmental Entity that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above, subject as aforesaid; or

          (c) the Company shall have breached or failed to perform in any material respect any of its covenants, obligations or agreements under the Agreement; or

          (d) the representations and warranties of the Company set forth in the Agreement that are qualified as to materiality shall not be true and correct as of the date of the Agreement and as of the expiration of the Offer (including any extension thereof) (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or any of the representations and warranties set forth in the Agreement that are not so qualified as to materiality shall not be true and correct in any material respect as of the date of the Agreement and as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided that this condition shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Company; or

          (e) this Agreement shall have been terminated in accordance with its terms; or

                                      A-A-1

          (f) the Board of Directors of the Company (or any committee thereof) shall have made a Subsequent Determination;

which, in the good faith judgment of Parent in any such case makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in their reasonable discretion in whole at any time or in part from time to time. The failure by Parent or Sub at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Terms used but not defined herein shall have the meaning assigned to such terms in the Agreement to which this Exhibit A is a part.

                                      A-A-2

                                                                         ANNEX B

--------------------------------------------------------------------------------
Goldman, Sachs & Co. 85 Broad Street New York, New York 10004
Tel: 212-902-1000

                                                            (GOLDMAN SACHS LOGO)

--------------------------------------------------------------------------------

PERSONAL AND CONFIDENTIAL

May 7, 2001

Board of Directors
Barrett Resources Corporation
1515 Arapahoe Street
Tower 3, Suite 1000
Denver, CO 80202

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Barrett Resources Corporation (the "Company") of the Offer Consideration and the Merger Consideration (as defined below) proposed to be paid by The Williams Companies, Inc. ("Williams" or "Parent") in the Tender Offer and the Merger (as defined below), pursuant to the Agreement and Plan of Merger, dated as of May 7, 2001, among Williams, Resources Acquisition Corp., a wholly-owned subsidiary of Williams ("Sub"), and the Company (the "Agreement"). The Agreement provides for a tender offer for 16,730,502 Shares (the "Tender Offer") pursuant to which Sub will pay $73.00 per Share in cash for each Share accepted (the "Offer Consideration"). The Agreement further provides that following completion of the Tender Offer, at the Effective Time (as defined in the Agreement) the Company will be merged with and into Sub (the "Merger") and each outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b) of the Agreement) shall be converted into the right to receive
1.767 shares of common stock, par value $1.00 per share ("Williams Common Stock"), of Williams (the "Merger Consideration").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of a public offering of the Company's 7.55% Senior Notes due 2007 in February 1997, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Williams from time to time, including having acted as managing underwriter of a public offering of 33,000,000 shares of Williams Common Stock in January 2001, and may provide investment banking services to Williams in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Williams for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Williams for the five years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Williams; certain other communications from the Company and Williams to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its manage-ment. We also have held discussions with members of the senior management of the Company and Williams regarding their assessment of the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Williams Common Stock, compared certain financial and stock market information for the Company and Williams with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the upstream oil and gas industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, Williams has not made available to us its projection of future financial performance. As a result, our review of such matters has been limited to discussions with management of Williams of certain research analyst estimates for Williams. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Williams or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. With respect to oil and gas reserve information, we are not experts in the evaluation of oil and gas properties and, with your consent, have relied without independent verification solely upon the audited reserve information prepared by Ryder Scott Company and Netherland, Sewell & Associates, Inc. and provided to us by the management of the Company, and internal estimates provided to us by the management of the Company. Our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to any alternative business transaction that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Tender Offer or how any holder of Shares should vote with respect to the Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Offer Consideration and the Merger Consideration to be received by the holders of Shares in the Tender Offer and the Merger, taken as a unitary transaction, are fair from a financial point of view to the holders of Shares receiving such consideration.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
---------------------------------------------------------
(GOLDMAN, SACHS & CO.)

                                                                         ANNEX C

                       [PETRIE PARKMAN & CO. LETTERHEAD]

                                  May 7, 2001

Board of Directors
Barrett Resources Corporation
1515 Arapahoe Street
Suite 1000, Tower 3
Denver, CO 80202

Members of the Board:

     The Williams Companies, Inc., a Delaware corporation ("Parent"), Resources Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Barrett Resources Corporation, a Delaware corporation (the "Company"), propose to enter into an agreement and plan of merger (the "Agreement") pursuant to which Sub will make a tender offer (the "Offer") for 16,730,502 shares of Common Stock, par value $0.01 per share, together with the associated preferred share purchase rights (together, the "Shares"), of the Company at a purchase price of $73.00 per Share, net to the seller in cash (the "Offer Consideration"). The Agreement also provides that, following the consummation of the Offer, the Company will be merged with Sub in a transaction (the "Merger") in which each remaining Share (other than Shares held directly or indirectly by Parent or the Company) will be converted into the right to receive
1.767 shares of common stock, par value $1.00, together with the associated preferred share purchase rights (the "Parent Shares") of Parent (the "Merger Consideration").

     You have requested our opinion as to whether the Offer Consideration and the Merger Consideration to be received by the holders of Shares (other than Parent and the Company) in the Offer and the Merger, taken together, is fair from a financial point of view to such holders.

     In arriving at our opinion, we have, among other things:

          1. reviewed certain publicly available business and financial information relating to the Company, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 and (ii) a press release issued by the Company on April 30, 2001 disclosing its financial results for the fiscal quarter ended March 31, 2001;

          2. reviewed certain publicly available business and financial information relating to Parent, including its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000;

          3. reviewed (i) a draft dated May 3, 2001 of Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 and (ii) a draft dated May 5, 2001 of the pro forma balance sheet of Parent after giving effect to the spin-off of Parent's fiber-optic network business;

          4. reviewed certain estimates of the Company's oil and gas reserves, including (i) estimates of proved reserves prepared by the Company's management, the majority of which were reviewed by the independent engineering firms of Netherland Sewell & Associates, Inc. or Ryder Scott Company as of December 31, 2000, (ii) estimates of additional proved reserves in the Piceance Basin prepared by the Company's management and reviewed by Ryder Scott Company as of March 31, 2001, a portion of which were subject to the receipt of regulatory approval that was subsequently obtained, (iii) estimates of proved reserves in certain coalbed methane properties in the Powder River Basin prepared by the Company's management and reviewed by Netherland Sewell as of April 1, 2001, (iv) estimates of

                              [LETTERHEAD ADDRESS]
     additional proved reserves prepared by the Company's management as of April 1, 2001 and (v) estimates of non-proved reserves prepared by the Company's management as of January 1, 2001;

          5. analyzed certain historical and projected financial and operating data of the Company prepared by the management and staff of the Company;

          6. reviewed certain historical financial and operating data of Parent prepared by the management and staff of Parent;

          7. discussed the current operations and prospects of the Company and Parent with the management and staff of the Company and Parent, respectively;

          8. reviewed the historical market prices and trading history of the Shares and the Parent Shares;

          9. compared recent stock market capitalization indicators for the Company with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

          10. compared the financial terms of the Offer and the Merger with the financial terms of other transactions that we deemed to be relevant;

          11. participated in certain discussions among representatives of the Company and Parent and their respective legal and other financial advisors;

          12. reviewed a draft dated May 6, 2001 of the Agreement; and

          13. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

     In connection with our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to us by the Company and Parent. We have further relied upon the assurances of representatives of the management of the Company and Parent that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company relating to the future financial and operational performance of the Company. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of the Company (and its engineering consultants) relating to the oil and gas properties of the Company. We have not made an independent evaluation or appraisal of the assets or liabilities of either the Company or Parent, nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of either the Company or Parent.

     Our opinion relates solely to the fairness from a financial point of view of the Offer Consideration and the Merger Consideration to be received by the holders of the Shares in the Offer and the Merger. This opinion is for the use and benefit of the Board of Directors of the Company and does not constitute a recommendation to any holder of Shares as to whether such holder should tender Shares pursuant to the Offer or how such holder should vote on the Merger. In addition, we have not been asked to consider and our opinion does not address the prices at which the Parent Shares will trade following the announcement or consummation of the Offer and the Merger. As you are aware, we are acting as financial advisor to the Company and will receive a fee from the Company for our services, a substantial portion of which is contingent upon the consummation of the Offer. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to the Company and have received customary fees for such services. In addition, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of the Company or Parent for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of the Company as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Offer Consideration and the Merger Consideration to be received by the holders of Shares (other than Parent and the Company) in the Offer and the Merger, taken together, is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          PETRIE PARKMAN & CO., INC.

                                                                      3510-PS-01

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Williams, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Williams' by-laws provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of Williams are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


NUMBER                             EXHIBIT
------                             -------
  2.1    Agreement and Plan of Merger, dated as of May 7, 2001, by
         and among Barrett Resources Corporation, The Williams
         Companies, Inc. and Resources Acquisition Corp. (included as
         Annex A to the Proxy Statement/Prospectus).*

  3.1    Restated Certificate of Incorporation of The Williams
         Companies, Inc. (incorporated by reference to Exhibit
         3(II)(a) to the Williams Form 10-K filed March 12, 2001).

  3.2    Certificate of Amendment of Restated Certificate of
         Incorporation of The Williams Companies, Inc., dated as of
         May 20, 1994. (incorporated by reference to Exhibit 3(II)(a) to the Williams Form 10-K filed March 12, 2001).

  3.3    Certificate of Amendment of Restated Certificate of
         Incorporation of The Williams Companies, Inc., dated as of
         January 26, 1998. (incorporated by reference to Exhibit
         3(II)(a) to the Williams Form 10-K filed March 12, 2001).

  3.4    Certificate of Amendment of Restated Certificate of
         Incorporation of The Williams Companies, Inc., dated as of
         February 26, 1998. (incorporated by reference to Exhibit
         3(II)(a) to the Williams Form 10-K filed March 12, 2001).

  3.5    Restated By-laws of The Williams Companies, Inc.
         (incorporated by reference to Exhibit 99.1 to the Williams
         Form 8-K filed January 19, 2000).

  5.1 Opinion of William G. von Glahn, Esq., Senior Vice President and General Counsel of Williams, as to the legality of the securities being registered.*

  8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the United States federal income tax consequences of the merger.**

 23.1    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 8.1).**

NUMBER                             EXHIBIT
------                             -------

 23.2    Consent of Ernst & Young LLP.**

 23.3    Consent of Arthur Andersen LLP.**

 23.4    Consent of Goldman, Sachs & Co.*

 23.5    Consent of Petrie, Parkman & Co., Inc.*

 23.6    Consent of William G. von Glahn, Esq. (included in Exhibit
         5.1).*

 24.1 Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain officers and directors of the Registrant.***

 99.1    Form of Proxy of Barrett Resources Corporation.**

 99.2 Form of Notice from U.S. Trust Company, N.A. to Participants in the Barrett Resources Corporation Retirement Savings
         Plan, dated as of July 5, 2001, including the associated
         Voting Instruction Form to be used by such Participants.***

 99.3    Opinion of Goldman, Sachs & Co. (included as Annex B to the
         Proxy Statement/Prospectus).*

 99.4 Opinion of Petrie, Parkman & Co., Inc. (included as Annex C to the Proxy Statement/Prospectus).*


---------------

  * Previously filed.



 ** Previously filed, but amended or updated version being filed herewith.



*** Filed herewith.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (ii) The undersigned registrant hereby undertakes that every prospectus:
(A) that is filed pursuant to paragraph (b)(i) immediately preceding or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference in the Prospectus/Proxy Statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such requests, to send the incorporated documents by first class mail or other equal prompt means and to arrange or provide for a facility in the US for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the requests.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 28, 2001.


                                          The Williams Companies, Inc.
                                          (Registrant)

                                          By: /s/ SUZANNE H. COSTIN
                                            ------------------------------------
                                            Name: Suzanne H. Costin
                                            Title:  Corporate Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the following capacities and on the dates indicated:



                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----
                           *                              Chairman of the Board,          June 28, 2001
--------------------------------------------------------    President, Chief Executive
                    Keith E. Bailey                         Officer (Principal Executive
                                                            Officer) and Director

                           *                              Senior Vice                     June 28, 2001
--------------------------------------------------------    President -- Finance
                    Jack D. McCarthy                        (Principal Financial
                                                            Officer)

                           *                              Controller (Principal           June 28, 2001
--------------------------------------------------------    Accounting Officer)
                     Gary R. Belitz

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                    Hugh M. Chapman

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                      Glenn A. Cox

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                  Thomas H. Cruikshank

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                    William E. Green

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                      W.R. Howell

                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----


                           *                              Director                        June 28, 2001
--------------------------------------------------------
                     James C. Lewis

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                   Charles M. Lillis

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                    George A. Lorch

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                   Frank T. MacInnis

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                    Gordon R. Parker

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                    Janice D. Stoney

                           *                              Director                        June 28, 2001
--------------------------------------------------------
                   Joseph H. Williams



*By:/s/  Suzanne H. Costin

     ---------------------------------

     Suzanne H. Costin


     Attorney-in-Fact

                                 EXHIBIT INDEX


NUMBER                          DESCRIPTION
------                          -----------
  2.1   Agreement and Plan of Merger, dated as of May 7, 2001, by
        and among Barrett Resources Corporation, The Williams
        Companies, Inc. and Resources Acquisition Corp. (included as
        Annex A to the Proxy Statement/Prospectus).*
  3.1   Restated Certificate of Incorporation of The Williams
        Companies, Inc. (incorporated by reference to Exhibit
        3(II)(a) to the Williams Form 10-K filed March 12, 2001).
  3.2   Certificate of Amendment of Restated Certificate of
        Incorporation of The Williams Companies, Inc., dated as of
        May 20, 1994. (incorporated by reference to Exhibit 3(II)(a)
        to the Williams Form 10-K filed March 12, 2001).
  3.3   Certificate of Amendment of Restated Certificate of
        Incorporation of The Williams Companies, Inc., dated as of
        January 26, 1998. (incorporated by reference to Exhibit
        3(II)(a) to the Williams Form 10-K filed March 12, 2001).
  3.4   Certificate of Amendment of Restated Certificate of
        Incorporation of The Williams Companies, Inc., dated as of
        February 26, 1998. (incorporated by reference to Exhibit
        3(II)(a) to the Williams Form 10-K filed March 12, 2001).
  3.5   Restated By-laws of The Williams Companies, Inc.
        (incorporated by reference to Exhibit 99.1 to the Williams
        Form 8-K filed January 19, 2000).
  5.1   Opinion of William G. von Glahn, Esq., Senior Vice President
        and General Counsel of Williams, as to the legality of the securities being registered.*
  8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
        the United States federal income tax consequences of the
        merger.**
 23.1   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
        (included in Exhibit 8.1).**
 23.2   Consent of Ernst & Young LLP.**
 23.3   Consent of Arthur Andersen LLP.**
 23.4   Consent of Goldman, Sachs & Co.*
 23.5   Consent of Petrie, Parkman & Co., Inc.*
 23.6   Consent of William G. von Glahn, Esq. (included in Exhibit
        5.1).*
 24.1   Power of Attorney authorizing certain persons to sign this
        Registration Statement on behalf of certain officers and
        directors of the Registrant.***
 99.1   Form of Proxy of Barrett Resources Corporation.**
 99.2   Form of Notice from U.S. Trust Company, N.A. to Participants in the Barrett Resources Corporation Retirement Savings
        Plan, dated as of July 5, 2001, including the associated
        Voting Instruction Form to be used by such Participants.***
 99.3   Opinion of Goldman, Sachs & Co. (included as Annex B to the
        Proxy Statement/Prospectus).*
 99.4   Opinion of Petrie, Parkman & Co., Inc. (included as Annex C to the Proxy Statement/Prospectus).*


---------------

  * Previously filed.



 **Previously filed, but amended or updated version being filed herewith.



***Filed herewith.